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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10/A-3

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                             OPTIMARK HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                            22-3730995
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                             Identification No.)

 10 EXCHANGE PLACE CENTRE, 24TH FLOOR, JERSEY CITY, NJ             07302
       (Address of Principal Executive Offices)                 (Zip Code)

Registrant's telephone number, including area code: (201) 536-7112

Securities to be registered pursuant to Section 12(b) of the Act:

 TITLE OF EACH CLASS          NAME OF EACH EXCHANGE ON WHICH EACH CLASS IS TO BE
 TO BE SO REGISTERED                              REGISTERED
 -------------------                              ----------

        None                                         None

Securities to be registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                                (TITLE OF CLASS)
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                                TABLE OF CONTENTS

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Item 1.  Business.............................................................................................  1
Item 2.  Financial Information................................................................................  21
Item 3.  Properties...........................................................................................  31
Item 4.  Security Ownership of Certain Beneficial Owners and Management.......................................  31
Item 5.  Directors and Executive Officers.....................................................................  36
Item 6.  Executive Compensation...............................................................................  38
Item 7.  Certain Relationships and Related Transactions.......................................................  42
Item 8.  Legal Proceedings....................................................................................  45
Item 9.  Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters......  45
Item 10. Recent Sales of Unregistered Securities..............................................................  45
Item 11. Description of Registrant's Securities to be Registered..............................................  47
Item 12. Indemnification of Directors and Officers............................................................  50
Item 13. Financial Statements and Supplementary Data..........................................................  51
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.................  51
Item 15. Financial Statements and Exhibits....................................................................  51
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FORWARD-LOOKING STATEMENTS

         This registration statement on Form 10 includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on our beliefs and assumptions, and on information currently available to us. Forward-looking statements include the information concerning our possible or assumed future results of operations set forth in Item 2 - "FINANCIAL INFORMATION Management's Discussion and Analysis of Financial Condition and Results of Operations". Forward-looking statements also include statements in which words such as "expect", "anticipate", "contemplate", "intend", "plan", "believe", "estimate", "consider" or similar expressions are used.

         Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risks discussed under the heading "BUSINESS - Risk Factors" and elsewhere in this registration statement. Our future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. In addition, we do not have any intention or obligation to update forward-looking statements after the effectiveness of this registration statement, even if new information, future events or other circumstances have made them incorrect or misleading. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act.

ITEM 1.  BUSINESS

         We conceive, develop and implement software that matches buyers and sellers who trade products or services, which we refer to as matching engines, and systems for marketplaces that operate electronically. While our initial focus has been on the global equities markets, we operate today in two business segments, our electronic markets business and our US equities business.

         In the electronic markets business, we license matching engines and systems to exchanges, markets and managers of communities where buyers and sellers exchange information about a particular topic or product. We generate revenue from consulting fees related to customizing the matching engine and systems to the market and from royalties from the licensing of our matching engine technology. In our effort to obtain upside value, we also seek an equity position in the markets and communities with whom we consult and license our technology. We believe our matching engine technology has applications in many securities or business-to-business markets where goods are traded. An example of one of our initiatives in this area is Japan OptiMark Systems' license of a matching engine for buying and selling equity securities traded on the Osaka Securities Exchange in Japan. We have also entered into agreements to develop the OptiMark matching engine technology for an established financial exchange located offshore and a technology provider located in South Africa.

         In the US equities business, we have created, developed and implemented matching engines for the buying and selling of equities for the Pacific Exchange, Inc. and The Nasdaq Stock Market, Inc., which we refer to as the OptiMark equities trading system. Unlike the electronic markets business, where we license our matching engine technology to third parties, in the US equities business we have so far chosen to maintain full management and ownership of the business. The volume of shares matched through these facilities has remained low since the implementation of the OptiMark equities trading system.

         Our matching engine technology is based upon a proprietary matching algorithm designed to allow buyers and sellers to trade products and services anonymously and confidentially, expressing differing levels of satisfaction with various trading outcomes. We believe that our matching engine technology offers a unique combination of capabilities different from those offered by our competitors. These capabilities include the ability to:

         -        mimic the negotiation process among buyers and sellers,
         - define the product or service being bought or sold by as many variables as desirable,
         - convert the multiple variables expressed by buyers and sellers into a price or allow multiple parties to negotiate a mutually acceptable price,
         - match buyers and sellers based on their individual preferences in a manner that maximizes the mutual satisfaction of the buyers and sellers,
         - accommodate the simultaneous interaction of many buyers and many sellers, and
         - operate on a continuous or less frequent basis based upon the particular needs and constraints of a market.
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         We were founded in 1996 as the successor to a company that had begun developing the OptiMark matching engine technology in 1994. During the period through 1999, we patented key technology, entered into agreements with the Pacific Exchange, Nasdaq and, through a joint venture, the Osaka Securities Exchange, and raised $236 million in four rounds of preferred equity financing. On June 12, 2000 we established a holding company and placed our electronic markets business and US equities businesses in two separate operating subsidiaries, OptiMark, Inc. and OptiMark US Equities, Inc.

         With respect to the US equities business, following receipt of necessary Securities and Exchange Commission approvals, the OptiMark equities trading system was implemented on the Pacific Exchange in January 1999 and on Nasdaq in October 1999. The OptiMark equities trading system is operated through two wholly-owned subsidiaries of OptiMark US Equities, Inc., OptiMark Services, Inc., which operates the Pacific Exchange facility, and OptiMark OTC Services, Inc., which operates the Nasdaq facility.

STRATEGY

         Our goal is to become the leading provider of software and systems for the matching of buyers and sellers to facilitate trading on exchanges and in markets. The key elements of our strategy are:

         Aggressively work to improve the volume of shares traded and ease of use in our US equities business. We believe that the OptiMark matching engine technology will succeed only if users are confident their trades will be executed at acceptable prices over time. This requires that the system be used regularly by users who trade significant volumes in many different stocks. To date the OptiMark equities trading system has not had significant volume. We are taking steps to address these issues and increase system volume, including:

         - modifying the Nasdaq system in May 2000 to trade those additional stocks that comprise the Nasdaq 100 Index components after certain electronic communications networks, ECNs, made necessary modifications to their computer systems. We are also working to correct the remaining systems issues related to the Nasdaq market, including access to other ECN's liquidity, improved risk management tools for broker/dealers, and improved ability for the market makers to manage their positions in the OptiMark equities trading system,
         - modifying the OptiMark equities trading system so that users can better assess the liquidity available in the system, including posting transaction data on a real-time basis, selective electronic messaging of trading interest between users and automatic trade negotiation that should make users more willing to enter customized expressions of trading interest, referred to as profiles,
         - working intensively with a core group of institutional users to help integrate the system better into their internal operations,
         - educating users to create better profiles, stressing ease of use,
         - modifying the system to provide for the ability to trade large lists of stocks without having to enter each stock separately into the system,
         - adjusting pricing if necessary for some categories of users, and
         - focusing users on profiles to include a specific list of actively traded stocks.

While we are working diligently to accomplish these steps, several of the steps are not solely in our control. Therefore, we cannot estimate accurately the time it will take to accomplish these steps or the costs involved in doing so.

         Continue to expand our electronic markets business. We believe the OptiMark matching engine technology can be implemented in many different markets beyond US equities. We intend to enter other securities and business-to-business electronic markets through direct participation, licensing our technology to electronic commerce providers for inclusion in their infrastructure and operating system products, and establishing relationships with key consulting organizations. Examples of markets we are targeting include ship brokering, European energy, data transfer over networks and communication channels, funds and options trading, and Canadian equities. We have announced several ventures in this area, although none has yet become operational.

         Employ a business model that focuses on those areas of a business opportunity where we can add the most value. We believe that we have expertise in the areas of design and development of systems, creating technology and delivering turn-key

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systems for the matching of buyers and sellers of products and services. We believe this expertise gives us a competitive advantage in these areas. We believe we add less value in operating these systems and managing the enterprises they serve. We have begun to employ a business model in which we provide matching engines and the related intellectual property, recovering our development costs and receiving development fees, royalties and minority equity stakes, to parties that will supply relevant market expertise, management, liquidity and capital.

         Invest in and develop the best personnel. We believe that investing in personnel is key to delivering fully functional matching engines and high quality customer service. We intend to continue our practice of aggressively recruiting high caliber personnel and retaining these personnel by providing appropriate compensation incentives.

US EQUITIES BUSINESS

         Background. During recent years, the United States market for equity securities has experienced dramatic growth in trading volumes. In addition to the increasing volume of shares traded, holdings by institutional investors have steadily increased over the last several decades.

         Traditionally, orders for publicly traded equity securities to be executed on an exchange are brought to the floor and executed by open outcry or, if there is not enough liquidity "in the crowd", are filled by or left with the specialist for that stock. Orders to be executed in the over-the-counter market are filled by market makers, dealers that hold themselves out as willing to trade the security in question on a regular, continuous basis.

         Advances in telecommunications and information technology have produced several alternatives to traditional exchange trading and the over-the-counter market. Alternative trading systems such as ECNs and crossing networks allow institutions to electronically execute trades in a variety of ways. ECNs allow participants to display firm, priced orders to other participants and to execute automatically against other orders in the system. Crossing networks allow participants to enter unpriced orders, which are then executed with matching interest at a single price, typically derived from the primary public market price for each crossed security.

         A problem for traders using both traditional and alternative means of trading of equity securities is that disclosing the size, price or source of an order, especially a large one, may cause the price of the stock to rise or fall before the order is filled. To avoid this market impact, traders often hold back liquidity, entering smaller orders that do not reflect the full scope of their desire to trade. However, while disguising trading desires in this manner helps avoid market impact, it is inefficient, resulting in missed opportunities for the trader and others in the market if the market moves before all of their orders are executed, slower adjustment of prices to reflect all available information, smaller trades with higher transaction costs, and less liquidity in the market.

         The OptiMark equities trading system. We have designed, built and implemented the OptiMark equities trading system as a computer-based matching facility that uses a proprietary matching algorithm to allow traders to submit profiles, including the total number of shares each trader is willing to buy or sell in a particular security, on an anonymous and confidential basis, without the risk of the information becoming available to other market participants. The ability of a buyer or seller to submit these profiles to the OptiMark equities trading system on a confidential and anonymous basis should encourage them to enter orders that fully reflect the scope of their desire to trade without fear of market impact, thus increasing market liquidity, creating better trade execution and lowering the cost of trading. In addition, the OptiMark equities trading system is designed to allow retail traders, trading individually, through a broker, to trade directly with institutional investors that are system users, thereby obtaining access to additional supply and demand to which such orders previously did not have access. This should result in better trade execution for the individuals. Generally, we believe that institutional investors and broker/dealers will be the primary users of the OptiMark equities trading system.

         Users access the OptiMark equities trading system by submitting profiles. In addition to reflecting prices and sizes of trades, profiles reflect an investor's willingness to trade and can be as simple as a limit order or represent a complex trading strategy. A complex profile may reflect an investor's willingness to trade at a variety of prices and sizes, including the level of satisfaction, on a sliding scale, of trading at a given price and size. For example, an investor could create a profile indicating that


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the investor would be 100% satisfied to buy 100,000 shares of XYZ Company at a price up to $1.00 above the current market price, but only 50% satisfied to buy that number of shares at a price $1.50 above it, and not at all satisfied to pay more than $2.00 above it. The investor expresses its satisfaction levels in a profile as a number from zero to one for each coordinate on a price/size grid. Depending on the levels of trading satisfaction of trades expressed by other system users, an investor's profile could match at levels of satisfaction less than 100% down to the cut-off point at which the investor has indicated in its profile that it would not be satisfied at all to trade at particular prices and sizes.

         These profiles, which are entered through computer terminals and expressed graphically for ease of use, are not disclosed to other users or market participants. Accordingly, the user's presence, identity and strategy remain confidential. The profiles are transmitted over a secure network and are received and logged in by the OptiMark equities trading system.

         All profiles are centrally processed by the OptiMark equities trading system to obtain the optimal matches among users, currently as frequently as every two minutes and as infrequently as every fifteen minutes, depending on the individual security. The OptiMark equities trading system employs a computer algorithm that matches buy and sell profiles in a manner that takes into account, and is intended to maximize, mutual satisfaction with the trade. Orders generated are typically executed immediately. For orders to be executed, both parties must be system users. However, system users can access orders at other exchanges through aggregate order books like the Intermarket Trading System which themselves are system users.

         Transactions that result from matches through the OptiMark equities trading system clear and settle regular way, as would any other transaction. All users receive a report of any execution resulting from processing the profiles submitted by them as soon as possible after the execution takes place.

         Pacific Exchange and Nasdaq Applications

         Pacific Exchange. In January 1999, we launched the OptiMark equities trading system on the Pacific Exchange. Our wholly-owned subsidiary, OptiMark Services, Inc., provides the system as a facility of the Pacific Exchange. The Pacific Exchange system provides for the matching and execution of equity securities listed or traded on the Pacific Exchange under an agreement dated August 27, 1996. We developed and maintain the central computer-based matching facility and the related communications network and the Pacific Exchange developed and makes available the necessary computer hardware and software for the system to communicate with the exchange's computerized order system. As of May 31, 2000, the Pacific Exchange system is available for trades in all of the over 2,600 securities listed or traded on the Pacific Exchange.

         The Pacific Exchange system is available to all members of the Pacific Exchange and, through those members, to non-members like institutional investors and other non-member broker/dealers. Each user of the system must enter into a user agreement with OptiMark Services that establishes the basis on which a user communicates with the system. As of May 31, 2000, 141 buy-side institutions and 46 sell-side institutions were party to user agreements with OptiMark Services and were authorized to trade using the OptiMark equities trading system. We believe that the Pacific Exchange benefits from the system because its features may help users obtain better trade executions at lower cost, which should attract additional volume to the market.

         The Pacific Exchange assesses its members acting as users, or sponsoring non-member users, a transaction charge per share matched using the system. The exchange generally remits $.01 per share matched to OptiMark Services for its services as an exchange facility operator responsible for operating portions of the Pacific Exchange system. Although daily volumes through the Pacific Exchange facility peaked at about 3.0 million shares shortly after it was implemented in early 1999, and reached this level again in September 1999, volumes have since substantially subsided.

         In August 1996, we also entered into a revenue sharing agreement with the Pacific Exchange. The agreement provides that each month after the date of the agreement through December 31, 2005, we will credit a revenue accrual account with 1 1/2% of our consolidated gross revenues for such month, up to an aggregate amount of $3,855,580. Distributions are made from the account to the Pacific Exchange quarterly after the commencement of use of the system by the Pacific Exchange and other exchanges to trade listed equities, equity securities traded after normal trading hours, options and equities securities with unlisted trading privileges, as applicable. We began making distributions from the accrual account to the Pacific Exchange at the end of the first quarter of 1999 in connection with the Pacific Exchange's use of the system to trade listed equities. As of May 31, 2000,


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we have distributed to the Pacific Exchange $94,197 and accrued an amount of
$30,675 for future distribution. We have a similar revenue sharing arrangement with the Chicago Board Options Exchange, Inc. to credit an account with up to $2,250,000 of our gross revenues. No distributions have been made under that arrangement to date.

         The Nasdaq Stock Market. In October 1999, we launched the OptiMark equities trading system on a pilot basis on Nasdaq. Our wholly-owned subsidiary, OptiMark OTC Services, Inc., provides the system as a facility of Nasdaq. The Nasdaq system provides for the matching and execution of equity securities traded over-the-counter in Nasdaq pursuant to an agreement dated September 1, 1998. We adapted the OptiMark equities trading system from the Pacific Exchange for use within the existing Nasdaq market structure. We make available to Nasdaq a version of the OptiMark equities trading system and Nasdaq developed and makes available the networks through which profiles may be transmitted from the Nasdaq workstation environment. Nasdaq also manages the facility in Trumbull, Connecticut, which houses the Nasdaq system.

         The Nasdaq system was approved by the SEC to handle trades in 250 companies traded over-the-counter in Nasdaq. The SEC recently approved an extension of the pilot program through September 30, 2000. We believe the SEC will continue to extend the pilot program and may remove the restrictions in the pilot program when we resolve the technical issues described below.

         The Nasdaq system is available to any NASD member that is a clearing broker, and through such members, to NASD members that are non-clearing brokers and non-members. Each user of the system must enter into a user agreement with OptiMark OTC Services that establishes the basis on which a user communicates with the system. As of May 31, 2000, 78 buy-side institutions and 96 sell-side institutions were party to user agreements with OptiMark OTC Services and were authorized to trade using the OptiMark equities trading system. We believe Nasdaq benefits from the system because its specific features may help users obtain better trade executions at lower cost, which should attract additional volume to the market.

         Nasdaq assesses its members acting as a user, or sponsoring a non-member user, the following transaction charges:

         - no charge for trades matched against an ECN or market-maker quote,
         - $0.005/share for trades matched against a NASD member acting as principal, and
         -        $0.01/share for all other trades matched.

         Nasdaq remits from 90% to 100% of these amounts to OptiMark OTC Services for its services as an exchange facility operator responsible for operating portions of the Nasdaq system, based on our agreement with Nasdaq.

         When we launched the Nasdaq system, it was available for the trading of ten over-the-counter stocks. After the launch of the Nasdaq system, we delayed expanding beyond ten stocks due to:

         - the unwillingness of certain key ECN's to modify their computer systems to process trades transmitted from the system in spite of the fact that, in not doing so, they are in our view breaching SEC regulations. At this time both the SEC and the NASDR, the regulatory body of Nasdaq, have in our view chosen not to enforce their regulations,
         - Nasdaq's not delivering the necessary software modifications to allow market makers to update their positions immediately after trades are executed through the system. Without these modifications, market makers are unwilling to use the system and expose themselves to higher than acceptable perceived risk, and
         - Nasdaq's not yet delivering the necessary software modifications to allow designated brokers to obtain information concerning the account balances, and to decrease trading limits, of sponsored users during the course of the trading day.

In May 2000, after one of the three largest ECNs and the next five largest ECNs made the necessary modifications to their computer systems to process trades transmitted from the OptiMark equities trading system, we expanded the Nasdaq facility to trade those additional stocks that comprise the Nasdaq 100 Index components. However, while we continue to work with Nasdaq, the ECNs and the SEC to encourage them to correct the remaining issues as rapidly as possible so that we can achieve higher usage on the Nasdaq system, we are dependent to a significant extent on Nasdaq, the ECNs and the SEC to cooperate with us to make these important modifications and enhancements. Because overcoming these impediments is not within our


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direct control, we cannot estimate accurately when or whether these issues will be corrected and the costs that we may incur in making these corrections. However, we do not believe that these costs will be material to our business operations.

         Operations. We have entered into agreements with IBM Canada Ltd. and its affiliate ISM Information Systems Management Corp. relating to the operations of the OptiMark equities trading system, including a license agreement and related services agreements. Under the license agreement we license certain software used in the OptiMark equities trading system to maintain a record of orders in the system; schedule the times during the trading day when the system runs matches; receive from, record and notify users of trades that have been matched; and manage the credit limits that are established for each user. The license is perpetual, subject to termination only in the event we fail to pay. We are also party to an agreement with IBM relating to maintenance services for IBM software and an agreement under which IBM performs and manages information systems activities and responsibilities in connection with the computer system for the Pacific Exchange system. We currently pay approximately $1,100,000 per month for these services.

         IXnet, a subsidiary of IPC Information Systems, Inc., provides network services and support to our customers for the operation of our US equities business. We currently pay IXnet approximately $770,000 per month for the network services and support. IXnet's service commitment continues until March 31, 2002. We are currently in discussions with IXnet to renegotiate the terms of this arrangement to reduce the monthly cash requirement.

         Competition. We derive substantially all of our revenues in the US equities business from the volume of shares traded using the OptiMark equities trading system. We expect competition for orders to continue and intensify in the future. We compete for orders primarily with wholesale, national, and regional broker/dealers, as well as ECNs, which are third-party trading systems typically operated by broker/dealers, the New York and American Stock Exchanges, regional exchanges, and third market competitors, as follows:

         - Island, Instinet and Tradebook and other ECNs allow participants to display firm, priced orders without disclosing their identities to other participants and to execute automatically against other orders in the system,
         - POSIT and other "crossing systems" allow participants to enter unpriced orders, which are then executed with matching interest at a single price, typically derived from the primary public market price for each crossed security,
         - the Arizona Stock Exchange and other "single-price auction" systems allow participants to enter priced orders, which the system compares to determine the single price at which the largest volume of orders can be executed, matching and executing all orders at that price, and
         - "upstairs" brokers, the bulge bracket, full-service brokerage firms, employ their own capital enabling them to take large positions from a trader.

         We also face competition from existing markets and exchanges in their traditional forms, as well as from the potential of these markets and exchanges to deploy technological advances. In addition, the NYSE has announced that it will establish its own alternative trading system.

         We believe the main competitive factors are liquidity, quality of execution, especially price and speed, scope of coverage and ease of learning and use. The primary disadvantages of the OptiMark equities trading system to date have been the perceived difficulty using the system and the high costs associated with network connectivity and maintenence, which is reflected in the costs paid by system users. Our current initiatives to reduce costs include the use of hardware that is less expensive to operate and maintain than our existing hardware, as well as the use of the Internet to connect users of the system.

         Regulation. We provide the OptiMark equities trading system through facilities of the Pacific Exchange and Nasdaq, and in our facility capacity we are subject to regulation by the SEC. The facilities are provided pursuant to the rules of the Pacific Exchange and Nasdaq in their capacities as self regulatory organizations, and these rules must be approved by the SEC. This approval process includes possible public notice and comment periods which both invite industry and competitor opposition to our initiatives and cause those initiatives to be known publicly before they are actually implemented, which could result in competitive harm to us. Before obtaining SEC approval, any rule changes affecting the OptiMark equities trading system must first be approved by the exchanges themselves. This approval process can be cumbersome and uncertain because the self regulatory organizations operate in a not-for-profit mutual or member-controlled form of ownership, and governance initiatives must often be approved by internal member committees and other responsible officials before being reviewed at executive levels.

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         Although we are not directly registered with the SEC in a formal registration category (such as a broker-dealer or an ECN), as a facility of a registered exchange we have agreed to SEC oversight and audit of our activities. This oversight includes screening of our employees for past disciplinary violations or other violations which would cause those individuals to potentially be disqualified if they did work for a registered entity. The SEC also has authority to audit our policies and procedures and books and records to insure our adequacy and integrity as a facilities manager of a registered exchange. We are also subject to audit and review by the internal regulatory departments of the exchanges of which we are a facility for compliance with applicable exchange rules. We are required to maintain extensive books and records including detailed transaction logs in order to respond to regulatory inquiries about the market conduct of our users in addition to our own conduct. Our failure to comply with these laws, rules and regulations or perform our role or maintain our policies and procedures in accordance with the applicable standards could result in exchange or SEC imposed restrictions on or termination of the operation of our facilities.

         The OptiMark equities trading system in use on the Pacific Exchange obtains access to prices and liquidity at other U.S. securities exchanges through a system called the Intermarket Trading System, which is governed by a plan approved by the SEC and may be amended only with the unanimous consent of all plan participants. The Intermarket Trading System plan is currently administered by the Intermarket Trading System Operating Committee, which consists of representatives of the regional stock exchanges and the New York Stock Exchange. The Intermarket Trading System plan imposes ceilings on our use of the Intermarket Trading System and limitations and restrictions on our access to the Intermarket Trading System if the facilities exceed those ceilings. If we exceed these ceilings, the Intermarket Trading System plan provides that the Pacific Exchange cannot send trades through the OptiMark equities trading system that would be matched with orders on another exchange. While trades matched entirely within the OptiMark equities trading system would not be affected, the loss of access to orders on other exchanges will result in fewer completed trades and could discourage users from using the system. Because of the SEC approval process and the unanimous consent provision, it is extremely difficult for us to obtain changes to or relief from these ceilings. We have exceeded these ceilings in the past and, as a result, have experienced restricted access to the other securities exchanges and may experience restricted access in the future.

         The regulatory environment in which we operate our US equities business is subject to change. We cannot predict what effect these changes might have. Both regulations directly applicable to us and regulations of general application could have a material adverse effect on our business, financial condition, and operating results. In particular, the SEC is weighing and seeking public comment on the disadvantages of market fragmentation resulting from the existence of separate market centers, such as multiple exchanges and ECNs, which may result in customers in some markets receiving better prices available in the same securities at the same time than those in other markets, against the benefits of technological innovation provided by those centers. We cannot predict whether or how the SEC will act to address this situation. However, we do not expect SEC action in this area to have a material adverse impact on our business, since we would expect to have access to any central limit order book mandated by the SEC through our exchange facilities. We provide the OptiMark equities trading system to two exchanges, and our business may be materially affected by new rules mandating changes in market linkages, order display and handling, duties of best execution and the regulation of exchanges generally.

ELECTRONIC MARKETS BUSINESS

         Industry Background. The fast growth of the Internet as a means of communicating with consumers and businesses globally has encouraged companies to take advantage of the Internet to enter new markets, lower costs and improve efficiency. Today the use of the Internet for business-to-business transactions can be broken down into three basic categories as follows:

         -        online communities where buyers and sellers meet to exchange information about particular topics and products,
         -        electronic distributors that provide a one-stop shopping
                  source for goods and services produced by a specific vertical market, and
         - business-to-business exchanges that enable buyers and sellers to find one another efficiently and agree to a fair price.

         We believe that the OptiMark matching engine technology can be employed by companies in transactions with other companies that distribute or exchange products or services to improve the efficiency and customization of these business-to-business interactions. While currently we do not create or maintain a system that connects our users over the Internet, our matching technology software can be used by third parties who are creating and maintaining Internet-based (as well as private network-based) exchanges. We believe our expertise in the areas of design and development of matching engines, creating technology and delivering turn-key systems can aid businesses in many different sectors to create more efficient systems and interactions between businesses.

         We have adopted a business model that focuses on the delivery of turn-key trading systems to a market, while aligning with organizations that have specific geographic or relevant market expertise that will direct and manage the market, thereby providing the capital and liquidity to the market. We intend to provide the matching engines and related intellectual property, recovering our development costs and receiving development fees, royalties and minority equity stakes, with parties that will supply relevant market expertise, management, liquidity and capital.

         The following are specific initiatives in this area:

         Osaka Securities Exchange. In September 1998 Nihon Keizai Shimbun and QUICK Corp. established a joint venture with us in Japan called Japan OptiMark Systems, Inc. Japan OptiMark Systems was formed to implement the OptiMark equities trading system for Japanese equity securities. Japan OptiMark Systems has entered into an agreement with the Osaka Securities Exchange to create a new independent market using the OptiMark equities trading system to trade Japanese listed equities. System users will be connected through a private data center and network. The Osaka Securities Exchange is one of Japan's oldest stock markets and trades over 1,200 Japanese equity securities.

         We have licensed to Japan OptiMark Systems technology and other intellectual property that permits Japan OptiMark Systems to develop and operate a version of the OptiMark equities trading system for trading Japanese equity securities on exchanges and/or markets in Japan. Japan OptiMark Systems will pay us a royalty for the license based on gross revenues generated from its operation of the OptiMark equities trading system. For at least an initial period of time, the license of the technology is exclusive to Japan OptiMark Systems for trading Japanese equity securities on exchanges and/or markets in Japan. Under certain circumstances, the license may become non-exclusive.

         We have begun to develop portions of the OptiMark equities trading system for trading Japanese equity securities on the Osaka Securities Exchange in Japan. Japan OptiMark Systems pays us fees, and reimburses us for expenses incurred in providing development and maintenance services. Japan OptiMark Systems will operate the OptiMark equities trading system on a daily basis, deal with the Osaka Securities Exchange and Japan's Ministry of Finance for market control and regulatory supervision, and perform sales, marketing, and customer relations functions in connection with this application of the OptiMark equities trading system.

         Japan OptiMark Systems has begun marketing the system to Japanese users and testing of the final system began in the second quarter of 2000. Subject to Japan OptiMark Systems and the Osaka Securities Exchange obtaining all required regulatory approvals, the system is scheduled to be launched on the Osaka Securities Exchange in September 2000.

         We own 15% and Nihon Keizai Shimbun and QUICK together own 53% of the common stock of Japan OptiMark Systems. The remaining 32% of the common stock of Japan OptiMark Systems is owned by unaffiliated third party investors. We have a representative on the board of directors of Japan OptiMark Systems and have a veto right over significant transactions and actions that may materially affect Japan OptiMark Systems.

         Offshore Financial Exchange. In April 2000, we entered into an agreement with an established offshore financial exchange to license certain portions of the OptiMark matching engine technology in consideration for 20% of the equity of the exchange on a fully diluted basis. This offshore financial exchange intends to utilize the OptiMark matching engine technology for trading a variety of financial products in a variety of markets. Users will access the exchange through the Internet. We also have an option to purchase up to an additional 10% of the equity of the exchange on a fully diluted basis for $1,650,000, for a period of time after the achievement of specified targets.

         The software license requires the exchange to pay us a royalty equal to 45% of the net revenue generated from the use of the OptiMark matching engine technology in the respective markets. In addition, we have agreed to provide to the exchange certain information technology and support services. We will have a representative on the board of directors of the exchange and have a veto right over certain transactions that may materially affect the exchange and our equity ownership. We anticipate that this transaction will be consummated in the third quarter of 2000, subject to the satisfaction of customary closing conditions.

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
         South African Technology Provider. In April 2000, we entered into an agreement with a South African technology provider to establish a joint venture for the purpose of providing the OptiMark matching engine technology for the trading of private equity securities of South African companies. Users will access the private equities system through the Internet. We will own 50% and our joint venture partner will own 50% of the joint venture company.

         We will license to the joint venture company certain portions of the OptiMark matching engine technology in exchange for our 50% equity ownership in the joint venture company and a royalty equal to 20% of the transaction revenues of the joint venture company for the first twelve months after it begins using the technology and 10% thereafter. Our joint venture partner will contribute the equivalent of approximately $750,000 in South African Rand in exchange for its 50% equity ownership in the joint venture company.

         We will have three representatives and our joint venture partner will have three representatives on the board of directors of the joint venture company. We also have a veto right over significant transactions and actions that may materially affect the joint venture company. We anticipate this transaction will be consummated in the third quarter of 2000, subject to the satisfaction of customary closing conditions.

         Other Foreign and Domestic Exchanges and Markets. We have signed a letter of intent to license our matching engine technology to a company engaged in the shipping industry in exchange for approximately 14% of its equity. We have also had exploratory discussions with other securities exchanges, option exchanges, and other providers of non-financial products, but have no agreements or commitments.

         Competition. In the growing Internet area many companies provide services and products to the market for business-to-business commerce. Competition in this market is rapidly increasing, and we expect that competition will further increase in the future. Our competition, both direct and indirect, potentially comes from a wide range of companies involved in electronic commerce, including:

         - companies that provide software that allows for the establishment of digital marketplaces,
         -        companies that develop and operate trading systems,
         - companies that operate websites that provide auction features to buyers and sellers,
         - providers of stand-alone software products that make available to buyers technology for conducting online auctions of goods and services, and
         - professional service and consulting firms offering similar services.

         Many of our competitors have had more experience in this field and have developed a greater customer base than we have to date. Because many of these potential competitors are more established and larger than we are, they may be able to commit more resources to promotions and marketing of their products. The services we provide may look similar to those of our competitors, despite actual differences, which may hurt our customer base and recognition of our product. We also face the potential risk that customers will be dissatisfied with our products or services which will make it difficult to maintain our client base and attract new clients.

RESEARCH AND DEVELOPMENT

         We originally began developing the OptiMark matching engine technology in 1994 and we continue to enhance the technology on an ongoing basis. As of May 31, 2000, our research and development team included approximately 132 employees and consultants. The research and development team includes a number of key members that have extensive experience with trading systems, advanced mathematics and computer programming.

         We believe our technical personnel and core technologies represent a significant competitive advantage. We believe a technically skilled and highly productive research and development team is a key component for the success of new and better product offerings.

         We expect that most of our technology and enhancements to existing and future systems will be developed internally. However, we currently license certain externally-developed technologies and will continue to evaluate externally-developed technologies to integrate with our systems.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

         As of May 31, 2000, we held five issued United States patents, as well as two allowed and nine pending United States patent applications. As of that date, we also held 11 issued international patents, as well as 100 pending international patent applications. We plan to file additional patent applications, both domestically and internationally, as we discover new inventions.

         We seek to protect our trade secrets, service marks, trademarks, and copyrights through a combination of contractual restrictions and laws, such as confidentiality and license agreements. We attempt to register our trademarks and service marks in the United States and internationally. We have registered our corporate logo and the mark "OPTIMARK," among others, in the United States and internationally in several countries. However, effective trademark, service mark, trade secret, and copyright protection may not be available in every country in which OptiMark's matching engine technology may be made available.

         We currently own the Internet domain name "OptiMark.com". Domain names generally are regulated by Internet regulatory bodies. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We therefore could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

SALES AND MARKETING

         In our US equities business, we offer the OptiMark equities trading system through our direct sales organization. As of May 31, 2000, our direct sales force consisted of 15 sales professionals. We typically target our sales and marketing efforts at portfolio managers and traders within user organizations. When a prospective user is interested in becoming a user of the OptiMark equities trading system, we will provide the appropriate user agreements and account opening forms, provide connectivity to the system through a proprietary network or other order routing system and offer training and guidance in the use of the system to appropriate persons in the user organization.

         In our electronic markets business, we have two individuals primarily responsible for identifying and establishing strategic relationships with parties who will supply relevant market expertise, management and capital to ventures that we establish and to whom we license the OptiMark matching engine technology. We contemplate that the marketing of the matching engine technology product that is utilized in these ventures will be undertaken by the parties with whom we enter into these ventures who primarily operate and manage these enterprises.

         We market our US equities and electronic markets businesses through advertising on our website and a public relations program. In addition, for the OptiMark equities trading system operating on Nasdaq, we offer a web-based, self-paced training course accessible from our website. This training course allows participants to understand the features and benefits of the Nasdaq system and to enter profiles and see the results of the matches.

EMPLOYEES

         As of May 31, 2000, we had 257 full-time employees, 128 of whom were engaged in research and development, 31 in sales and marketing, 18 in customer support, and 80 in executive, finance, administration and operations. We have never had a work stoppage and our employees are not represented by any collective bargaining unit.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

         Refer to the financial statements for financial information about our industry segments.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

         Financial information about our foreign and domestic operations and export sales, as applicable, is included in the financial statements and is incorporated by reference.

RISK FACTORS

         The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition or operating results could be negatively affected.

Unless we can obtain additional financing we will run out of cash by October 2000. Since our inception, our operating and investing activities have used substantially more cash than they have generated. Because we will continue to need substantial amounts of working capital to fund the growth of our business, we expect to continue to experience significant negative operating and investing cash flows for the foreseeable future. We currently anticipate that our available cash resources will be sufficient to meet our anticipated working capital and capital expenditure requirements through the middle of October 2000. This estimate is a forward-looking statement that involves risks and uncertainties. The actual time period may differ materially from that indicated as a result of a number of factors so that we cannot assure you that our cash resources will be sufficient for anticipated or unanticipated working capital and capital expenditure requirements for this period. We will need to raise additional capital in the future to meet our operating and investing cash requirements. We may not be able to find additional financing on favorable terms or at all. If we raise additional funds through the issuance of securities, these securities may have rights, preferences or privileges senior to those of our common stock and existing series of preferred stock, and our stockholders may experience additional dilution to their equity ownership.

We have a history of losses and have never been profitable. We have not achieved profitability, we expect to continue to incur losses for the foreseeable future and we may never be profitable. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase such profitability on a quarterly or annual basis.

         We had no revenues from our current operations until January 1999. Through December 31, 1999, we generated revenue of only approximately $3.0 million, and we incurred total expenses of approximately $141.0 million during that same period. We have incurred net losses each year since our inception. We incurred a net loss of $22.8 million for the three months ended March 31, 2000, $135.1 million for 1999, $57.2 million for 1998, $20.4 million for 1997, and $7.2 million for 1996. As of March 31, 2000, we had an accumulated deficit of $252.1 million.

         We have received a report from our independent auditors for our fiscal year ended December 31, 1999 containing an explanatory paragraph that describes the uncertainty as to our ability to continue as a going concern due to our historical negative cash flow and because we did not have access to sufficient committed capital to meet our projected operating needs for fiscal year 2000.

Our quarterly operating results may fluctuate. We expect to experience fluctuations in future quarterly operating results that may be caused by many factors, including the following:

         - fluctuations in the volume of trades using the OptiMark matching engine technology in both our US equities business and electronic markets business,
         -        issuance or exercise of warrants,
         -        trends in securities and other markets,
         -        competition,
         -        domestic and international regulation,
         -        changes in strategy,
         - the success of or costs associated with acquisitions, joint ventures or other strategic relationships,
         -        changes in key personnel,
         -        international expansion,
         - changes in the level of operating expenses to support projected growth, and

         -        general economic conditions.

         Due to these factors, quarterly revenues and operating results are difficult to forecast. We believe that period-to-period comparisons of our operating results will not necessarily be meaningful and you should not rely on them as any indication of future performance. Our future quarterly operating results may not consistently meet the expectations of securities analysts or investors, which in turn may have an adverse effect on the market price of our common stock.

We have relationships with service providers and equipment lessors that limit our ability to reduce our fixed costs at a time when we are generating limited revenue. In addition to other operating expenses, which include research and development, general and administrative and US equities business development, which are relatively fixed in the short term, we have relationships with several service providers and equipment lessors under which we pay approximately $2.5 million per month. These expenses are relatively fixed and were based on the anticipation of future revenues. To date our revenues have not been significant. If we fail to generate sufficient revenues in relation to these expenses then we may be unable to adjust our costs in a timely manner, or at all, and our operating results will be negatively affected.

Our financial results may be adversely affected by the accounting treatment of certain warrants. We have agreed to issue warrants to purchase up to 11,250,000 shares of our common stock to the Nasdaq Stock Market on the achievement of specified levels of trading volume using the OptiMark equities trading system. We have also agreed to issue up to a maximum of approximately 31,000,000 shares of common stock to the Knight/Trimark Group, Inc. contingent on the execution of transactions originated by Knight/Trimark in listed or over-the-counter equity securities using the OptiMark equities trading system. At the time it becomes reasonably probable that these warrants will be earned by Nasdaq and Knight/Trimark, we will begin to record a non-cash warrant compensation expense equal to the fair value of the warrants to be earned. This expense will be calculated using the Black-Scholes model and will reduce our net income, or increase our net loss, as the case may be, until the warrant is earned. In 1999, we recorded an expense of approximately $34 million when Nasdaq earned warrants to acquire 4,500,000 shares of common stock.

Our limited operating history makes evaluating our business and prospects difficult. We have a limited operating history on which you can base an evaluation of our business and future prospects. You should carefully consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. Our success will depend in part upon our ability to implement and execute our business and marketing strategy in our US equities business and electronic markets business. There is a risk that we will not be able to accomplish our objectives. Failure to achieve any of our objectives could negatively affect our business, financial condition and results of operations.

We depend on the Pacific Exchange, Nasdaq and Japan OptiMark Systems for substantially all of our revenues. We currently do not have any revenues other than revenues derived from trading US equity securities on the Pacific Exchange and Nasdaq and revenues derived from consulting services we provide to Japan OptiMark Systems. The Pacific Exchange, Nasdaq and Japan OptiMark Systems represented all of our revenues in 1999 and for the three months ended March 31, 2000. We do not expect any other significant sources of revenues until the OptiMark matching engine technology has been implemented on other markets and exchanges. Therefore, our business would be harmed if the Pacific Exchange or Nasdaq stopped using the OptiMark equities trading system or if Japan OptiMark Systems stopped making payment for the consulting services we provide to them. We currently anticipate that the services we provide to Japan OptiMark Systems and the fees from such services will decrease substantially upon the launch of the OptiMark equities trading system on the Osaka Securities Exchange.

We depend significantly on a small group of users for a substantial portion of our revenues from our US equities business. Approximately 75% of our revenues from our US equities business in 1999 were derived from four users of the OptiMark equities trading system, one of whom accounted for 54% of our revenues and the other three of whom each accounted for less than 10% of our revenues. We anticipate these users will continue to account for a significant percentage of our revenues in our US equities business. Neither these users, nor any other user, is obligated contractually to use the OptiMark equities trading system. There is a risk that we will not be able to retain these users in the future. A decision by one or more of these users to discontinue using or decrease its usage of the OptiMark equities trading system would have a material adverse effect on our business, financial condition and results of operations.

Our business-to-business strategy is unproven and may not be successful. After an evaluation of our business prospects, we have adopted a new strategy to make the OptiMark matching engine technology available for use in business-to-business marketplaces where buyers and sellers can conduct electronic commerce. We contemplate entering these business-to-business electronic markets through direct participation, licensing the OptiMark matching engine technology to electronic commerce providers for inclusion in their infrastructure and operating system products and establishing relationships with key consulting organizations. If this business strategy is flawed, or if we are unable to execute it effectively, our business, operating results and financial condition will be substantially harmed. Our strategy is unproven, our management team has limited experience in business-to-business marketplaces and we have never implemented our OptiMark equities trading system or the OptiMark matching engine technology outside of our US equities business.

         In addition, we may incur losses in the future as we enter new markets and exchanges. Implementation of the OptiMark matching engine technology in new markets will require us to incur substantial expenses. We may incur significant research and development expenses to adapt the OptiMark matching engine technology for use in these markets and exchanges. We may experience long delays between these implementation expenses and any resulting revenues. For example, we incurred significant expenses prior to implementing the OptiMark equities trading system on the Pacific Exchange and Nasdaq before we received any revenues. We may incur even greater expenses if we enter non-financial markets. Therefore, entering new markets may affect our short-term profits and cash position. Furthermore, these efforts may divert management attention or inefficiently use our resources.

Our business model depends on establishing relationships with parties with relevant market expertise to develop and successfully operate electronic marketplaces. A key element of our business model is to provide matching engines and related intellectual property to parties through strategic alliances both domestically and internationally that will supply relevant market expertise, management, liquidity and capital. We cannot assure you that we will be able to identify, attract and reach agreement with these parties or that if we reach agreement, these agreements will be on terms favorable to us. In addition, given the potential complexity of these relationships, there may be significant delay between the identification of parties and reaching the necessary agreements. Even if we reach the necessary agreements with one or more parties, we cannot assure you that these parties will be able to implement our systems and technology effectively, that they will develop and launch electronic marketplaces or that buyers and sellers in the respective markets in which the OptiMark matching engine technology is deployed will participate in the marketplace. Operating through these strategic alliances can be complex, we may be a minority equity holder in these alliances with limited control over the venture, and we may not be able to reach agreement with our counterparties on important matters regarding the direction of the venture.

Because the business-to-business market place is highly competitive and has low barriers to entry, we cannot assure you that we will be able to compete effectively. The market for business-to-business electronic commerce solutions is extremely competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors like us enter the market. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures we face will not harm our business, operating results or financial condition.

         Because there are relatively low barriers to entry in the electronic commerce market, competition from other established and emerging companies may develop in the future. In addition, our customers and parties with whom we enter strategic alliances may become competitors in the future. Certain of our competitors may be able to negotiate alliances on more favorable terms than we are able to negotiate. Many of our competitors may also have well-established relationships with our existing and prospective customers. Increased competition is likely to result in price reductions, lower average sales prices, reduced margins, longer sales cycles or loss of market share, any of which could harm our business, operating results or financial condition.

         Many of our competitors will have, and potential competitors may have, more experience developing software and matching solutions, larger technical staffs, larger customer bases, greater brand recognition and greater financial and other resources than we have. In addition, competitors may be able to develop products and services that are superior to our products and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. There is a risk that the business-to-business electronic commerce solutions offered by our competitors now or in the future will be perceived as superior to ours.

Users may not use the OptiMark equities trading system at levels sufficient to sustain our business. We believe our success depends in part upon our ability to attract users. A significant portion of our revenues is directly related to the volume of shares traded through the OptiMark equities trading system. In order to encourage use of the OptiMark equities trading system, we need to ensure that users' trades are adequately matched. This will require a large volume of shares to be processed through our system. If we do not achieve sufficient trading volume, we may not be able to attract additional users to generate the trading volume necessary for widespread acceptance.

         User acceptance of the OptiMark equities trading system has been slow to date and is subject to a high level of uncertainty going forward. The OptiMark equities trading system is a new approach to securities trading that requires intensive marketing and sales efforts to educate prospective customers as to its uses and benefits. Users of our system must adopt a new, computerized approach to trading equity securities that is different from traditional methods, particularly execution of orders by "open outcry" in the U.S. listed equities market.
Institutions may be reluctant or slow to change.

         Factors that may affect our ability to attract users include:

         - failure to achieve sufficient liquidity in our system to ensure that trades will get done,
         - perception that using the system is difficult and time-consuming,
         - perception that using the system does not create a trading advantage,
         -        inability to price our services at a competitive level,
         -        failure to provide adequate customer service and support,
         -        security or privacy breaches, and
         -        actual or perceived system "bugs" or failures.

         There is a risk that we will not be able to adequately address these issues such that enough users will use the system at sufficient levels to sustain our business.

We depend heavily on third parties over whom we have limited control in order to obtain regulatory approvals and make systems modifications. Our US equities business is heavily dependent on third parties, primarily the Pacific Exchange and Nasdaq, to submit for regulatory approval and implement modifications and enhancements to our equities trading system. In many cases the business priorities of these third parties will not necessarily be the same as ours. If we are unable to obtain the timely cooperation of these third parties in connection with these approvals, modifications and enhancements, it could have a material adverse effect on our business, financial condition and operating results. We have experienced delays of this nature in the past.

Markets and exchanges may not adopt the OptiMark matching engine technology. Currently, the only application of our matching engine technology is for trading equity securities. Acceptance of the OptiMark matching engine technology by other stock markets and exchanges is highly uncertain. Our growth may be limited if we are unable to establish additional relationships with other markets and exchanges.

The OptiMark matching engine technology may suffer from system failures. Our technology requires the successful operation of an entire chain of software, hardware and telecommunications equipment. A significant disruption in our service could seriously undermine our users' confidence in our system. Heavy stress placed on our systems during peak trading times could cause our systems to operate at unacceptably low speed or fail. If our systems or any other systems in the trading process slow down significantly or fail even for a short time, users may suffer delays in trading, causing substantial losses and possibly subjecting us to claims for the losses. The perception of a failure or bad publicity may lead users to stop using the OptiMark trading technology. We have experienced these systems failures in the past, and this may occur in the future.

         Some of these elements are not within our control, such as network connectivity and software, hardware and telecommunications equipment and service we purchase from others. In addition, hardware and software are potentially vulnerable to interruption from power failures, telecommunications outages, network service outages and disruptions, natural disasters, and vandalism and other misconduct.

         We cannot assure you that our network structure will operate appropriately in any of the following events:

         - subsystem, component or software failure or power or telecommunications failure,
         -        an earthquake, fire or other natural disaster, or
         -        an act of God or war.

         There is a risk that in any such event, we will not be able to prevent an extended systems failure. Any systems failure that interrupts our operations could harm our business.

We may not be able to guarantee confidentiality and security. A significant component of the OptiMark matching engine technology is the secure transmission of confidential information over private networks. A compromise of security on our network would decrease confidence of users to enter profiles anonymously. We rely on encryption and authentication technology to provide secure transmission of confidential information. There is a risk that advances in computer and cryptography capabilities or other developments will compromise the algorithms we use to protect customer transaction data.

We rely on third parties to provide services important to our US equities business. We rely on certain third-party service providers, including:

         - IXnet, a subsidiary of IPC Information Systems, Inc., to provide private network services, and

         - ISM, a subsidiary of IBM, to operate our data center for the Pacific Exchange system and provide consulting and integration services.

         If we are no longer able to obtain these services, we will need to provide these services internally or find other third-party providers of these services. We cannot assure you that we will be able to provide these services internally or secure these services on acceptable terms.

Our revenues may be affected by diminished market activity due to adverse economic, political and market conditions. Our revenues in our business segments are directly related, particularly in our US equities business, to the volume of trades matched using our technology. Numerous national and international factors that are beyond our control may affect our businesses, including:

         -        economic, political and market conditions,
         - the availability of short-term and long-term funding and capital,
         -        the level and volatility of interest rates,
         -        legislative and regulatory changes, and
         -        currency values and inflation.

         Any decline in market volume, liquidity or price or any other of these factors could have a material adverse effect on our business, financial condition and operating results. Any of these factors may contribute to reduced levels of activity in the markets in which we operate, which could result in lower revenues from our activities.

We face substantial competition in our US equities business. The market for alternative trading systems is new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face direct and indirect competition from alternative trading systems including the following:

         - Island, Instinet and Tradebook and other ECNs allow participants to display firm, priced orders to other participants and to execute automatically against other orders in the system,
         - POSIT and other "crossing systems" allow participants to enter unpriced orders, which are then executed with matching interest at a single price, typically derived from the primary public market price for each crossed security,
         - the Arizona Stock Exchange and other "single-price auction" systems allow participants to enter priced orders, which the system then compares to determine the single price at which the largest volume of orders can be executed. All orders are then matched and executed at that price, and

         - more than 18 broker/dealers have notified the SEC that they operate some type of alternative trading system, either internally for their own traders or for their customers and other market participants.

         Existing alternative trading systems currently handle approximately 30% of the volume of Nasdaq over-the-counter securities traded and 17% of the volume of NYSE-listed securities traded. These alternative trading systems already have relationships with potential users of the OptiMark equities trading system.

         In addition, we may face competition from existing markets and exchanges. The NYSE has announced that it will establish its own alternative trading system. Accordingly, it is possible that new competitors or alliances among existing competitors may significantly reduce the volume of securities traded using the OptiMark equities trading system.

         Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of our competitors offer a wider range of services and financial products than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Many of our competitors also have greater name recognition and larger customer bases that could be leveraged, thereby inhibiting our ability to gain market share. Moreover, certain competitors have established cooperative relationships among themselves or with third parties to enhance their services and products.

We face significant regulation. General. We provide the OptiMark equities trading system through facilities of the Pacific Exchange and Nasdaq, and in our facility capacity we are subject to regulation by the SEC. The facilities are provided pursuant to the rules of the Pacific Exchange and Nasdaq in their capacities as self regulatory organizations, and these rules must be approved by the SEC. As a facility of a registered exchange, we have also agreed to SEC oversight and audit of our activities. The SEC also has authority to audit our policies and procedures and books and records to insure our adequacy and integrity as a facilities manager of a registered exchange. We are also subject to audit and review by the internal regulatory departments of the exchanges of which we are a facility for compliance with applicable exchange rules. Our failure to comply with theses laws, rules and regulations or perform our role or maintain our policies and procedures in accordance with the applicable standards could result in exchange or SEC imposed restrictions on or termination of the operation of our facilities.

         The OptiMark equities trading system in use on the Pacific Exchange obtains access to prices and liquidity at other U.S. securities exchanges through a system called the Intermarket Trading System. The Intermarket Trading System plan is currently administered by the Intermarket Trading System Operating Committee, which consists of representatives of the regional stock exchanges and the NYSE. The Intermarket Trading System plan imposes ceilings on our use of the Intermarket Trading System and imposes limitations and restrictions on our access to the Intermarket Trading System if the facilities exceed those ceilings. If we exceed these ceilings, the Intermarket Trading System plan provides that the Pacific Exchange cannot send trades through the OptiMark equities trading system that would be matched with orders on another exchange. While trades matched entirely within the OptiMark equities trading system would not be affected, the loss of access to orders on other exchanges will result in fewer completed trades and could discourage users from using the system. Because of the SEC approval process and the unanimous consent provision, it is extremely difficult for us to obtain changes to or relief from these ceilings. We have exceeded these ceilings in the past and, as a result, have experienced restricted access to the other securities exchanges. There is a risk that we will exceed these plan ceilings again in the future and that could have a material adverse effect on our business, financial condition and operating results.

         In connection with our approval of the OptiMark equities trading system on Nasdaq, the SEC approved the system on a pilot basis. The SEC recently approved an extension of the pilot program through September 30, 2000. We believe that the SEC will continue to extend the pilot program and will eventually remove the restrictions in the pilot program. However, there is a risk that the SEC will not grant any further extension of the pilot program or remove the pilot program restrictions. This would have a material adverse effect on our business, financial condition and operating results.

         The SEC recently requested public comment on the subject of market fragmentation. Market fragmentation involves the trading of stocks in multiple markets such as traditional exchanges, third markets and ECNs, in a manner which may result in customers in some markets receiving better prices available in the same securities at the same time than those in other markets. We cannot predict whether or how the SEC will act to address this situation. However, we do not expect SEC action to have a material adverse impact on our business, since we would expect to have access through our exchange facilities to any central limit order book mandated by the SEC.

         The regulatory environment in which we operate our US equities business is subject to change. We cannot predict what effect any such changes might have. Both regulations directly applicable to us and regulations of general application could have a material adverse effect on our business, financial condition, and operating results.

We may face other regulation. There is a risk that other federal, state or foreign agencies will attempt to regulate our activities, especially as we enter new markets. We anticipate that we may be required to comply with record keeping, data processing and other regulatory requirements as a result of proposed federal legislation or otherwise. Federal or state authorities could enact laws, rules or regulations affecting our business or operations. If such laws are enacted or deemed applicable to us, our business or operations would be rendered more costly or burdensome, less efficient or even impossible.

We face significant regulation in foreign countries. We intend to expand the use of the OptiMark matching engine technology to other countries. Through the joint venture we created in Japan, we have entered into agreements with the Osaka Securities Exchange. We intend to enter into other foreign markets. In order to expand our services globally, we must comply with the regulations of each country in which we operate. Our international expansion will be limited by the compliance requirements of various national regulatory organizations. We intend to rely primarily on local third parties for regulatory compliance in international jurisdictions. The varying compliance requirements of these different regulatory jurisdictions and other factors may limit our ability to expand internationally. There is a risk that we will not be successful in obtaining the necessary regulatory approvals for any such expansion, or if such approvals are obtained, that we will be able to continue to comply with such regulations. The failure to obtain or comply with such approvals could have a material adverse effect on our business, financial condition and operating results.

Regulation of the Internet. Our business segments, both directly and indirectly, rely on the Internet and other electronic communications gateways. We intend to expand our use of these gateways. To date, the use of the Internet has been relatively free from regulatory restraints. However, the SEC, self-regulatory organizations and states are beginning to address the regulatory issues that may arise in connection with the use of the Internet. Accordingly, new regulations or interpretations may be adopted that constrain our own and our customers' abilities to transact business through the Internet or other electronic communications gateways. There is a risk that any additional regulation of the use of such gateways could have a material adverse effect on our business, financial condition and operating results.

We depend on key personnel and may need to recruit new personnel. In connection with our recent change in business strategy, we laid off 80 employees, primarily in the technology and operations areas. As we attempt to implement our new business model and expand into other financial and non-financial markets, we may need to add additional key personnel. If we cannot attract and retain enough qualified and skilled staff, the growth of our business may be limited. Our ability to provide services to clients and expand our business depends, in part, on our ability to attract and retain staff with college and graduate degrees, as well as professional experiences that are relevant to technology development and other functions we perform. Competition for personnel with these skills is intense. Some technical job categories are under conditions of severe shortage in the United States. In addition, restrictive immigration quotas could prevent us from recruiting skilled staff from outside the United States. We may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or expand our business.

         We believe our future success will depend in part on the following:

         - the continued employment and performance of our senior management,
         - our ability to retain and motivate our other officers and key employees, and
         - our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel.

We face risks associated with international expansion. One component of our strategy is to implement the OptiMark matching engine technology in countries other than the United States. We have established a joint venture in Japan and have entered into agreements with an established financial exchange located offshore and a technology provider located in South Africa to use our matching engine technology. Our experience in implementing our matching engine technology in foreign markets is very limited. We cannot assure you that our international partners and licensees will be able to implement our trading technology successfully in international markets. In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated securities and financial services industries, such as:

         - unexpected changes in regulatory requirements, tariffs and other trade barriers,
         -        difficulties in staffing and managing foreign operations,
         -        political instability,
         -        fluctuations in currency exchange rates,
         - reduced protection for intellectual property rights in some countries,
         - seasonal reductions in business activity in various parts of the world, and
         -        potentially adverse tax consequences.

         Any of the foregoing could adversely affect the success of our international operations.

We depend on intellectual property rights and protection is uncertain. Our success and ability to compete depend to a significant degree on our proprietary technology. If we are not successful in protecting and enforcing our intellectual property, there could be a material adverse effect on our business.

         Effective trademark protection may not be available for our trademarks. Although we have registered the trademark "OptiMark" in the United States and various other countries and have other registered trademarks, there is a risk that we will not be able to secure significant protection for and successfully enforce these trademarks. Our competitors or others may adopt product or service names similar to "OptiMark" impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to adequately protect the name "OptiMark" would harm our business.

         Effective patent protection may not be available for our technology. While we believe that our patents, together with our pending patent applications, help protect our business, there is a risk that

         - our patents cannot be successfully defended against challenges by third parties,
         - the pending patent applications will not result in the issuance of patents,
         - our competitors or potential competitors will devise new methods of competing with us that are not covered by our patents or patent applications,
         - because of variations in the fungible goods and services to be traded using our matching engine technology, our patents may not be effective in preventing one or more third parties from utilizing a copycat system to offer the same matching services for one or more goods or services, or
         - a third party will have or obtain one or more patents that prevent us from practicing features of our business or will require us to pay for a license to use those features.

         Despite any precautions we take, a third party may be able to copy or otherwise obtain and use our software or other proprietary information without authorization or develop similar software independently. The laws of other countries may afford us little or no effective protection for our intellectual property. We cannot assure you that the steps we have taken or will take will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable.

         Litigation may be necessary in the future to:

         -        enforce our intellectual property rights,
         -        protect our trade secrets,
         - determine the validity and scope of the proprietary rights of others, or
         -        defend against claims of infringement or invalidity.

This litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could harm our business.

We may infringe intellectual property rights of third parties. Litigation regarding intellectual property rights is common in the software and technology industries. We have in the past received letters suggesting that we are infringing the intellectual property rights of others. We were also the subject of a claim for infringement of a third party's intellectual property rights, which was settled and had no material adverse effect on our business or operations. We may in the future be the subject of claims for infringement or invalidity, or indemnification claims based on such claims of other parties' proprietary rights. These claims, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources or require us to enter into royalty or licensing agreements. There is a risk that such licenses would not be available on reasonable terms, or at all. Although we believe we have the ability to use our intellectual property to use, market and license our existing products without incurring liability to third parties, there is a risk that our products and services infringe the intellectual property rights of third parties.

Our products and technology depend on the continued availability of licensed technology from third parties. We license and will continue to license certain technology and software from third parties, including certain software from IBM Canada that comprises a portion of our OptiMark equities trading system in use at the Pacific Exchange and Nasdaq. These licenses are integral to our business. If any of these relationships were terminated or if any of these third parties were to cease doing business, we would be forced to spend significant time and money to replace the licensed software. We cannot assure you that we would be able to replace these licenses. This could have a material adverse effect on our business, financial condition and operating results.

Officers and directors may be able to influence stockholder actions. Executive officers, directors and entities affiliated with them, in the aggregate, beneficially own over 50% of our outstanding voting stock. These stockholders acting together would be able to significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions in a manner that could conflict with our other stockholders.

Shares eligible for future sale may reduce our stock price. As of June 12, 2000, we had outstanding 68,999,929 shares of common stock (on an as converted basis). These shares will become eligible for sale in the public market as follows:

NUMBER OF SHARES                                  DATE
18,421,158                         On the effective date of this registration statement
50,578,771                         After 90 days from the effective date of this
                                   registration statement subject to certain
                                   restrictions under the federal securities
                                   laws

         A number of our stockholders, representing approximately 40,113,000 shares of our common stock (on an as converted basis), have registration rights. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of our common stock to fall. In addition, any demand to include these shares in a registration statement could have an adverse effect on our ability to raise needed capital.

You will incur dilution on the exercise of outstanding warrants we have granted. We have issued warrants or agreed to issue warrants upon the achievement of certain levels of trading volume through the OptiMark equities trading system to purchase up to approximately 46,000,000 shares of our common stock. If the holders of these warrants exercise these warrants you will incur dilution.

Antitakeover provisions may prevent an acquisition. Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our certificate of incorporation authorizes the board to determine the terms of our unissued series of preferred stock and to fix the number of shares of any series of preferred stock without any vote or action by our stockholders. As a result, the board can authorize and issue shares of preferred stock with rights that could adversely affect the rights of holders of our common stock or junior classes of preferred stock. In addition, the issuance of preferred stock may have the effect of delaying or preventing a change of control, because the rights given to the holders of a series of preferred stock may prohibit a merger, reorganization, sale, liquidation or other extraordinary corporate transaction.

We have no intention of paying dividends. We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends for the foreseeable future.

ITEM 2.  FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

         Our selected financial data for and as of each of the years ended December 31, 1999, 1998, 1997, 1996 and 1995 have been derived from our audited consolidated financial statements, including notes thereto. Our selected financial data for the three month periods ended March 31, 2000 and March 31, 1999 and as of March 31, 2000 have been derived from our unaudited financial statements and we believe this data reflects all normally recurring adjustments necessary for a fair statement of results for the interim periods. The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this registration statement.

         OptiMark Technologies, Inc. was formed in July 1996 in order to effect the reorganization of MJT Holdings, Inc. On August 1, 1996, MJT Holdings was merged with and into OptiMark Technologies, Inc. The merger was a transaction among companies under common control and, accordingly, has been accounted for in a manner similar to a pooling of interests. Accordingly, our financial statements include the results of operations of MJT Holdings and its wholly owned subsidiaries for 1995 and 1996. From January 1, 1995 to May 31, 1996, MJT Holdings operated as a broker/dealer and therefore had commissions and fees included in revenue. On June 12, 2000 we established a holding company and placed our electronic markets and US equities businesses in separate operating subsidiaries.

                                                        Years Ended December 31,
                                            1999                1998                1997

Consolidated Statements of
   Operations and Comprehensive
   Loss Data:
Revenue                                $   3,012,244        $          -        $          -
Operating expenses                       140,957,751          59,119,384          21,005,912
Other (income) net                        (2,866,998)         (1,912,289)           (562,366)
                                       -------------        ------------        ------------
Net loss                               $(135,078,509)       $(57,207,095)       $(20,443,546)
                                       =============        ============        ============
Net loss per common share (basic
     and diluted)*                     $       (3.84)       $      (1.84)       $      (0.75)
                                       =============        ============        ============
Weighted average common
     shares outstanding (basic
     and diluted)*                        35,193,208          31,067,059          27,199,653
                                       =============        ============        ============

*As restated. See Note 19 to the 1997, 1998 and 1999 consolidated financial statements.



                                            Years Ended December 31,             Three Months Ended March 31,
                                           1996                1995                2000                 1999
                                                                                          (unaudited)
Consolidated Statements of
   Operations and Comprehensive
   Loss Data:
Revenue                               $    781,231        $  2,352,971        $  3,078,772        $    340,418
Operating expenses                       8,173,598           8,036,215          26,397,279          17,167,330
Other (income) net                        (176,053)            (52,650)           (483,831)           (459,496)
                                      ------------        ------------        ------------        ------------
Net loss                              $ (7,216,314)       $ (5,630,594)       $(22,834,676)       $(16,367,416)
                                      ============        ============        ============        ============
Net loss per common share (basic
     and diluted)*                    $      (0.27)       $      (0.24)       $     (10.62)       $      (0.51)
                                      ============        ============        ============        ============
Weighted average common
     shares outstanding (basic
     and diluted)*                      26,297,577          23,201,191          36,585,057          32,091,978
                                        ==========          ==========          ==========          ==========

*As restated. See Note 11 to the March 31, 2000 consolidated financial statements.

                                                                    As of December 31,                              As of March
                                                                                                                        31,
                                        1999            1998             1997          1996            1995            2000
                                        ----            ----             ----          ----            ----            ----
                                                                                                                    (unaudited)
Consolidated Balance Sheets
Data:
Cash and cash equivalents           $ 62,637,410     $63,839,270     $ 7,416,760     $4,100,165     $1,558,064     $ 39,576,288
Working capital                       50,234,094      53,088,565       3,961,824      3,261,025      1,869,420       31,904,169
Property and equipment, net           19,967,364       8,623,431       1,509,827        212,129        492,534       17,889,443
Capitalized software costs, net       10,816,389              --              --             --         96,762        9,791,544
Intangible assets, net                27,849,752              --              --             --             --       27,198,201
Total assets                         129,680,107      75,458,361      10,467,386      4,780,298      2,778,010      106,522,849
Stockholders' equity                $106,524,760     $59,318,827     $ 6,016,090     $3,914,270     $2,672,968     $ 85,692,453

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the financial statements and the notes included elsewhere in this registration statement. This registration statement contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this registration statement. See "Item 1 - "BUSINESS - Risk Factors".

LOSS PER SHARE RESTATEMENT

Subsequent to the issuance of the Company's consolidated financial statements for the year ended December 31, 1999, and unaudited consolidated financial statements for the three months ended March 31, 2000, the company's management determined that the consolidated financial statements contained an error in the determination of the number of shares included in the calculation of basic and diluted loss per share. Previously, the weighted average number of shares outstanding included the outstanding shares of preferred stock (Series A, Series B, Series C and Series D). However, the preferred stock has certain liquidation preferences which causes it to be materially different from the common stock and therefore should have been excluded from the calculation of the weighted average shares used in calculating the Company's basic and diluted loss per share.

         The basic and diluted loss per common share, as previously reported and as restated are as follows:


                                Years Ended December 31     Three Months Ended March 31
                          --------------------------------- ---------------------------
                             1999        1998        1997         2000        1999
                             ----        ----        ----         ----        ----
As previously reported      ($2.12)     ($1.13)     ($0.54)      ($0.33)     ($0.29)
As restated                 ($3.84)     ($1.84)     ($0.75)      ($0.62)     ($0.51)


         The weighted average number of shares outstanding, as previously reported and as restated are as follows:

                                Years Ended December 31     Three Months Ended March 31
                          --------------------------------- ---------------------------
                             1999        1998        1997         2000        1999
                             ----        ----        ----         ----        ----
As previously reported    63,790,247  50,417,641  37,848,932   68,545,051  63,790,247
As restated               35,193,208  31,067,059  27,199,653   36,585,057  35,193,208

         General

         OptiMark was founded in 1996 as the successor to a company that had begun developing the OptiMark equities trading system in 1994. We operate in two business segments, our electronic markets business and our US equities business. On June 12, 2000 we established a holding company and placed our electronic markets and US equities businesses in separate operating subsidiaries, OptiMark, Inc. and OptiMark US Equities, Inc., respectively.

         The electronic markets business comprises the development and implementation of matching engines and trading systems for existing and emerging electronic marketplaces through a combination of consulting, licensing, servicing and equity agreements, focused on both the securities and non-securities marketplaces. We believe the OptiMark matching engine technology offers a unique combination of capabilities different than those of our competitors that will complement transactions where multiple buyers and sellers exchange information about a particular topic or product and buyers and sellers put a premium on confidentiality.

         The US equities business, operated through two wholly-owned subsidiaries of OptiMark US Equities, Inc., OptiMark Services, Inc. and OptiMark OTC Services, Inc., makes the OptiMark equities trading system available to users as facilities of the Pacific Exchange and Nasdaq, respectively. The OptiMark equities trading system uses a computer implemented matching algorithm designed to allow traders to submit customized expressions of trading interest referred to as profiles, including the total number of shares each trader is willing to buy or sell in a particular security, on an anonymous and confidential basis, without the risk of the information becoming available to other market participants. The ability of a buyer or seller to submit profiles to the OptiMark equities trading system on a confidential and anonymous basis is designed to help traders overcome the problem of market impact, thus increasing market liquidity, creating better trade execution and lowering the cost of trading.

         Continuation as a Going Concern

         Our financial statements disclose that while the financial statements have been prepared assuming we will continue to operate as a going concern, there is substantial doubt as to our ability to do so. To date, we have generated insufficient revenue to meet our operating expenses and have met our cash needs through equity financing and equipment leasing. See "Liquidity and Capital Resources".

         At May 31, 2000, we had about $30 million of cash. At current rates of expenditure, we believe this cash would suffice to allow us to continue operations through the middle of October 2000. In order to be able to continue operations beyond that point, we are pursuing the following initiatives:

         Reduce expenses. The major focus of our plan is to reduce expenses, chiefly in our US equities business. We are currently in discussions with IXnet, our network services provider, to renegotiate the terms of our arrangement to reduce the monthly cash requirements. We believe we can achieve substantial further savings in the near term through renegotiation of data equipment contracts. In addition, through efforts currently underway to consolidate, or possibly sell, the US equities business, we believe we can substantially reduce operating expenses. With these measures we expect to be able to reduce operating costs enough to allow us to continue operations with existing cash into the first quarter of 2001.

         Additional capital. We have commenced discussions with several parties, including major existing stockholders, with a view to raising additional equity capital, and believe that we could obtain significant funds in this manner. However, we believe that the terms on which such financing would be available will improve substantially as we make progress in reducing expenses and pursuing our current business strategy. Accordingly, at this point we do not plan to seek firm financing commitments before late in the third quarter of 2000.

         Pursue business strategy. As discussed elsewhere in this registration statement, we are actively pursuing applications of our technology through strategic alliances in electronic business-to-business markets, and have recently announced several such alliances. In addition, we expect that our system will be operational as a facility of the Osaka Stock Exchange by the end of the third quarter. While any short-term revenue impact of these initiatives is likely to be modest, we believe they are nonetheless important in the near term in convincing potential sources of additional financing to invest on the most favorable terms.

         We believe these steps will enable us to continue operations beyond March 31, 2001.

         History of Losses

         We have experienced losses since our inception, and losses are expected to continue for the foreseeable future. As of March 31, 2000, our accumulated deficit was approximately $252,119,000.

         Limited Operating History and Changing Business Model

         We have a limited operating history that makes it difficult to forecast future operating results. Prior to late 1998, our main business focus was the US equities business. We have spent most of our capital to develop and implement the OptiMark equities trading system for use on the Pacific Exchange and Nasdaq. During late 1998, we began to expand our focus to include financial markets other than US equities through our electronic markets business. As of March 31, 2000, we had entered into one venture through this business segment, Japan OptiMark Systems.

         In our US equities business we incur all traditional operating expenses including research and development, business development including sales and marketing and operations expense including data center, customer network and customer support. In this business model, we have so far chosen to maintain full management and ownership of the business.

         In our electronic markets business we intend to enter additional new markets through joint venture relationships with partners who have relevant market expertise in the market being entered. We anticipate that the capital for these ventures will be contributed mainly by our joint venture partner or by outside investors, not by us. We will license our matching engine technology and intend to charge royalties. We will support the joint ventures through development and service agreements and intend to charge for these services. This may allow us to enter many markets simultaneously. We have limited experience with this new business model and there is a risk that it will not be successful. See "Item 1-BUSINESS - Risk Factors".

         Income Taxes

         We have net operating loss carry-forwards of approximately $173,911,000 and research and development credit carry-forwards of approximately $2,121,000 at December 31, 1999. These carry-forwards expire during the period from 2004 through 2018. Based on the issuance of additional shares of stock resulting from our financing activities, a change in ownership occurred during 1998 for tax purposes, which may limit future use of these carry-forwards.

         Results of Operations

         Revenue. We began to recognize revenue in January 1999 when the OptiMark equities trading system was launched on the Pacific Exchange. In June 1999, we began to recognize revenue for consulting services to Japan OptiMark Systems for development of the OptiMark equities trading system for the Osaka Securities Exchange. In October 1999, the OptiMark equities trading system was launched on the Nasdaq.

         Transaction revenue is recorded on a trade date basis and recognized when securities are traded through the system based on a fee per share contractual agreement with both the Pacific Exchange and Nasdaq. Consulting revenue is recorded as services are performed. We record transaction and consulting revenue net of our revenue sharing agreements with both the Pacific Exchange and the Chicago Board Options Exchange.

         Three months ended March 31, 2000 compared to three months ended March 31, 1999.

         Revenue. All of the $340,418 of revenue for the first quarter of 1999 was earned from the Pacific Exchange. Of the $3,078,772 of revenue in the first three months of 2000, $2,905,189 was earned from consulting services to Japan OptiMark Systems and $173,583 was earned from transaction fees from the use of the OptiMark equities trading system on both the Pacific Exchange and Nasdaq.

         Operating Expense. Total operating expenses for the quarter ended March 31, 2000 totaled $26,397,279 as compared to $17,167,330 for the first quarter of 1999. The following is an explanation of the increases or decreases in the components of each operating expense:

         Research and Development Expense. We incurred research and development expense for the first quarter of 2000 of $8,778,409 as compared to $5,408,595 for the first quarter in 1999. This increase of $3,369,814 is primarily attributable to research and development costs being capitalized in 1999 in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. There were no such costs capitalized in the period ended March 31, 2000. Approximately $2,855,000 in research and development costs was capitalized in the first quarter of 1999 in connection with the development of the Pacific Exchange and Nasdaq application. Costs expensed and incurred in the first quarter of 2000 were related primarily to the support and enhancement of the Pacific Exchange and Nasdaq systems of approximately $6,545,000, consulting services associated with the development of the Osaka Securities application of approximately $1,740,000 and research of new business ventures of approximately $493,000.

         Communications and Data Center Expense. We incurred communications and data center expense for the first quarter of 2000 of $7,445,858 as compared to $5,283,982 for the first quarter of 1999. This increase of $2,161,876 is attributable primarily to the expansion of our OptiMark Information Center to provide customer support for the Pacific Exchange system and the Nasdaq system and the implementation of the Nasdaq production data center, as well as an increase in the number of users who were given network access to the system.

         US Equities Business Development. We incurred US equities business development expense for the first quarter of 2000 of $2,276,540 as compared to $2,985,475 for the first quarter of 1999. This decrease of $708,935 is primarily attributable to not incurring any costs associated with a third party attestation over certain capacity, integrity and security elements of the OptiMark equities trading system in the first quarter of 2000. These costs amounted to approximately $647,000 in the first quarter of 1999. It is anticipated that any costs associated with such attestation will be incurred in the second quarter of 2000.

         General and Administrative Expense. We incurred general and administrative expense for the first quarter of 2000 of $2,100,322 as compared to $2,521,969 for the first quarter of 1999. This decrease of $421,647 is attributable primarily to a decrease in professional fees, corporate travel and entertainment and general office expenses, offset somewhat by an increase in executive and staff employees.

         Depreciation and Amortization Expense. We incurred depreciation and amortization expense in the first quarter of 2000 of $3,764,494 as compared to $964,885 in the first quarter of 1999. The increase of $2,799,609 is attributable primarily to depreciation of computer equipment, software and the amortization of certain intangible assets. The computer equipment and software are used primarily in the development and production areas to support the OptiMark equities trading system for both the Pacific Exchange and the Nasdaq. The intangible assets include purchased software licenses used for development and production, capitalized internal software development costs for the Pacific Exchange and Nasdaq systems, production software licenses from a third party software developer and an intangible asset created by the issuance of 2,000,000 shares of our common stock in consideration for the termination of a license previously granted to High Performance Markets, Ltd. to use our matching engine technology in non-financial markets.

         Restructuring Expense. We recorded a restructuring charge in the first quarter of 2000 of $2,024,385 associated with a workforce reduction of seven employees. Included in this amount is approximately $1,835,000 representing the charge associated with the revaluation of options of these terminated employees. The remaining balance of approximately $189,000 includes notice period salaries of approximately $121,000, severance of approximately $41,000 and vacation pay and other employee related costs of approximately $27,000. This restructuring resulted in a reduction of personnel-related costs of approximately $800,000 annually.

         Other Income and Expense. Other income and expense includes interest income and interest expense. Other income, net, was $483,831 for the first quarter of 2000 compared to $459,496 for the first quarter of 1999. This increase of $24,335 was attributable primarily to additional interest income as a result of additional cash on hand from the issuance of series C convertible preferred stock and series D convertible preferred stock, partially offset by the increase in interest expense attributable to capital lease payments.

         Year ended December 31, 1999 compared to year ended December 31, 1998

         Revenue. Of the $3,012,244 of revenue for 1999, $1,620,454 was earned from consulting services to Japan OptiMark Systems and $1,391,790 was earned from transaction fees for use of the system on both the Pacific Exchange and Nasdaq.

         Operating Expense. Total operating expenses for the year ended December 31, 1999 totaled $140,957,751 as compared to $59,119,384 for 1998. The following is an explanation of the increases in the components of each operating expense:

         Research and Development Expense. We incurred research and development expense for 1999 of $31,635,548 as compared to $23,124,775 for 1998. This increase of $8,510,773 is attributable primarily to an increase in employees and consultants, equipment and related expense, telephone expense, travel expenditures and rent and related expense. These costs were incurred primarily to support and enhance the Pacific Exchange system and develop the Nasdaq system. During 1999, in accordance with recent accounting pronouncements, approximately $12,298,000 of related software development costs were capitalized and are being amortized over a three-year period.

         Communications and Data Center Expense. We incurred communications and data center expense for 1999 of $28,227,012 as compared to $13,585,922 for 1998. This increase of $14,641,090 is attributable primarily to the expansion of our OptiMark Information Center to provide customer support for the Pacific Exchange system and the Nasdaq system, as well as an increase in the number of users who were given network access to the system. This increase resulted in increases in employees, equipment and related costs, communications expense and rent and related costs.

         US Equity Business Development. We incurred US equity business development expense for 1999 of $12,230,190 as compared to $11,081,296 for 1998. This increase of $1,148,894 is attributable primarily to increases in employee and consultant costs to train and support users of the OptiMark equities trading system, offset by reduced marketing and promotional expenses such as trade shows.

         General and Administrative Expense. We incurred general and administrative expense for 1999 of $11,220,729 as compared to $9,196,446 for 1998. This increase of $2,024,283 is attributable primarily to an increase in executive and staff employees, and obtaining errors and omissions liability insurance as well as directors and officers liability insurance. These insurance policies were deemed necessary once the OptiMark equities trading system was launched in January 1999.

         Depreciation and Amortization Expense. We incurred depreciation and amortization expense in 1999 of $9,334,424 as compared to $1,584,339 in 1998. The increase of $7,750,085 is attributable primarily to depreciation of computer equipment, software and the amortization of certain intangible assets. The computer equipment and software leased as capital leases or purchased for cash are utilized primarily in the development and production areas to support the OptiMark equities trading system for both the Pacific Exchange and Nasdaq. The intangible assets include purchased software licenses used for development and production, capitalized internal software development costs for the Pacific Exchange and Nasdaq systems, production software licenses from a third party software developer and an intangible asset created by the issuance of 2,000,000 shares of our common stock in consideration for the termination of a license previously granted to High Performance Markets, Ltd. to use our matching engine technology in non-financial markets.

         Restructuring Expense. We recorded a restructuring expense of $7,693,026 in the fourth quarter of 1999 associated with a workforce reduction of 72 employees (mainly in our technology areas). Included in this amount is approximately $5,811,000 representing the charge associated with the revaluation of options of these terminated employees. The remaining balance of approximately $1,882,000 includes notice period salaries of approximately $876,000, severance of approximately $706,000 and vacation pay and other employee-related costs of approximately $300,000. As of December 31, 1999, approximately $522,000 of these costs had been paid and we anticipate that the remaining accrued restructuring costs will be paid in 2000. This restructuring resulted in a reduction of personnel-related costs of approximately $6,100,000 annually.

         Warrant Compensation Expense. We incurred a non-cash warrant compensation expense in 1999 of $40,616,822 as compared to $546,606 in 1998. This increase of $40,070,216 is due to warrants being charged to expense in accordance with the Emerging Issues Task Force 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

         In September 1998, in connection with our agreement with Nasdaq to implement the Nasdaq system, we entered into a warrant agreement with Nasdaq whereby Nasdaq has the ability to earn warrants to purchase up to 11,250,000 shares of our common stock. The Nasdaq warrants are earned in tranches based upon the achievement of specified milestones. In connection with the launch of the Nasdaq system in October 1999, warrants to acquire an aggregate of 4,500,000 shares of common stock were earned by Nasdaq. One warrant to acquire 2,250,000 shares of common stock is exercisable at $5 per share and the other warrant to acquire the remaining 2,250,000 shares of common stock is exercisable at $7 per share. We recorded a non-cash expense of $33,800,000 (the value using the Black-Scholes model) in 1999. The exercise price of the remaining warrants to acquire 6,750,000 shares of common stock, if earned, will be $7 per share. The Nasdaq warrants expire on the earlier of October 11, 2004 or the last day the Nasdaq system is available to Nasdaq users.

         During 1999, we issued to five holders of series B convertible participating preferred stock warrants to acquire 1,666,667 shares of our common stock at $10 per share. In connection with this issuance, we recorded a non-cash expense of approximately $6,786,000 (the value using the Black-Scholes model) in 1999. All of these warrants expired unexercised in June 1999.

         During 1999, warrants to acquire 25,000 shares of common stock were granted to two consultants. Of these warrants, a warrant to acquire 5,000 shares was issued with an exercise price of $10 per share and expires in January 2002. The non-cash expense from the issuance of this warrant in 1999 was approximately $6,300 (the value using the Black-Scholes model). The second warrant to acquire 20,000 shares of common stock was issued to a former board member with an exercise price of $14 per share and expires in February 2009. The non-cash expense from the issuance of this warrant was approximately $38,800 (the value using the Black-Scholes model), to be amortized over the term of the consulting agreement. The amount expensed in 1999 was approximately $24,200.

         Other Income and Expense. Other income and expense includes interest income, interest expense, equity in income of investee and gain on recovery of bad debt. Other income, net, was $2,866,998 for 1999 compared to $1,912,289 for 1998. This increase of $954,709 was attributable primarily to additional interest income as a result of additional cash on hand from the issuance of series B convertible participating preferred stock, series C convertible preferred stock and series D convertible preferred stock and the recovery of $700,000 in bad debt, partially offset by the increase in interest expense attributable to capital lease payments.

         Year ended December 31, 1998 compared to year ended December 31, 1997

         Operating Expense. Total operating expenses for the year ended December 31, 1998 were $59,119,384 as compared to $21,005,912 for 1997. The following is an explanation of the increases in the components of each operating expense:

         Research and Development Expense. We incurred research and development expense for 1998 of $23,124,775 as compared to $11,701,821 for 1997. This increase of $11,422,954 is attributable primarily to increases in employees and consultants and equipment and related expenses. These costs were incurred in the development of the Pacific Exchange system.

         Communications and Data Center Expense. We incurred communications and data center expense for 1998 of $13,585,922. These costs include primarily employees, equipment and related expenses, communications expense and rent and related expenses. We began to incur costs for the data center in Toronto, Canada and the OptiMark Information Center in 1998 and therefore had no costs in 1997.

         US Equity Business Development. We incurred US equity business development expense for 1998 of $11,081,296 as compared to $4,171,720 for 1997. This increase of $6,909,576 is attributable primarily to increases in employee costs to train and support customers as well as marketing and promotional expenses such as trade shows.

         General and Administrative Expense. We incurred general and administrative expense for 1998 of $9,196,446 as compared to $4,890,097 for 1997. This increase of $4,306,349 is attributable primarily to increases in executive management, professional fees and rent and related expenses.

         Depreciation and Amortization Expense. We incurred depreciation and amortization expense in 1998 of $1,584,339 as compared to $242,274 in 1997. The increase of $1,342,065 is attributable primarily to depreciation of computer equipment, primarily for development and production machines that were leased as capital leases or purchased for cash.

         Warrant Compensation Expense. The Company incurred warrant compensation expense in 1998 of $546,606. This increase is due to certain warrants we issued being charged to expense in accordance with the Emerging Issues Task Force 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

         In 1998, a warrant to acquire 42,500 shares of common stock was issued in connection with a master equipment lease agreement with a third party and expires in June 2003. Warrants to acquire 45,000 shares of common stock were granted to two consultants and have an exercise price of $10 per share. Of these warrants, 40,000 expire in August 2003 and the remaining 5,000 were exercised in August 1999. The non-cash expense from the issuance of the above warrants in 1998 was approximately $109,000 (the value using the Black-Scholes model).

         During 1996, we granted a warrant to purchase 1,000,000 shares of common stock in connection with an anticipated agreement with the Chicago Board Options Exchange to implement the OptiMark matching engine technology. The warrant is exercisable in tranches based upon the achievement of certain milestones. The exercise price of the warrant was $2.25 per share, subject to certain adjustments. Subsequent to the issuance of this warrant, as a result of certain adjustments, the number of shares under this warrant increased by 227,828 and the exercise price was reduced to approximately $1.83 per share. In connection with these adjustments, we recorded a non-cash expense of approximately $438,000 in 1998.

         There was no warrant compensation expense in 1997.

         Other Income and Expense. Other income and expense includes interest income and interest expense. Other income, net, was $1,912,289 for 1998 compared to $562,366 for 1997. This increase of $1,349,923 was attributable primarily to additional interest income as a result of additional cash on hand from the issuance of series B convertible participating preferred stock.

LIQUIDITY AND CAPITAL RESOURCES

         Since June 1996, we have been financed through a series of preferred stock private placements of approximately $235,019,000, net after expenses, common stock issuances of approximately $5,300,000, the exercise of warrants for approximately $14,141,000 and the exercise of employee and director stock options for approximately $1,560,000, for an aggregate of approximately $256,020,000.

         We received the following proceeds from our preferred equity private placements: $99,989,000 in 1999, $109,032,000 in 1998, $21,198,000 in 1997 and
$4,800,000 in 1996. In 1998, $10,000,000 of these proceeds were used to purchase series A convertible participating preferred stock from one investor. As of December 31, 1999, these shares were held as treasury stock.

         We received the following proceeds from our sale of common stock:
$50,000 from a consultant in 1999, $3,500,000 from one of our officers and $250,000 from two consultants in 1998 and $1,500,000 from one of our directors in 1997.

         We received the following proceeds from our issuance of warrants:
$13,562,000 from warrants exercised by investors in connection with our series A convertible participating preferred stock private placement, $529,000 from former employees and $50,000 from a warrant issued to a consultant. Of this amount, $5,984,000 was raised in 1999, $7,477,000 in 1998, $380,000 in 1997 and
$300,000 in 1996.

         Of the $1,560,000 in employee and director stock options exercised, we received $852,000 in 1999 and $708,000 in 1998.

         During 1998 and 1999, we also entered into a number of three-year capital and operating leases to finance the purchase of production and development computer equipment. As of December 31, 1999, we had leased approximately $30,400,000 of equipment under operating leases and approximately $12,700,000 under capital leases. Included in capital leases is a three-year term loan for computer equipment located in Canada, as well as a sale-leaseback transaction of approximately $2,576,000. As of December 31, 1999, including interest payments, there was approximately $23,100,000 remaining to be paid for operating leases and approximately $10,300,000 remaining to be paid for capital leases.

         As of March 31, 2000 we had cash and cash equivalents of $39,576,288 and working capital of $31,904,169 as compared to cash and cash equivalents of $62,637,410 and working capital of $50,234,094 as of December 31, 1999.

         Net cash used in operating activities was $21,829,872 and $15,278,874 for the three-month periods ended March 31, 2000 and 1999, respectively. Net operating cash flows were primarily attributable to quarterly net losses and increases in prepaid expenses associated with warranty and support agreements, as well as increases in accounts receivable and decreases in accounts payable and accrued liabilities, partially offset by non-cash charges for depreciation and amortization and the value assigned to options in connection with the restructuring.

         Net cash used in investing activities was $409,767 and $6,251,657 for the three-month periods ended March 31, 2000 and 1999, respectively. The uses in 2000 consisted of purchases of marketable securities and purchases of fixed assets, offset by brokerage borrowings and proceeds from the disposal of assets. The uses in 1999 resulted primarily from the acquisition of capital assets to build the Nasdaq data center and payments for personnel related expenses associated with the development of the Pacific Exchange and Nasdaq applications.

         Net cash used in financing activities of $821,483 and net cash provided by financing activities of $1,163,431 for the three-month periods ended March 31, 2000 and 1999, respectively, resulted from proceeds relating to the exercise of employee options in both periods, offset by payments on capital leases in both periods in addition to the receipt of approximately $1,000,000 in the first quarter of 1999 from a term loan from a certain leasing company.

         As of December 31, 1999, we had cash and cash equivalents of $62,637,410 and working capital of $50,234,094 as compared to cash and cash equivalents of $63,839,270 and working capital of $53,088,565 as of December 31, 1998.

         Net cash used in operating activities was $82,564,466 and $49,811,140 for the years ended December 31, 1999 and 1998, respectively. Net cash used in operating activities for 1999 were primarily attributable to quarterly net losses and increases in prepaid expenses associated with warranty and support agreements, as well as increases in accounts receivable and decreases in accounts payable, partially offset by non-cash charges for depreciation, amortization, the value assigned to warrants issued as compensation and the value assigned to employee options in connection with their termination.

         Net cash used in investing activities was $25,060,563 and $5,766,386 for the years ended December 31, 1999 and 1998, respectively. The net cash used in investing activities for 1999 consisted of purchases of hardware and software for the build out and deployment of the Pacific Exchange and the Nasdaq systems, in addition to salaries and other employee related costs associated with the development of such systems. The uses in 1998 resulted primarily from the acquisition of hardware and software for the Pacific Exchange system.

         Net cash provided by financing activities of $106,423,169 and $112,000,036 for the years ended December 31, 1999 and 1998, respectively, resulted primarily from proceeds relating to the issuance of preferred stock, the exercise of warrants and the exercise of employee options. This was offset by payments on capital leases in both periods in addition to the purchase and sale of treasury stock in 1998. Additional cash receipts in 1999 of approximately $2,740,000 resulted from the repayment of certain loans of approximately $1,740,000 and the receipt of a term loan of approximately $1,000,000.

         We are still generating losses and expect to do so for the foreseeable future. Presently we have cash to fund operations through the middle of October 2000. Through certain recent expense reductions we have been able to extend our available cash from September to the middle of October. Additional expense reductions and additional equity financing will be required during 2000 to meet our operating and investing cash requirements. There is no assurance that we will be successful in achieving these expense reductions and in raising this money on acceptable terms or at all. If we do not succeed, we will be unable to continue as a going concern.

MARKET RISK

         Our exposure to market risk is related to changes in interest rates, foreign currency exchange rates and equity prices. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those mentioned in the risk factors in this registration statement.

         Interest Rate Risk. As of March 31, 2000 and December 31, 1999, we had cash and cash equivalents of $39,576,288 and $62,637,410, respectively, that consisted of cash and highly liquid short-term investments with original maturities of 90 days or less at the date of purchase. These investments may be subject to interest rate risk and would decrease in value if the market interest rate increased. A hypothetical increase or decrease in market interest rates at December 31, 1999 or March 31, 2000 of 10 percent would have caused the fair value of these short-term investments to change by an immaterial amount. Declines in interest rates over time will, however, reduce our interest income.

         Foreign Currency Exchange Rate Risk. Substantially all of our revenues recognized to date have been denominated in U.S. dollars from our U.S. customers as well as our international customers. Although revenues from international customers to date have been U.S. dollar denominated, we cannot be certain that future international customers or future business ventures will result in U.S. dollar denominated revenue, royalties or dividends. As a result, our operating results could become subject to significant fluctuations based upon changes in the exchange rates of certain currencies in relation to the U.S. dollar.

         Equity Price Risk. As of March 31, 2000, we had short term equity investments of $1,373,750. Management does not hold these investments for a significant period of time and therefore does not consider these investments to have a material equity price risk exposure.

RECENT ACCOUNTING PRONOUNCEMENTS

         During 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. We are currently evaluating the impact, if any, of this standard, which will be applicable to our December 31, 2001 consolidated financial statements. We do not believe the impact will be material.

         During 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement is applicable to and has been adopted in our 1999 consolidated financial statements and requires us to capitalize certain payroll and payroll related costs and other costs that are directly related to the development of certain of our systems.

         During March 2000, the Financial Accounting Standards Board issued Interpretation 44, Accounting for Certain Transactions Involving Stock Compensation. This interpretation will be applicable to our third quarter consolidated financial statements. We do not expect the adoption of such interpretation to have a material effect on our consolidated financial statements.

ITEM 3.  PROPERTIES

         Our headquarters are located in Jersey City, New Jersey. We sublease approximately 32,000 square feet under a sublease that expires in February 2014. We also lease approximately 31,000 square feet for our operations center in Jersey City, New Jersey and offices in Boston, Massachusetts; Chicago, Illinois; Durango, Colorado; Los Angeles, California; New York, New York; Toronto, Canada; and Tokyo, Japan. We believe that our present facilities are adequate for our current needs.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables give information as of June 12, 2000 regarding the ownership of our common stock, series A convertible participating preferred stock, series B convertible participating preferred stock, series C convertible preferred stock and series D convertible preferred stock by:

         - each person who is known by us to own more than 5% of the shares of the class or series of stock,
         -        each named executive officer,
         -        each of our directors, and
         -        all of our directors and executive officers as a group.

         The percentage of shares beneficially owned is based on 35,871,657 shares of common stock, 3,222,068 shares of series A convertible participating preferred stock, 11,000,000 shares of series B convertible participating preferred stock, 8,250,000 shares of series C convertible preferred stock and 250,000 shares of series D convertible preferred stock outstanding as of June 12, 2000. Beneficial ownership is determined in accordance with the rules of the SEC. Shares subject to options that are exercisable currently or within 60 days following June 12, 2000 are deemed outstanding and beneficially owned by the optionee in computing share and percentage ownership of that optionee, but are not deemed outstanding in computing the percentage ownership of any other person. Shares entitled to vote include shares of common stock held and shares of series A convertible participating preferred stock, series B convertible participating preferred stock, series C convertible preferred stock and series D convertible preferred stock held, on an as converted basis. The percentage of shares entitled to vote is based on a total of 68,259,929 voting shares outstanding (on an as converted basis, which excludes 740,000 shares of non-voting common stock) as of June 12, 2000. Except as indicated in the footnotes to these tables, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned. Unless otherwise indicated, the address of each person named in the following tables is c/o OptiMark Holdings, Inc., 10 Exchange Place, 24th Floor, Jersey City, New Jersey 07302.

COMMON STOCK


                                                                                                          PERCENTAGE OF
                                            NUMBER OF SHARES      PERCENT OF SHARES    NUMBER OF SHARES   SHARES ENTITLED TO
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED    BENEFICIALLY OWNED   ENTITLED TO VOTE   VOTE

Peter L. Bloom.............................   12,453,184(1)          27.6%                     -             -
General Atlantic Partners, L.L.C...........   12,428,184(1)          27.6             12,428,184            18.2%
SOFTBANK Affiliates........................    8,250,000(2)          18.7              8,250,000            12.1
Ronald D. Fisher...........................    8,250,000(2)          18.7                      -             -
William A. Lupien..........................    5,624,867(3)          15.7              5,572,448             8.2
Dow Jones & Company, Inc...................    5,318,792(4)          13.6              5,318,792             7.8
Richard W. Jones...........................    4,767,427(5)          13.3              4,767,427             7.0
The Nasdaq Stock Market, Inc...............    4,500,000(6)          11.1                      -             -
American Century Companies, Inc............    2,800,000(7)           7.6              2,060,000             3.0
Virginia Surety Company, Inc...............    2,500,000(8)           6.5              2,000,000             2.9
DH Management, Inc.........................    2,000,000(9)           5.6              2,000,000             2.9
Morton H. Meyerson.........................    1,521,417(10)          4.2              1,521,417             2.2
Phillip J. Riese...........................      750,000(11)          2.1                350,000              *
John T. Rickard............................      464,104(12)          1.3                 13,818              *
Paul I. Kasnetz............................       65,000(13)           *                  25,000              *
Michael D. O'Halleran......................       15,000               *                  15,000              *
Jerome H. Bailey...........................            -               -                       -              -
Kenneth D. Pasternak.......................            -               -                       -              -
Robert J. Warshaw..........................            -               -                       -              -
All directors and executive officers
   as a group (13 persons).................   33,845,999             62.5%            12,240,110            18.0%

*        Less than one percent

(1)      Represents:

         - 2,763,699 shares of common stock held by General Atlantic Partners 35, L.P. ("GAP 35"),
         - 6,976,520 shares of common stock issuable currently on conversion of 1,744,130 shares of series A convertible participating preferred stock held by GAP 35,
         - 478,945 shares of common stock held by GAP Coinvestment Partners, L.P. ("GAPCo"),
         - 1,209,020 shares of common stock issuable currently on conversion of 302,255 shares of series A convertible participating preferred stock held by GAPCo,
         - 813,220 shares of common stock issuable currently on conversion of 203,305 shares of series A convertible participating preferred stock held by General Atlantic Partners 52, L.P. ("GAP 52"), and
         - 186,780 shares of common stock issuable currently on conversion of 46,695 shares of series A convertible participating preferred stock held by GAP Coinvestment Partners II, L.P. ("GAPCo II").

         In addition, includes options to purchase 25,000 shares of common stock exercisable within 60 days of June 12, 2000 held by Peter L. Bloom. Mr. Bloom, a director, is a managing member of General Atlantic Partners, LLC ("GAP LLC"). GAP LLC is the general partner of GAP 35 and GAP 52. The managing members of GAP LLC are also the general partners of GAPCo and GAPCo II. Mr. Bloom disclaims beneficial ownership of the shares referred to above, except to the extent of his pecuniary interest. GAP LLC is not a beneficial owner of the options held by Mr. Bloom. The address of GAP LLC is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(2) Represents 8,136,150 and 113,850 shares of common stock issuable currently on conversion of 8,136,150 and 113,850 shares of series C convertible preferred stock held by SOFTBANK Capital Partners L.P. and SOFTBANK Capital Advisors Fund L.P., respectively. Ronald D. Fisher, a director, is a managing director of the general partner of each of these SOFTBANK entities. Mr. Fisher disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. The address of the SOFTBANK entities is 10 Langley Road, Suite 403, Newton Center, Massachusetts 02159.

(3) Includes 4,725,676 shares held jointly by Mr. Lupien and his spouse, 792,400 shares held by a family partnership controlled by Mr. Lupien, 52,372 shares held by Mr. Lupien's spouse and 47 shares held by a retained annuity trust of which Mr. Lupien is the beneficiary. Mr. Lupien disclaims beneficial ownership of the shares held by his spouse and the retained annuity trust.

(4) Includes 3,157,028 shares of common stock issuable currently on conversion of 789,257 shares of series A convertible participating preferred stock. The address of Dow Jones & Company, Inc. is 200 Liberty Street, New York, New York 10281.

(5) Includes 3,772,047 shares held by a trust for which Mr. Jones is the trustee and 90,004 shares held by a trust of which Mr. Jones is the beneficiary.

(6) Represents shares of common stock issuable on exercise of warrants exercisable within 60 days of June 12, 2000. The address of The Nasdaq Stock Market, Inc. is 1735 K Street, N.W., Washington, D.C. 20006.

(7) Includes 740,000 shares of common stock issuable currently on conversion of 740,000 shares of non-voting common stock. The address of American Century Companies, Inc. is 4500 Main Street, Kansas City, Missouri 64141-9210.

(8) Represents 2,000,000 shares of common stock issuable currently on conversion of 2,000,000 shares of series B convertible participating preferred stock and 500,000 shares of common stock issuable on exercise of a warrant exercisable within 60 days of June 12, 2000. The address of Virginia Surety Company, Inc. is 123 North Wacker Dr., 29th Floor, Chicago, Illinois 60606.

(9) Represents 2,000,000 shares of common stock held by High Performance Markets, Ltd., of which DH Management, Inc. is the general partner. The address of DH Management, Inc. is 3005A Booth Falls Road, Vail, Colorado 81657.

(10) Includes 1,482,717 shares of common stock held by a partnership controlled by Mr. Meyerson.

(11) Includes 400,000 shares of common stock issuable on exercise of options exercisable within 60 days of June 12, 2000.

(12) Represents 13,818 shares of common stock held by a trust of which Mr. Rickard is the trustee and beneficiary, 4,000 shares of common stock held by minor children of Mr. Rickard and 446,286 shares of common stock issuable on exercise of options exercisable within 60 days of June 12, 2000. Mr. Rickard disclaims beneficial ownership of the shares held by his minor children.

(13) Includes 40,000 shares of common stock issuable on exercise of options that are exercisable within 60 days of June 12, 2000. Mr. Kasnetz resigned from OptiMark in May 2000.

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER OF SHARES BENEFICIALLY OWNED     PERCENT OF SHARES BENEFICIALLY OWNED
------------------------------------              -----------------------------------     ------------------------------------
Peter L. Bloom (1)..............................         2,296,385                                 71.3%
General Atlantic Partners, L.L.C.(1)............         2,296,385                                 71.3
Dow Jones & Company, Inc........................           789,257                                 24.5
All directors and executive officers as
   a group (13 persons).........................         2,296,385                                 71.3%


(1) Represents 1,744,130 shares held by GAP 35, 302,255 shares held by GAPCo, 203,305 shares held by GAP 52, and 46,695 shares held by GAPCo
         II. Mr. Bloom, a director, is a managing member of GAP LLC. GAP LLC is the general partner of GAP 35 and GAP 52. The managing members of GAP LLC are also the general partners of GAPCo and GAPCo II. Mr. Bloom disclaims beneficial ownership of the shares referred to above, except to the extent of his pecuniary interest.

SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

                                                                           NUMBER OF SHARES         PERCENT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                       BENEFICIALLY OWNED       BENEFICIALLY OWNED
------------------------------------                                       ------------------       ------------------
Virginia Surety Company, Inc..........................................      2,000,000                          18.2%
Merrill Lynch affiliates (1)..........................................      1,500,000                          13.6
Paine Webber affiliate (2)............................................      1,060,000                          9.6
Credit Suisse affiliate (3)...........................................      1,000,000                          9.1
Goldman Sachs affiliate (4)...........................................      1,000,000                          9.1
CIBC affiliate (5)....................................................      850,000                            7.7
Nihon Keizai Shimbun..................................................      800,000                            7.3


(1) Represents 750,000 shares held by ML IBK Positions, Inc., 562,500 shares held by Merrill Lynch KECALP L.P. 1997 and 187,500 shares held by Merrill Lynch KEKALP International L.P. 1997. The address of the Merrill Lynch entities is 250 Vesey St., 5th Floor, New York, New York 10281.

(2) Represents shares held by PaineWebber Capital, Inc, whose address is 1285 Avenue of the Americas, 14th Floor, New York, New York 10019.

(3) Represents shares held by Credit Suisse First Boston OptiMark Investors, Inc., whose address is 11 Madison Avenue, 3rd Floor, New York, New York 10010.

(4) Represents shares held by The Goldman Sachs Group, Inc., whose address is 85 Broad Street, 12th Floor, New York, New York 10004.

(5) Represents shares held by CIBC Wood Gundy Capital Corp., whose address is 425 Lexington Avenue, 9th Floor, New York, New York 10017.

SERIES C CONVERTIBLE PREFERRED STOCK

                                                                NUMBER OF SHARES                    PERCENT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                            BENEFICIALLY OWNED                  BENEFICIALLY OWNED
------------------------------------                            ------------------                  ------------------
SOFTBANK affiliates (1).....................................    8,250,000                                      100%
Ronald D. Fisher (1)........................................    8,250,000                                      100
All directors and executive officers as.....................
  a group (13 persons)......................................    8,250,000                                      100%


(1) Represents 8,136,150 held by SOFTBANK Capital Partners L.P. and 113,850 shares held by SOFTBANK Capital Advisors Fund L.P. Ronald D. Fisher, a director, is a managing director of the general partner of each of these SOFTBANK entities. Mr. Fisher disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

SERIES D CONVERTIBLE PREFERRED STOCK

                                                                          NUMBER OF SHARES              PERCENT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED             BENEFICIALLY OWNED
------------------------------------                                     ------------------             ------------------
Bank Boston affiliate (1)............................................            250,000                       100%


(1) Represents shares held by BancBoston Capital Inc., whose address is 175 Federal Street, Boston, Massachusetts 02110.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

         Our directors and executive officers, and their ages as of June 12, 2000, are as follows:

NAME                                     AGE    POSITION(S)
----                                     ---    -----------
William A. Lupien...................     58     Chairman of the Board of Directors
Phillip J. Riese....................     50     Chief Executive Officer and Director
John T. Rickard.....................     52     Chief Scientific Officer of OptiMark, Inc. and Director
Robert J. Warshaw...................     46     Executive Vice President and Chief Technology Officer of OptiMark, Inc.
Robert T. Colgan....................     39     President of OptiMark U.S. Equities, Inc.
James G. Rickards...................     48     Senior Vice President, General Counsel and Secretary
Jerome H. Bailey....................     47     Director
Peter L. Bloom (1)..................     42     Director
Ronald D. Fisher....................     52     Director
Richard W. Jones....................     75     Director
Morton H. Meyerson (1)..............     62     Director
Michael D. O'Halleran...............     50     Director
Kenneth D. Pasternak................     46     Director


(1)      Member of compensation committee.

         William A. Lupien is our founder and a co-inventor of the OptiMark matching engine technology and currently serves as Chairman of the Board of Directors. Mr. Lupien served as the Chairman of the Board of Directors of OptiMark Technologies, Inc. and its predecessor, MJT Holdings, since its founding in 1988. From inception through November 1998, Mr. Lupien served as Chief Executive Officer of OptiMark Technologies, Inc. From 1983 to 1988, Mr. Lupien was President, then Chairman and Chief Executive Officer, of Instinet Corporation, a computer-based market access network company. From 1965 to 1983, Mr. Lupien served as a specialist on the floor of the Pacific Exchange. For six years during that period, he was also a member of the board of the Pacific Exchange. From 1974 to 1980, Mr. Lupien was President of Mitchum, Jones & Templeton, Inc., a brokerage firm. Mr. Lupien also serves as a Trustee of the Securities Industry Institute. Mr. Lupien received his Bachelor of Science degree from San Diego State University.

         Phillip J. Riese currently serves as Chief Executive Officer and has been a director of OptiMark since November 1998. Mr. Riese also serves as Chief Executive Officer of OptiMark, Inc. Mr. Riese was Chief Executive Officer of OptiMark Technologies, Inc. from November 1998 to June 2000. From 1994 to November 1998, Mr. Riese was President of the Consumer Card Group of American Express, a credit card company, and Chairman of American Express Centurion Bank. From 1980 to 1994, Mr. Riese served in a variety of executive positions at American Express. Mr. Riese received a B. Comm. degree from Leeds University in the United Kingdom. He received an M.B.A. from the University of Cape Town in South Africa and an SM degree in Management from MIT.

         Dr. John T. (Terry) Rickard is a co-inventor of the OptiMark matching engine technology and currently serves as Chief Scientific Officer of OptiMark, Inc. Dr. Rickard has served as a director of OptiMark since July 1994. He obtained Series 7 (General Securities) and Series 24 (General Securities Principal) licenses during his service with our predecessor. Dr. Rickard served as Chief Scientific Officer of OptiMark Technologies, Inc. from February 1999 to June 2000 and served as President from July 1994 to February 1999. From 1975 to 1994, Dr. Rickard was Senior Vice President and Technical Director of Orincon Industries, a signal and information processing systems development company. Dr. Rickard received his bachelor's and master's degrees in electrical engineering from the Florida Institute of Technology, and his Ph.D. in engineering physics from the University of California at San Diego.

         Robert J. Warshaw currently serves as Executive Vice President and Chief Technology Officer of OptiMark, Inc. Mr. Warshaw served as Executive Vice President and Chief Technology Officer of OptiMark Technologies, Inc. from November 1999 to June 2000. From October 1993 to October 1999, Mr. Warshaw was the Chief Information Officer at Lazard Freres & Co. LLC, an international investment banking firm. From January 1990 to October 1993 Mr. Warshaw was a partner at

McKinsey & Company, a global management consulting firm. Mr. Warshaw received his bachelors degree in English from the University of Pennsylvania and a Masters in Management from Northwestern University's Kellogg School of Management.

         Robert T. Colgan currently serves as President of OptiMark U.S. Equities, Inc. Mr. Colgan served as President of OptiMark Technologies, Inc. from January 2000 to June 2000. From 1983 to 1999, Mr. Colgan was at Jefferies & Co., a third market trading firm where he served in a variety of senior management positions, including most recently as Executive Vice President and Director of Equity Capital Markets. Mr. Colgan received his Bachelor of Science Degree in Business Administration from the University of Colorado.

         James G. Rickards currently serves as our Senior Vice President, General Counsel and Secretary. From 1994 to August 1999, Mr. Rickards was General Counsel of Long-Term Capital Management, L.P., an investment management firm. From 1985 to 1994, Mr. Rickards was Senior Vice President, Secretary and General Counsel of Greenwich Capital Markets, Inc., an investment banking firm. Mr. Rickards received his Juris Doctoris degree from the University of Pennsylvania School of Law and his LL.M. in taxation from the New York University School of Law. Mr. Rickards received his Bachelor of Arts degree in Political Science from The Johns Hopkins University and his Master of Arts Degree in International Relations from the Paul H. Nitze School of Advanced International Studies of The Johns Hopkins University.

         Jerome H. Bailey has served as a director of OptiMark since January 1999. In April 1998, Mr. Bailey joined Dow Jones & Company, Inc. as Senior Vice President and Chief Financial Officer. In October 1998, Mr. Bailey was named Executive Vice President of Dow Jones & Company, Inc. From 1993 to 1997, Mr. Bailey was Chief Financial Officer for Salomon Inc and Salomon Brothers. From 1986 until 1993, Mr. Bailey was with Morgan Stanley where he served in a variety of executive positions. Prior to joining Morgan Stanley, Mr. Bailey was a partner at Price Waterhouse, a firm he joined in 1974. Mr. Bailey is a member of the board of directors of Ottaway Newspapers, Inc., the community newspaper subsidiary of Dow Jones & Company, Inc. Mr. Bailey received his Bachelor of Science degree from the University of Nebraska.

         Peter L. Bloom has served as a director of OptiMark since August 1996. Mr. Bloom is a Managing Member of General Atlantic Partners, L.L.C., a private equity investment firm focused exclusively on strategic investments in software and related services worldwide, and has served in that capacity since 1996. From 1983 to 1996, Mr. Bloom was at Salomon Brothers, an investment banking firm, where he last was the Managing Director of Salomon's U.S. Technology Division. He is a member of the board of directors of BindView Development Corporation and Predictive Systems, Inc., and is a special advisor to the board of directors of E*TRADE Group, Inc., as well as a board member of selected private companies. Mr. Bloom received his Bachelor of Arts degree in computer studies and economics from Northwestern University.

         Ronald D. Fisher has served as a director of OptiMark since November 1999. Mr. Fisher is the Vice Chairman of SOFTBANK Holdings Inc. and a director of SOFTBANK Corp., Japan. Mr. Fisher also currently serves as the Managing General Partner of SOFTBANK Capital Partners LP and represents SOFTBANK Corporation in the activities of SOFTBANK Technology Ventures. Before joining SOFTBANK in 1995, Mr. Fisher was, for six years, the Chief Executive Officer of Phoenix Technologies, Ltd., a developer and marketer of system software products for personal computers. Earlier, he was with INTERACTIVE Systems Corporation, a UNIX software company, where he served for five years in various capacities including Chief Operating Officer and Chief Executive Officer. Mr. Fisher's experience before Interactive Systems includes senior executive positions at Visicorp, TRW, and ICL (U.S.A). Mr. Fisher also serves as a member of the boards of directors of InsWeb Corporation and Ziff Davis Inc. Mr. Fisher received his M.B.A. from Columbia University, and Bachelor of Commerce degree from the University of Witwatersand in South Africa.

         Richard W. Jones has served as a director of OptiMark since December 1997. Mr. Jones has served as a business consultant to Paine Webber since 1988. From 1977 to 1988, Mr. Jones was Senior Vice President and a Director of E.F. Hutton & Co. From 1962 to 1977, Mr. Jones served in a variety of executive positions with Mitchum, Jones & Templeton, Inc., a brokerage firm, including Chairman and Chief Executive Officer. Mr. Jones was a member of the board of directors of GTE Corporation from 1966 until his retirement in 1998. Mr. Jones received his Bachelor of Science degree from the University of California, Los Angeles and earned graduate degrees from the University of California, Los Angeles and the University of California at Berkeley.

         Morton H. Meyerson has served as a director of OptiMark since August 1997. From 1992 to 1998, Mr. Meyerson was Chairman of Perot Systems Corporation, a provider of information technology services and business solutions. From 1979 to 1986, Mr. Meyerson served as President of Electronic Data Systems Corporation, an information services company. Mr. Meyerson is a member of the board of directors of Crescent Real Estate Equities, Inc., TeleTech Holdings, Inc., Energy Services Company International, Inc. and Lante Corporation. Mr. Meyerson received his Bachelor of Arts degree in economics and philosophy from the University of Texas at Austin.

         Michael D. O'Halleran has served as a director of OptiMark since April 1998. Mr. O'Halleran has served as President and Chief Operating Officer of Aon Group, Inc., the commercial brokerage and consulting operation of Aon Corporation, an insurance brokerage company, since 1995. From 1987 to 1995, Mr. O'Halleran served in a variety of executive positions at Aon Corporation. Mr. O'Halleran received his Bachelor of Arts degree from the University of Wisconsin-Whitewater.

         Kenneth D. Pasternak has served as a director of OptiMark since November 1999. Mr. Pasternak is the President, Chief Executive Officer and a director of Knight/Trimark Group, Inc., which is the largest wholesale market maker in U.S. equity securities and the leading execution destination for trades placed via the Internet. Mr. Pasternak founded the predecessor of Knight/Trimark, Roundtable Partners, LLC, in 1994. From 1979 to 1994, Mr. Pasternak served as Senior Vice President, limited partner and trading room manager for Spear Leeds & Kellogg/Troster Singer, a trading firm. He also serves on the boards of directors of BRASS Utility, the European Association of Securities Dealers Automated Quotation and the International Securities Exchange. Mr. Pasternak received his Bachelor of Arts degree from the State University of New York at New Paltz.

ITEM 6.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation earned for services rendered to us in all capacities for the fiscal year ended December 31, 1999 by

         -       our chief executive officer,

         - our next four most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1999, and

         - William F. Adiletta, for whom disclosure would have been required but for the fact that Mr. Adiletta resigned in November 1999.

We do not have a restricted stock award program or a long-term incentive plan in which our executive officers or directors may participate.


                                                                                           SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                          SALARY ($)             BONUS ($)           OPTIONS (#)           COMPENSATION
---------------------------                          ----------             ---------      ---------------------      ------------
Phillip J. Riese.................................    $ 425,000          $   1,000,000              -                         -
   Chief Executive Officer


William A. Lupien................................      180,000                   -                 -                         -
   Chairman of the Board


John T. Rickard..................................      180,000                   -                 -                         -
   Chief Scientific Officer of OptiMark, Inc.


Robert J. Warshaw (1)............................       28,990                175,000           500,000                      -
   Executive Vice President and
   Chief Technology Officer of OptiMark, Inc.



Paul I. Kasnetz (2)..............................      140,000                   -                 -                         -
   Former Vice President Finance
   and Administration



William F. Adiletta..............................       211,505               250,000              -                     $150,000(3)
   Former President OptiMark
   Nasdaq Market

(1) Mr. Warshaw became our executive vice president and chief technology officer in November 1999.

(2)      Mr. Kasnetz resigned from OptiMark in May 2000.

(3) Represents payments made during 1999 under a letter agreement with Mr. Adiletta in connection with his resignation in November 1999. See "-Employment and Other Agreements".

OPTION GRANTS IN LAST FISCAL YEAR

         The following table describes stock options granted to each of the named executive officers in the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options based on assumed rates of stock appreciation of 5% and 10% compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock performance. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock. The deemed value for the date of grant was determined after the date of grant solely for financial accounting purposes.

         In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 2,074,450 shares of common stock to employees. All options were granted under our stock option plan with exercise prices at the fair market value of our common stock on the date of grant, as determined by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash or check. Options generally vest 20% each year over a five-year period from the date of hire of the optionee.

                                                               PERCENT OF
                                                                 TOTAL
                                                                OPTIONS
                                              NUMBER OF        GRANTED TO                           POTENTIAL REALIZABLE VALUE AT
                                              SECURITIES       EMPLOYEES     EXERCISE                ASSUMED ANNUAL RATES OF STOCK
                              DATE OF         UNDERLYING       IN FISCAL     OR BASE    EXPIRATION   PRICE APPRECIATION FOR OPTION
                                GRANT      OPTIONS GRANTED        YEAR        PRICE       DATE                   TERM
                                -----      ---------------        ----        -----       ----                   ----
                                                                                                          5%              10%
                                                                                                          --              ---
Robert J. Warshaw........     11/15/99    500,000              24.1%         $12.00     11/15/09    $   3,773,368     $   9,562,455



AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table describes the named executive officers' option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options they held as of December 31, 1999. The "Value Realized" is based on the fair market value of our common stock as of the date of exercise and the "Value of Unexercised In-the-Money Options at Fiscal Year End" is the value as of December 31, 1999, in each case as determined by the board of directors, less the exercise price. All options were granted under our stock option plan.


                                                                                                    VALUE OF UNEXERCISED
                                                                  NUMBER OF SECURITIES              IN-THE-MONEY OPTIONS AT
                                       SHARES                     UNDERLYING UNEXERCISED            FISCAL YEAR-END ($)
                                       ACQUIRED ON   VALUE        OPTIONS AT FISCAL YEAR-END (#)
                                       EXERCISE      REALIZED
                                       (#)           ($)          EXERCISABLE/ UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                                       ---           ---          --------------------------   -------------------------
Phillip J. Riese..................     -             -                400,000/800,000                    0/0
William A. Lupien.................     -             -                -
John T. Rickard...................     8,000         68,000           426,286/165,715            3,573,431/1,208,569
Robert J. Warshaw.................     -             -                      0/500,000                    0/0
Paul I. Kasnetz...................     18,500        151,099           20,000/60,000               163,350/490,050
William F. Adiletta...............     163,704       1,337,052        231,209/0                  1,888,400/0

COMPENSATION OF DIRECTORS

          Our directors do not currently receive any cash compensation for their services as members of the board of directors, although we do reimburse them for travel and lodging expenses in connection with attendance at board and committee meetings. Our directors are eligible to receive options under our 1999 stock plan at the discretion of the board of directors or other administrator of the plan.

          During 1998, the board granted options to purchase an aggregate of 50,000 shares to each of Messrs. Bloom and Meyerson at an exercise price per share of $4.00. These option shares vest ratably over a four-year period subject to continuing service on the board and have a term of ten years. During 2000, the board granted options pursuant to our 1999 stock plan to purchase an aggregate of 10,000 shares to each of Messrs. Bloom and Meyerson, 50,000 shares to each of Messrs. Fisher and Pasternak and 60,000 shares to each of Messrs. Jones and O'Halleran, at an exercise price per share of $10.00. These option shares vest ratably over a five-year period, subject to continuing service on the board, and have a term of ten years.

EMPLOYMENT AND OTHER AGREEMENTS

         Phillip J. Riese. In November 1998 we entered into an employment agreement with Mr. Riese pursuant to which Mr. Riese was employed as chief executive officer and appointed to the board of directors. The agreement provides that Mr. Riese's employment will continue until terminated by either party with or without cause. Mr. Riese is entitled to a base salary of $425,000, subject to annual evaluation and increase as determined by the board of directors. Mr. Riese received a $1,000,000 bonus upon joining the company and received a $1,000,000 bonus in November 1999 on the first anniversary of his employment. Mr. Riese is also entitled to a one-time performance bonus of $1,000,000 if the company achieves pre-tax net income of at least $10,000,000 in a fiscal year.

          Under the agreement, Mr. Riese purchased 350,000 shares of common stock at a price of $10.00 per share. Of these shares, he purchased 100,000 with a full recourse promissory note payable to us. The shares purchased with this loan were subject to restrictions on transfer during the first year of Mr. Riese's employment. Mr. Riese repaid the note and the restrictions lapsed in November 1999.

         Under the agreement, if we terminate Mr. Riese's employment other than for "cause" or if Mr. Riese terminates his employment for "good reason",

          -      we must pay his base salary for two years after termination,

          - we must pay a lump sum payment equal to the greater of the bonus paid to Mr. Riese in the fiscal year before termination or a pro rata portion of his target bonus for the fiscal year in which termination occurs, excluding the one-time performance bonus,

          -      we must continue his benefits for two years, and

          - 60% of Mr. Riese's options will vest if the termination occurs within three years after the date of his employment, 80% will vest if the termination occurs thereafter but within four years from the date of his employment and 100% will vest if the termination occurs thereafter.

If the termination occurs on or after the first day of the tenth month of our fiscal year, Mr. Riese is entitled to a lump sum payment equal to the pro rata portion of his target bonus for the fiscal year, excluding the one-time performance bonus.

          If the one-time performance bonus is earned in the year we terminate Mr. Riese's employment other than for "cause" or Mr. Riese terminates his employment for "good reason" or Mr. Riese's employment is terminated by reason of death or disability, we must pay a prorated portion of that bonus.

          In the event of a "change of control", 75% of Mr. Riese's options will vest if the change of control occurs within two years of the date of his employment, 60% will vest if the change of control occurs thereafter but within three years of the date of his employment, 80% will vest if the change of control occurs thereafter but within four years of the date of his employment and all will vest if the change of control occurs thereafter. If we terminate Mr. Riese's employment other than for "cause" or if Mr. Riese terminates his employment for "good reason" within one year after a change of control, all of Mr. Riese's options will vest.

         William A. Lupien. In August 1996 we entered into an employment agreement with Mr. Lupien. The agreement provides that Mr. Lupien's employment will continue until terminated by either party with or without cause. The agreement further provides that if we terminate Mr. Lupien's employment without "cause" or Mr. Lupien terminates his employment because of a substantial diminution in responsibility or pay or because of a forced relocation,

         - we will continue to pay Mr. Lupien his base salary for eighteen months,

         -        all of Mr. Lupien's stock options will vest, and

         - we must loan Mr. Lupien an amount sufficient to pay the exercise price of his stock options.

         John T. Rickard. In August 1996 we entered into an employment agreement with Mr. Rickard which is substantially identical to our agreement with Mr. Lupien.

         Robert J. Warshaw. In August 1999 we entered into a letter agreement with Mr. Warshaw. The letter agreement provides that Mr. Warshaw's employment will continue at the discretion of both parties. Mr. Warshaw is entitled to a base salary of $225,000 and a guaranteed bonus of $350,000 for the first year of his employment. One-half of the guaranteed bonus was paid to Mr. Warshaw on commencement of his employment and the balance is payable on the first anniversary of Mr.

Warshaw's employment. In the event of a "change of control", or if we terminate Mr. Warshaw's employment other than for "cause" or if Mr. Warshaw terminates his employment for "good reason" within one year after a change of control, Mr. Warshaw's options will vest in the same manner as Mr. Riese's options, as described above. If we terminate Mr. Warshaw's employment without "cause" or Mr. Warshaw terminates his employment for "good reason," we must pay him an amount equal to 12 times his last gross monthly salary plus the amount of any cash bonus paid to him during the period 12 months before termination.

          William F. Adiletta. In November 1999, we entered into a letter agreement with William F. Adiletta in connection with his resignation as President of OptiMark Nasdaq Market and a director. Under this agreement, Mr. Adiletta received $150,000 on signing and $150,000 on January 3, 2000, and is receiving $150,000 payable in 12 equal semi-monthly installments beginning in January 2000. In addition, half of the options granted to Mr. Adiletta which would have vested after November 1999 were treated as vested on the date of Mr. Adiletta's termination and all vested options remain exercisable until November 1, 2002.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

          Peter L. Bloom and Morton H. Meyerson served as members of our compensation committee during the fiscal year ended December 31, 1999. Neither of the members of our compensation committee has ever been an officer or employee of OptiMark. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Described below are past and proposed transactions involving amounts exceeding $60,000 in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of their immediate families had or will have a direct or indirect material interest.

SALES OF SECURITIES

          In August 1996 and March and May 1997, we issued an aggregate of 2,046,385 shares of series A convertible participating preferred stock to General Atlantic Partners 35, L.P. and GAP Coinvestment Partners, L.P., and 1,364,257 shares of series A convertible participating preferred stock to Dow Jones & Company, Inc. at a purchase price of $7.33 per share. These investors entered into a stockholders agreement that provides for rights of first offer to purchase our capital stock on issuance and a registration rights agreement. The General Atlantic entities and Dow Jones are the beneficial owners of more than five percent of our common stock.

          In May 1997, we issued warrants to purchase up to an aggregate of 3,242,644 shares of common stock to General Atlantic Partners 35 and GAP Coinvestment Partners and a warrant to purchase up to an aggregate of 2,161,764 shares of common stock to Dow Jones for an initial price of $2.25 per share. In January 1998, the General Atlantic entities exercised their warrants to acquire 3,242,644 shares of common stock for an aggregate purchase price of $7,295,949. In April 1999, Dow Jones exercised its warrant to acquire 2,161,764 shares of common stock for an aggregate purchase price of $5,886,483.

          In August 1997, we issued an aggregate of 818,552 shares of common stock to Big Bend Investments II, L.P., a partnership controlled by Morton H. Meyerson, one of our directors, for an aggregate purchase price of $1,500,000.

          In April 1998, we issued 2,000,000 shares of series B convertible participating preferred stock to Virginia Surety Company, Inc. at a purchase price of $10.00 per share. In June 1998, we issued 1,000,000 shares of series B convertible participating preferred stock to The Goldman Sachs Group, L.P. at a purchase price of $10.00 per share. In July 1998, we issued 800,000 shares of series B convertible participating preferred stock to Nihon Keizai Shimbun, Inc., and an aggregate of 1,500,000 shares of series B convertible participating preferred stock to ML IBK Positions, Inc., Merrill Lynch KECALP L.P. 1997 and Merrill Lynch KECALP International L.P. 1997, at a purchase price of $10.00 per share. In August 1998, we issued 1,000,000 shares of series B convertible participating preferred stock to Credit Suisse First Boston OptiMark Investors, Inc. and

1,060,000 shares of series B convertible participating preferred stock to Paine Webber Capital, Inc., at a purchase price of $10.00 per share. Each investor entered into a registration rights agreement. Each of the foregoing series B investors is the beneficial owner of at least five percent of our series B convertible participating preferred stock.

          In April 1998, we issued to Virginia Surety Company a warrant to purchase up to 500,000 shares of common stock for $10.00 per share in connection with its investment in shares of series B convertible participating preferred stock.

          In September 1998, we entered into an agreement to issue warrants to Nasdaq to purchase up to an aggregate of 11,250,000 shares of common stock for prices ranging from $5.00 to $7.00 per share in consideration for our agreement to develop and provide the Nasdaq application of the OptiMark trading technology. In October 1999, we issued to Nasdaq a warrant to purchase 2,250,000 shares of common stock for a price of $5.00 per share and a warrant to purchase 2,250,000 shares of common stock for a price of $7.00 per share. Nasdaq is the beneficial owner of more than five percent of our common stock.

          In May 1999, we issued warrants to purchase up to an aggregate of 1,500,000 shares of common stock for $10.00 per share to The Goldman Sachs Group, Inc., ML IBK Positions, Inc., Merrill Lynch KECALP L.P. 1997 and Merrill Lynch KECALP International L.P. 1997. These warrants expired unexercised pursuant to their terms in June 1999.

          In July 1999, we issued 8,250,000 shares of series C convertible preferred stock to SOFTBANK Capital Partners L.P. and SOFTBANK Capital Advisors Fund L.P. at a purchase price of approximately $11.76 per share. In connection with the SOFTBANK affiliates' investment, they entered into a registration rights agreement. The SOFTBANK affiliates are the beneficial owners of more than five percent of our common stock.

          In July 1999, we issued 250,000 shares of series D convertible preferred stock to BancBoston Capital Inc. at a purchase price of $12.00 per share. In connection with BancBoston's investment, it entered into a registration rights agreement. BancBoston is the beneficial owner of all of our series D convertible preferred stock.

          In October 1999, we entered into an agreement to issue warrants to Knight/Trimark Group, Inc. to purchase a number of shares of common stock at an exercise price to be determined depending on the number of executions matched through the OptiMark equities trading system resulting from profiles entered into by Knight/Trimark. Kenneth Pasternak, a member of our board of directors, is an executive officer and director of Knight/Trimark.

HIGH PERFORMANCE MARKETS, LTD.

          High Performance Markets, Ltd., is a limited partnership in which Messrs. Lupien, Rickard, and Jones indirectly owned a majority of the limited partnership interests and control the general partner. In July 1996, we sold to High Performance Markets a royalty-free, exclusive, fully paid, perpetual, worldwide license to make, use and distribute products, systems and services under certain of our patent applications within the non-securities industry field for $650,000. High Performance Markets delivered a non-recourse promissory note in the original principal amount of $650,000 in payment of the purchase price. Interest on the principal amount of the loan accrued at a rate of 5.45% per annum, compounded annually.

          In April 1998, we purchased from High Performance Markets for $500,000 a fully paid, perpetual, worldwide license to make, use and distribute products, systems and services under our patent applications within the insurance industry.

          In March 1999, we entered into a license termination agreement with High Performance Markets under which High Performance Markets agreed to the termination of the license granted by us to High Performance Markets in July 1996. In consideration for the termination of the license, we granted to High Performance Markets 2,000,000 shares of common stock valued at $28,000,000. In connection with the transaction, the terms of the $650,000 promissory note from High Performance Markets were amended and restated to provide that the note would be a recourse obligation. The terms of the transaction were negotiated over a period of several months and approved by a special independent committee of the board of directors. The special committee was comprised of four members, two of whom were professional private equity investors with significant experience in the valuation and purchase of entities and their assets. In agreeing on the form of the transaction and the value of the license, the special committee considered the importance to OptiMark, confirmed by investment bankers in the context of a proposed initial public offering under consideration at the time, of having the rights to exploit its technology in all industries. In assessing the value of the license, the special committee also considered the extensive development of the OptiMark equities trading system that had occurred since the date of the grant of the license, the significant amount of capital that had been spent by OptiMark on research and development since that time, and the recent implementation of the OptiMark equities trading system on the Pacific Exchange in January 1999.

          In August 1999, High Performance Markets paid in full all principal and accrued interest outstanding on the $650,000 loan. The largest principal amount outstanding under the loan during 1999 was $650,000.

AON INSURANCE CORPORATION/VIRGINIA SURETY COMPANY, INC.

          In April 1998, we granted to Aon Corporation, the parent company of Virginia Surety Company, Inc., in connection with Virginia Surety's investment in our series B convertible participating preferred stock, a fully paid, perpetual, worldwide license to use and distribute products, systems and services under several of our patent applications within the insurance industry.

          We use Aon Risk Services, Inc. of New York, a wholly-owned subsidiary of Aon Corporation, as broker for our corporate insurance needs including worker's compensation, general liability, auto, umbrella liability, property, directors and officers liability, errors and omissions liability, fiduciary and crime insurance policies. The premiums under these policies were approximately $817,000 in 1999. We also use Cananwill Inc., another wholly-owned subsidiary of Aon Corporation, to finance the insurance premiums on the above mentioned policies. We paid approximately $1,143,000 to Cananwill in 1999.

NIHON KEIZAI SHIMBUN/QUICK CORP.

          In September 1998, we established a joint venture in Japan called Japan OptiMark Systems, Inc. with Nihon Keizai Shimbun and QUICK Corp. Nihon Keizai Shimbun is the beneficial owner of more than five percent of our series B convertible participating preferred stock.

DOW JONES & COMPANY, INC.

          In December 1998, we purchased from Dow Jones & Company, Inc. 250,000 shares of our series A convertible participating preferred stock for an aggregate purchase price of $10,000,000. At the time of the transaction, each share of series A convertible participating preferred stock was convertible into four shares of common stock and the fair market value of our common stock was $10.00 per share, as determined by the board of directors. Dow Jones is the beneficial owner of over five percent of our common stock.

LOANS TO EXECUTIVE OFFICERS

          In November 1998, we made a full-recourse loan to Phillip J. Riese in the principal amount of $1,000,000, the proceeds of which he used to purchase 100,000 shares of our common stock. Interest on the principal amount of the loan accrued at a rate of 4.33% per annum, compounded annually. Mr. Riese purchased an additional 250,000 shares at the same time with $2,500,000 of his own funds. The principal balance and all accrued interest were paid by Mr. Riese in November 1999. The largest principal amount outstanding under the loan during 1999 was $1,000,000. We made this loan to Mr. Riese because we thought it was beneficial to our stockholders for our chief executive officer to have a larger equity stake in OptiMark. Mr. Riese's investment demonstrates his support of OptiMark and provides an incentive for him to remain committed to our success.

          In March 1998, we made a loan to John T. Rickard in the principal amount of $200,000, the proceeds of which he used to repay other indebtedness. Interest on the principal amount of the loan accrues at 6% per annum. The principal balance of the loan and all accrued but unpaid interest are due and payable on March 31, 2003 or within 30 days of Mr. Rickard's termination of employment, if earlier. In January 1999 and January 2000, Mr. Rickard paid all accrued interest on the loan. The largest principal amount outstanding under the loan during 1999 was $200,000. In April 2000, we forgave the outstanding principal amount under this loan in consideration for Mr. Rickard's past services and Mr. Rickard paid all accrued and unpaid interest.

OTHER TRANSACTIONS

          In May 1996, in consideration for the sale of certain technology by a subsidiary of our predecessor, MJT Holdings, Inc., we received a promissory note from TOMCAT, LLC in the principal amount of $700,000. TOMCAT is a limited liability company in which Messrs. Lupien, Rickard, and Jones indirectly owned a majority of the membership interests. Interest on the principal amount of the note accrues at 5.45% per annum, compounded annually. The principal balance and all accrued but unpaid interest on the note are due and payable on May 31, 2005. The largest principal amount outstanding under the note during each of 1997, 1998 and 1999 was $700,000. During 1997, we determined that the note was uncollectible and wrote it off against the reserve we set up in 1996.

          In May 1996, in consideration for the sale of certain technology from MJT Holdings, we received a promissory note from Durango Holdings, Ltd. in the principal amount of $1,900,000. Durango Holdings is a limited partnership in which Messrs. Lupien, Rickard, and Jones owned a majority of the limited partnership interests and controlled the general partner. Interest on the principal amount of the note accrues at 5.45% per annum, compounded annually. The principal balance and all accrued but unpaid interest on the note are due and payable on May 31, 2005. The largest principal amount outstanding under the note during each of 1997, 1998 and 1999 was $1,900,000. During 1997, we recorded a valuation allowance for the full amount of the note. In May 1999, Durango Holdings assigned its rights and obligations under the note to Pegasus Technologies, Ltd., a limited partnership in which Messrs. Lupien, Rickard, and Jones owned a majority of the limited partnership interests and control the general partner. In August 1999, Pegasus Technologies paid us approximately $59,000 on the note.

ITEM 8.  LEGAL PROCEEDINGS

          We are not currently a party to any legal proceedings, an adverse outcome of which, individually or in the aggregate, could have a material adverse effect on our business, financial condition or operating results. We have been subject to legal proceedings in the past and may be subject to legal proceedings in the future.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

          There is no established public trading market for the shares of common stock and we do not currently intend to seek inclusion of the shares of common stock in any established public trading market. As of June 12, 2000 we had 36,611,657 outstanding shares of common stock, including 740,000 shares on non-voting common stock owned by approximately 627 holders.

          There are 68,999,929 outstanding shares of common stock on an as converted basis that can be sold pursuant to Rule 144 within 90 days after the effective date of this registration statement. As of June 12, 2000 we have

         - issued options to purchase an aggregate of 14,413,139 shares of common stock to our directors, officers and employees,
         - issued warrants to purchase an aggregate of 8,458,328 shares of common stock to investors and strategic partners, and
         - granted registration rights to holders of approximately 40,113,000 shares of common stock, on an as converted basis.

          We have not declared any dividends or other distributions on our shares of common stock. We do not anticipate paying any other cash dividends in the foreseeable future and anticipate that future earnings will be retained to finance operations.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

          The following is a summary of our transactions since April 1997 involving sales of our securities that were not registered under the Securities Act of 1933.

          In May 1997, we issued 1,364,256 shares of series A convertible participating preferred stock and warrants to purchase up to an aggregate of 5,404,408 shares of common stock for an initial price of $2.25 per share to three accredited investors for an aggregate purchase price of $10,000,000. Each share of series A convertible participating preferred stock is currently convertible into four shares of common stock.

          In August 1997, we issued 818,552 shares of common stock to Big Bend Investments II, L.P., a partnership controlled by Morton H. Meyerson, a director, for $1,500,000.

          In January 1998, in connection with the exercise of warrants we issued in May 1997, we issued an aggregate of 3,242,644 shares of common stock to General Atlantic Partners 35 and GAP Coinvestment Partners for an aggregate purchase price of $7,295,949.

          From April to December 1998, we issued an aggregate of 11,000,000 shares of series B convertible participating preferred stock to 54 accredited investors for an aggregate purchase price of $110,000,000.

          In April 1998, we issued a warrant to Virginia Surety Company, Inc. to purchase up to 500,000 shares of common stock for $10.00 per share in consideration for Virginia Surety Company's investment in series B convertible participating preferred stock.

          In April 1998, we granted options to purchase an aggregate of 200,000 shares of common stock at an exercise price of $4.00 per share to four non-employee directors.

          In June 1998, in connection with the exercise of options we granted in April 1998, we issued an aggregate of 100,000 shares of common stock to two non-employee directors for an aggregate purchase price of $400,000.

          In June 1998, we issued a warrant to Transamerica Business Credit Corporation to purchase up to 42,500 shares of common stock for $10.00 per share in consideration for Transamerica Business Credit Corporation providing equipment lease financing to us.

          In August 1998, we issued a warrant to Francis X. Egan, a consultant, to purchase up to 40,000 shares of common stock for $10.00 per share.

          In October 1998, we issued 20,000 shares of common stock to Yehoshua Benjamin, a consultant, for $200,000.

          In October 1998, we issued 5,000 shares of common stock to Ramsey Beirne Partners, L.L.C., a consulting firm, for $50,000 and also issued a warrant to Ramsey Beirne to purchase up to 5,000 shares of common stock for $10.00 per share.

          In December 1998, we issued 100,000 shares of common stock to Phillip
J. Riese, our chief executive officer, for $1,000,000.

          In December 1998, we issued 250,000 shares of common stock to Phillip
J. Riese for $2,500,000.

          In January 1999, we issued a warrant to BIOS Group LP, a consulting firm, to purchase up to 5,000 shares of common stock for $10.00 per share.

          In February 1999, we granted an option to purchase 20,000 shares of common stock at an exercise price of $14.00 per share to Carl M. Valenti, a former director, for certain consulting services.

          In March 1999, we issued 300,000 shares of common stock to Dow Jones pursuant to Dow Jones's conversion of 75,000 shares of series A convertible participating preferred stock.

          In March 1999, we issued 2,000,000 shares of common stock to High Performance Markets in consideration for the cancellation of certain license rights we had previously granted to High Performance Markets.

          In April 1999, in connection with the exercise of warrants we granted in May 1997, we issued 2,161,764 shares of common stock to Dow Jones for $5,886,483.

          In May 1999, we issued warrants to B.T. Investment Partners, Inc., The Goldman Sachs Group, Inc., ML IBK Positions, Inc., Merrill Lynch KECALP L.P. 1997, and Merrill Lynch KECALP International L.P. 1997 to purchase up to an aggregate of 1,666,667 shares of common stock for $10.00 per share. These warrants expired unexercised in June 1999.

         In July 1999, we issued 8,250,000 shares of series C convertible preferred stock to SOFTBANK Capital Partners L.P. and SOFTBANK Capital Advisors Fund L.P. for $97,000,000.

          In July 1999, we issued 250,000 shares of series D convertible preferred stock to BancBoston Capital Inc. for $3,000,000.

          In August 1999, in connection with the exercise of warrants we granted in October 1998, we issued 5,000 shares of common stock to Ramsey Beirne for $50,000.

          In August 1999, we issued 4,167 shares of common stock to Ramsey Beirne for $50,000.

          Between April 1997 and April 1998, we granted options to purchase 1,219,000 shares of common stock at an exercise price of $1.8325 per share and granted options to purchase 777,000 shares of common stock at an exercise price of $2.56 per share to employees. Between April 1998 and June 1998, we granted options to purchase 845,000 shares of common stock at an exercise price of $4.00 per share to employees. Between July 1998 and August 1998, we granted options to purchase 267,500 shares of common stock at an exercise price of $7.50 per share to employees. Between September 1998 and February 1999, we granted options to purchase 1,560,350 shares of common stock at an exercise price of $10.00 per share to employees. Between February 1999 and July 1999, we granted options to purchase 781,950 shares of common stock at an exercise price of $14.00 per share to employees. From July 1999 to November 1999, we granted options to purchase 1,136,900 shares of common stock at an exercise price of $12.00 per share to employees. From January 2000 to June 12, 2000, we granted options to purchase 8,762,100 shares of common stock at an exercise price of $10.00 per share to employees and directors.

          Between December 1997 and June 2000, we issued an aggregate of 851,514 shares of common stock upon the exercise of stock options for aggregate consideration of approximately $1,590,000.

          These issuances of securities were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Rule 701 promulgated under the Securities Act, as transactions by an issuer not involving a public offering or transactions under compensatory benefit plans and contracts as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution, and appropriate legends were affixed to the share certificates and instruments issued. All recipients were accredited investors as defined in the Securities Act and/or were sophisticated and had adequate access, through their relationship with us, to information about us.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.01 per share, and 40,000,000 shares of preferred stock, par value $.01 per share. As of June 12, 2000 there were issued and outstanding

         - 36,611,657 shares of common stock, including 740,000 shares of non-voting common stock,

         - 3,222,068 shares of series A convertible participating preferred stock,

         - 11,000,000 shares of series B convertible participating preferred stock,

         -        8,250,000 shares of series C convertible preferred stock, and

         -        250,000 shares of series D convertible preferred stock.

COMMON STOCK

          There are 1,500,000 shares of the authorized common stock that are designated as non-voting common stock. As of June 12, 2000 there were issued and outstanding 740,000 shares of non-voting common stock. These shares have no voting rights, except as provided by law. The remainder of the authorized common stock is voting common stock, the holders of which are entitled to one vote per share. Votes are not cumulated in the election of directors. Under our certificate of incorporation, the holders of common stock have no preemptive or similar rights or redemption or conversion privileges. The holders of common stock are entitled to receive dividends as and when declared by the board of directors from legally available funds and are entitled on liquidation to share ratably in all assets remaining after payment of liabilities and liquidation preferences to holders of preferred stock.

          Under an amended and restated stockholders agreement, dated April 23, 1998, stockholders holding an aggregate of 29,203,657 shares of common stock (on an as converted basis) have preemptive rights with respect to the issuance of new shares of common stock or securities convertible into or exchangeable for common stock before an initial public offering of the common stock.

          The agreement also entitles General Atlantic Partners 35, GAP Coinvestment Partners, General Atlantic Partners 52 and GAP Coinvestment Partners II, together as a group, and Dow Jones to designate two individuals to the board of directors for as long as each stockholder owns at least five percent of the total common stock outstanding on an as converted basis. They are entitled to designate one individual for as long as each stockholder owns less than five percent and at least two percent of the total common stock outstanding on an as converted basis. Virginia Surety Company is entitled to designate one individual to the board of directors for so long as it owns at least two-thirds of the series B convertible participating preferred stock it purchased from us. These stockholders will no longer be entitled to designate any directors once they own less than two percent of the total common stock outstanding on an as converted basis.

PREFERRED STOCK

          Shares of preferred stock we acquire must be retired and canceled promptly after acquisition. These shares on cancellation become authorized but unissued shares of preferred stock. Shares of series A convertible participating preferred stock may be reissued only as part of another series of preferred stock, and shares of other series of preferred stock may be reissued as part of the same or another series of preferred stock.

         Voting Rights. The holders of preferred stock are entitled to vote on all matters to be voted on by the holders of common stock as a single class with other shares entitled to vote. Each share of preferred stock is entitled to a number of votes equal to the number of shares into which it is convertible. As of June 12, 2000, each share of series A convertible participating preferred stock is entitled to four votes per share and each other share of preferred stock is entitled to one vote per share.

          Dividends. The holders of preferred stock are entitled to dividends and other distributions in an amount equal to the amount of dividends or distributions paid on the number of shares of common stock into which the preferred shares are convertible on the record date for the dividend or distribution.

          Liquidation. On liquidation, dissolution or winding up:

         - the holders of series A convertible participating preferred stock are entitled to a liquidation preference of $7.33 per share,

         - the holder of series B convertible participating preferred stock are entitled to a liquidation preference of $10.00 per share,

         - the holders of series C convertible preferred stock are entitled to a liquidation preference of approximately $11.76 per share, and

         - the holders of series D convertible preferred stock are entitled to a liquidation preference of $12.00 per share, each plus all declared and unpaid dividends.

If our assets available for distribution to the stockholders are not sufficient to pay the liquidation preferences of each series of preferred stock, the holders of each series share ratably in the distribution of available assets. The liquidation preference for each series of preferred stock must be paid in full before any payments are made or assets distributed to the holders of common stock.

         Redemption. No shares of any series of preferred stock are redeemable, whether at our option or at the option of any holder of such shares.

          Conversion Right. Each share of series A convertible participating preferred stock may currently be converted, at the option of the holder, into four shares of common stock. Each other share of preferred stock may be converted, at the option of the holder, into shares of common stock on a one-for-one basis. The conversion ratio for each share of preferred stock will be adjusted in the event of:

         -        stock dividends or distributions,
         -        combinations, subdivisions or reclassifications,
         - our sale of common stock at a price per share that is less than the conversion price then in effect, and
         - the board of directors determining that it would be equitable to adjust the conversion price as a result of other actions we may take affecting the common stock.

          None of these adjustments to the conversion ratio of the series A convertible participating preferred stock will be made unless the adjustment would require an increase or decrease of at least one percent of the conversion price.

          Each share of preferred stock will be automatically converted to common stock, at the then applicable conversion price as determined above, upon the occurrence of the following events:

         - we achieve average volumes of at least 5,000,000 shares per day transacted through the OptiMark equities trading system for the latest twelve month period and operating profit over the same twelve-month period of at least $10,000,000, or

         - following an initial public offering of the common stock at a price per share that is at least 2.00 times the then applicable conversion price of the series B convertible participating preferred stock and 1.67 times the then applicable conversion price of the series C convertible preferred stock and series D convertible preferred stock and with aggregate proceeds to us of at least $10,000,000.

WARRANTS

          We have issued warrants or entered into agreements to issue warrants to purchase up to an aggregate of approximately 46 million shares of common stock.

          We issued a warrant to purchase up to 2,104,000 shares of common stock to the Pacific Exchange on August 27, 1996, for an exercise price of $1.8325 per share. The number of shares depends on the dates on which certain amounts of securities are traded on any exchange and on the Pacific Exchange using our technology, including equity options, after-hours trading and securities with unlisted trading privileges. The warrant is currently exercisable for 841,600 shares of common stock. The warrant will expire on December 31, 2010 or two years following an initial public offering of the common stock if earlier, but in no case before December 31, 2005.

          We issued a warrant to purchase up to 1,227,828 shares of common stock to the Chicago Board Options Exchange on December 31, 1996, for an exercise price of $1.8325 per share. The number of shares depends on the dates on which different types of options, including equity options, index options and other options, representing at least 80% of the average daily options of the same type are traded using our technology on the Chicago Board Options Exchange. The warrant is not currently exercisable. The warrant will expire on December 31, 2010 or two years following an initial public offering of the common stock if earlier, but in no case before December 31, 2005.

          We issued a warrant to purchase up to 500,000 shares of common stock to Virginia Surety Company, Inc. on April 23, 1998, for an exercise price of $10.00 per share. The warrant will expire on December 31, 2001.

          We entered into an agreement with Nasdaq to issue warrants to purchase up to 11,250,000 shares of common stock. In October 1999 in connection with the launch of the Nasdaq system we issued to Nasdaq one warrant to purchase 2,250,000 shares of common stock for an exercise price of $5.00 per share and a second warrant to purchase 2,250,000 shares of common stock for an exercise price of $7.00 per share. Nasdaq has the opportunity to earn additional warrants to purchase up to 6,750,000 additional shares at an exercise price of $7.00 per share depending on the average daily volume and transaction revenues of securities traded in Nasdaq using our equities trading system. The warrants and the right to earn warrants will expire on the earlier of October 11, 2004, or the last date on which the trading technology is made available on Nasdaq workstations.

          We entered into an agreement to issue warrants to Knight/Trimark Group, Inc. to purchase shares of common stock. The amount and exercise price, ranging from $2 per share to $9 per share, of the warrants will be determined depending on the number of executions entered into, matched through and reported out of the OptiMark equities trading system resulting from profiles entered by Knight/Trimark. At progressively earlier satisfaction of the performance criteria by Knight/Trimark, the exercise prices are progressively lower. At progressively smaller percentages of total executions in the system represented by Knight/Trimark executions, the exercise prices are also progressively lower. The warrants for the appropriate number of shares of common stock will be issued to Knight/Trimark no later than June 30, 2002, and will expire six months after issuance.

          The exercise price of these warrants and the number of shares issuable upon exercise will be subject to adjustment to protect against dilution in the event of:

         - stock dividends, stock splits, combinations, subdivisions and reclassifications,
         -        mergers, consolidations and sales of assets,
         - our taking any action affecting the common stock and the board of directors determining in good faith that it would be equitable to adjust the exercise price of the warrants, and
         - our issuing shares of common stock at a price per share that is less than the exercise price for the warrant, except in the case of the Knight/Trimark agreement and, in the case of the Knight/Trimark agreement, if we issue shares to all of our stockholders at a price less than the fair market value of the common stock.

          The Pacific Exchange, Virginia Surety Company, Nasdaq and Knight/ Trimark each is entitled to registration rights with respect to the common stock underlying its warrants.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the General Corporation Law of the State of Delaware grants corporations the power to indemnify their directors, officers, employees and agents.

          Our bylaws and certificate of incorporation provide that we will indemnify any person who was or is a party or is threatened to be made a party to any proceeding because he was a director or officer, or was serving at our request as a director, officer, partner, trustee, employee or agent of another enterprise. The indemnity covers expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred in connection with the proceeding, to the fullest extent permitted by the Delaware General Corporation Law. The indemnity is payable only if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any of our other employees or agents may be indemnified to the maximum extent permitted by law as authorized by the board of directors. Our bylaws provide that this indemnification is not exclusive of other rights to which these persons may be entitled.

          Our certificate of incorporation, as amended, also contains provisions exculpating a director from liability for breaches of fiduciary duty as a director, except for liability:

         - for any breach of the director's duty of loyalty to us or our stockholders,

         - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

            - in respect of certain unlawful dividend payments or stock redemptions or repurchases, or

            - for any transaction from which the director derived an improper personal benefit.

          Our certificate of incorporation also provides that we will have the power to maintain insurance covering our directors, officers and employees against any liability or loss whether or not we could indemnify them against the liability or loss under Delaware law. We currently maintain directors' and officers' liability insurance.

          Our certificate of incorporation, as amended, and bylaws are included in this filing as Exhibits 3.1 and 3.2 and are incorporated here by reference.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

          The financial statements and supplementary data required by this Item are filed as part of this Form 10. See "Index to Financial Statement Information" at page F-1 of this Form 10.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          Not applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

          (a)    Financial Statements:

          Our consolidated financial statements are filed as part of this registration statement. See "Index to Financial Statement Information" at page F-1.

          The report of Deloitte & Touche LLP, dated March 17, 2000, is filed as part of this registration statement. See "Index to Financial Statement Information" at page F-1.

          (b)    Exhibits:

                                INDEX TO EXHIBITS

These Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K:

(a)      The following documents are filed as part of this report:

EXHIBIT NO.        DESCRIPTION
2.1**              Agreement and Plan of Merger dated June 12, 2000

3.1**              Certificate of Incorporation of OptiMark Holdings

3.2**              By-Laws of OptiMark Holdings

4.1*               Specimen Common Stock Certificate

4.2*               Specimen Preferred Stock Certificate

4.3*               Series A Stock Purchase Agreement dated August 27, 1996 by and among OptiMark and the parties named therein

4.4*               Registration Rights Agreement dated August 27, 1996 by and among OptiMark and the parties names therein

4.5*               Amendment to Stock Purchase Agreement and Registration Rights Agreement dated
                   March 19, 1997 by and among OptiMark and the parties named therein

4.6*               Amendment to Stock Purchase Agreement, Stockholders Agreement and Registration Rights
                   Agreement dated May 29, 1997 by and among OptiMark and the parties named therein

4.7*               Amendment to Series A Registration Rights Agreement dated January 1999 by and among
                   OptiMark and the parties named therein

4.8*               Series B Stock Purchase Agreement dated December 22, 1998 by and among OptiMark and the parties named therein

4.9*               Registration Rights Agreement dated April 23, 1998 by and among OptiMark and the parties named therein

4.10*              Series C Stock Purchase Agreement dated June 11, 1999 by and among OptiMark and the parties named therein

4.11*              Registration Rights Agreement dated July 26, 1999 by and among OptiMark and the parties named therein

4.12*              Series D Stock Purchase Agreement dated July 30, 1999 by and between OptiMark and
                   BancBoston Capital Inc.

4.13*              Registration Rights Agreement dated July 30, 1999 by and between OptiMark and BancBoston
                   Capital Inc.

4.14*              Registration Rights Agreement dated September 19, 1998 by and between OptiMark and The
                   NASDAQ Stock Market, Inc.

4.15*              Amended and Restated Stockholders Agreement dated April 23, 1998 by and among OptiMark and the parties named therein

10.1*              Revenue Sharing Agreement dated August 27, 1996 by and between OptiMark and The Pacific
                   Exchange, Inc.

10.2*              Revenue Sharing Agreement dated December 31, 1996 by and between OptiMark and the
                   Chicago Board Options Exchange, Inc.

10.3*              PSE-OptiMark Agreement dated August 27, 1996 between OptiMark and The Pacific Exchange,
                   Inc.

10.4*              NASDAQ/OptiMark Agreement dated September 1, 1998 by and between OptiMark and The NASDAQ
                   Stock Market, Inc.

10.5(a)*           OptiMark  1999 Stock Plan (adopted November 29, 1999)

10.5(b)**          Amendment No. 1 to the OptiMark 1999 Stock Plan

10.6*              OptiMark  Stock Option Plan (Amended & Restated January 27, 1999)

10.7*              Form of Stock Option Agreement (1999 Stock Plan)

10.8*              Form of Stock Option Agreement (Amended and Restated Stock Option Plan)

10.9*              Form of Non-Employee Director Option Agreement

10.10*             Employment Agreement dated November 1, 1998 by and between OptiMark and
                   Phillip J. Riese

10.11*             Employment, Trade Secret and Non-Competition Agreement dated August 27, 1996 by and between OptiMark and William A. Lupien

10.12*             Employment, Trade Secret and Non-Competition Agreement dated August 27, 1996 by and between OptiMark and John T. Rickard

10.13*             Letter Agreement dated November 15, 1999 by and between OptiMark and
                   William F. Adiletta

10.14*             Restricted Stock Purchase Agreement dated December 1, 1998 by and between OptiMark and
                   Phillip J. Riese

10.15*             Stock Purchase Agreement dated December 18, 1998 by and between OptiMark and Phillip J.
                   Riese

10.16*             Stock Option Agreement dated November 1, 1998 by and between OptiMark and Phillip J.
                   Riese

10.17*             Stock Option Agreement dated November 1, 1998 by and between OptiMark and Phillip J.
                   Riese

10.18+**           Services Agreement dated January 1, 1999 by and between OptiMark and ISM Information
                   Systems Management Corporation

10.19+**           OptiMark/IBM Ops Agreement dated February 2, 1999 by and between OptiMark and the parties named therein

10.20+**           Agreement for Information Technology Services dated May 6, 1999 by and between


                   OptiMark and IBM Canada Limited

10.21*             License Termination Agreement dated March 19, 1999 by and between OptiMark and High
                   Performance Markets, Ltd.

10.22*             Common Stock Purchase Warrant dated August 27, 1996 in favor of The Pacific Exchange,
                   Inc.

10.23*             Common Stock Purchase Warrant dated December 31, 1996 in favor of The Chicago Board
                   Options Exchange, Inc.

10.24*             Common Stock Purchase Warrant dated April 23, 1998 in favor of Virginia Surety Company,
                   Inc.

10.25*             Common Stock Purchase Warrant dated June 19, 1998 in favor of Transamerica Business
                   Credit Corporation

10.26*             Common Stock Purchase Warrant dated August 24, 1998 by and between OptiMark and Francis
                   X. Egan

10.27*             NASDAQ Warrant Agreement dated September 1, 1998 by and between OptiMark and The NASDAQ
                   Stock Market, Inc.

10.28*             Common Stock Purchase Warrant dated January 27, 1999 by and between OptiMark and BIOS
                   Group LP

10.29*             Warrant Agreement dated October 27, 1999 by and between OptiMark and Knight/Trimark
                   Group, Inc.

21.1**             Subsidiaries of OptiMark Holdings

27.1**             Financial Data Schedule

      * Previously filed as an exhibit to the Registrant's Registration Statement on Form 10 (No. 000-30527) and incorporated by reference thereto.

      ** Previously filed as an exhibit to the Registrant's Registration Statement on Form 10/A-1 (No. 000-30527) and incorporated by reference thereto.

      + Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      OPTIMARK HOLDINGS, INC.

Dated: November 14, 2000              By: /s/ DAVID C. JOHNSON, JR.
                                          -----------------------------------
                                      Name:  David C. Johnson, Jr.
                                      Title: Co-Chief Executive Officer



                                      By: /s/ ROBERT J. WARSHAW
                                          -----------------------------------
                                      Name:  Robert J. Warshaw
                                      Title: Co-Chief Executive Officer

OPTIMARK HOLDINGS, INC. (FORMERLY OPTIMARK TECHNOLOGIES, INC.) AND SUBSIDIARIES

TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
INDEPENDENT AUDITORS' REPORT...............................................        F-2
CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
   DECEMBER 31, 1999, 1998 AND 1997:
   Balance Sheets..........................................................        F-3
   Statements of Operations and Comprehensive Loss (Restated)..............        F-4
   Statements of Changes in Stockholders' Equity...........................        F-5
   Statements of Cash Flows................................................        F-12
   Notes to Financial Statements...........................................        F-13
CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
   MARCH 31, 2000 AND MARCH 31, 1999 (Unaudited)...........................
   Balance Sheets..........................................................        F-28
   Statements of Operations and Comprehensive Loss (Restated)..............        F-29
   Statements of Changes in Stockholders' Equity...........................        F-30
   Statements of Cash Flows................................................        F-31
   Notes to Financial Statements...........................................        F-32

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of OptiMark Technologies, Inc.

We have audited the accompanying consolidated balance sheets of OptiMark Technologies, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for costs of computer software developed or obtained for internal use in 1999.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 19, the accompanying financial statements have been restated.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 17, 2000
(April 19, 2000 as to Note 18 and
August 14, 2000 as to Note 19)

\OPTIMARK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998

                                                                                               1999                1998
                                                                                           ------------        ------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents ..................................................            $ 62,637,410        $ 63,839,270
   Receivable from affiliate (Note 3)..........................................                 521,580                  --
   Receivables (Note 3) .......................................................                 151,302                  --
   Other current assets (Note 4) ..............................................               5,140,562           2,014,549
                                                                                           ------------        ------------
      Total current assets ....................................................              68,450,854          65,853,819
PROPERTY AND EQUIPMENT - Net (Note 5) .........................................              19,967,364           8,623,431
CAPITALIZED SOFTWARE COSTS - Net (Note 2) .....................................              10,816,389                  --
INTANGIBLE ASSETS - Net (Note 6) ..............................................              27,849,752                  --
OTHER ASSETS (Note 4) .........................................................               2,595,748             911,999
INVESTMENT IN JOINT VENTURE (Note 1) ..........................................                      --              69,112
                                                                                           ------------        ------------
TOTAL ASSETS ..................................................................            $129,680,107        $ 75,458,361
                                                                                           ============        ============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
   Current liabilities:
   Accounts payable and accrued liabilities ...................................            $ 10,453,825        $  9,379,941
   Accrued compensation (Note 7) ..............................................               1,613,613           1,609,212
   Current portion of capital leases payable (Note 9) .........................               4,186,624           1,625,598
   Accrued restructuring (Note 8) .............................................               1,360,761                  --
   Other current liabilities ..................................................                 601,937             150,503
                                                                                           ------------        ------------
      Total current liabilities ...............................................              18,216,760          12,765,254
CAPITAL LEASES PAYABLE, NET OF CURRENT PORTION (Note 9)........................               4,814,696           3,208,463
OTHER LIABILITIES .............................................................                 123,891             165,817
                                                                                           ------------        ------------
      Total liabilities .......................................................              23,155,347          16,139,534
                                                                                           ------------        ------------
COMMITMENTS AND CONTINGENCIES .................................................
(Notes 9 and 13) ..............................................................

STOCKHOLDERS' EQUITY:

Preferred stock, authorized and unissued, 16,952,932 and 25,452,932 as of
   December 31, 1999 and 1998, respectively Series A preferred stock, convertible and participating $0.01 par value; 3,547,068 shares authorized;
   3,472,068 and 3,547,068 shares issued and outstanding as of
   December 31, 1999 and 1998, respectively (Note 14) ..........................               34,721                35,471

Series B preferred stock, convertible, $0.01 par value; 11,000,000 shares
   authorized, issued and outstanding as of December 31, 1999 and 1998 (Note 14)              110,000               110,000

Series C preferred stock, convertible, $0.01 par value; 8,250,000 shares authorized; 8,250,000 and 0 shares issued and outstanding at December 31,
   1999 and 1998, respectively (Note 14) .......................................               82,500                    --

Series D preferred stock, convertible, $0.01 par value; 250,000 shares authorized; 250,000 and 0 shares issued and outstanding at December 31, 1999
   and 1998, respectively (Note 14) ............................................                2,500                    --

Common stock, $0.01 par value; 150,000,000 shares authorized; 36,496,057 and
   31,558,922 shares issued and outstanding at December 31, 1999 and 1998,
   respectively (Note 14) ......................................................              364,961               315,589

Warrants, common stock (Note 14) ...............................................           35,686,523             1,845,467

Additional paid-in capital .....................................................          309,564,789           162,221,792

Accumulated deficit ............................................................         (229,284,323)          (94,205,814)

Notes receivable - officer (Note 14) ...........................................                   --            (1,003,678)

Accumulated other comprehensive loss ...........................................              (36,911)                   --

Treasury stock, Series A preferred; 250,000 shares, at
   cost (Note 14) ..............................................................          (10,000,000)          (10,000,000)
                                                                                        -------------         -------------
   Total stockholders' equity ..................................................          106,524,760            59,318,827
                                                                                        -------------         -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....................................        $ 129,680,107         $  75,458,361
                                                                                        =============         =============


See notes to consolidated financial statements.

OPTIMARK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                      1999                1998                1997
                                                 -------------       -------------       -------------
REVENUE:
   Revenue from affiliate .................      $   1,620,454                  --                  --
   Revenue, other .........................          1,391,790                  --                  --
                                                 -------------       -------------       -------------
      Total revenue .......................      $   3,012,244                  --                  --
EXPENSES:
   Research and development ...............         31,635,548       $  23,124,775       $  11,701,821
   Communications and data center .........         28,227,012          13,585,922                  --
   U.S. Equities business development .....         12,230,190          11,081,296           4,171,720
   General and administrative .............         11,220,729           9,196,446           4,890,097
   Depreciation and amortization ..........          9,334,424           1,584,339             242,274
   Restructuring expense (Note 8) .........          7,693,026                  --                  --
   Warrant compensation expense (Note 14) .         40,616,822             546,606                  --
                                                 -------------       -------------       -------------
      Total expenses ......................        140,957,751          59,119,384          21,005,912
                                                 -------------       -------------       -------------
OTHER (INCOME) EXPENSES:
   Interest income ........................         (3,315,664)         (2,234,087)           (562,366)
   Interest expense .......................          1,079,554             321,798                  --
   Equity in income of investee (Note 1) ..             69,112                  --                  --
   Gain on recovery of bad debt (Note 3) ..           (700,000)                 --                  --
                                                 -------------       -------------       -------------
        ...................................         (2,866,998)         (1,912,289)           (562,366)
                                                 -------------       -------------       -------------
NET LOSS ..................................       (135,078,509)        (57,207,095)        (20,443,546)
OTHER COMPREHENSIVE LOSS:
   Foreign currency translation adjustments            (36,911)                 --                  --
                                                 -------------       -------------       -------------
COMPREHENSIVE LOSS ........................      $(135,115,420)      $ (57,207,095)      $ (20,443,546)
                                                 =============       =============       =============
EARNINGS PER SHARE:
   Basic and diluted (As restated-
   See Note 19) ...........................      $       (3.84)      $      (1.84)      $       (0.75)
                                                 =============       =============       =============
Weighted average number of common shares
   outstanding - basic and diluted (As
   restated - See Note 19) ................         35,193,208          31,067,059          27,199,653


See notes to consolidated financial statements.

OPTIMARK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                               SERIES A                        SERIES B
                                                                              CONVERTIBLE                    CONVERTIBLE
                                                                            PREFERRED STOCK                 PREFERRED STOCK
                                                                        SHARES           AMOUNTS          SHARES         AMOUNTS
                                                                      ----------       ----------       ----------      ----------
BALANCE, JANUARY 1, 1997 .......................................         654,844       $    6,548               --              --
   Issuance of common stock (Note 14) ..........................              --               --               --              --
   Purchase of treasury stock (Note 14) ........................              --               --               --              --
Issuance of Series A preferred stock, net of expenses
   (Note 14) ...................................................       2,892,224           28,923               --              --
   Issuance of warrants (Note 14) ..............................              --               --               --              --
   Warrants exercised, net of expenses (Note 14) ...............              --               --               --              --
   Net loss ....................................................              --               --               --              --
                                                                      ----------       ----------       ----------      ----------
BALANCE, DECEMBER 31, 1997 .....................................       3,547,068           35,471               --              --
   Issuance of common stock (Note 14) ..........................              --               --               --              --
   Repurchase of Series A preferred treasury stock (Note 14) ...              --               --               --              --
   Sale of common treasury stock (Note 14) .....................              --               --               --              --
   Issuance of Series B preferred stock, and warrants,
     net of expenses (Note 14) .................................              --               --       11,000,000      $  110,000
   Issuance of warrants (Note 14) ..............................              --               --               --              --
   Warrants exercised (Note 14) ................................              --               --               --              --
   Warrants forfeited (Note 14) ................................              --               --               --              --
   Options exercised (Note 15) .................................              --               --               --              --
Conversion of common stock to nonvoting common
   stock (Note 14) .............................................              --               --               --              --
Value assigned to warrants issued as compensation
   (Note 14) ...................................................              --               --               --              --
   Note receivable from officer, plus interest (Notes 14 and 15)              --               --               --              --
   Net loss ....................................................              --               --               --              --
                                                                      ----------       ----------       ----------      ----------
BALANCE, DECEMBER 31, 1998 .....................................       3,547,068           35,471       11,000,000         110,000
Conversion of Series A Preferred Stock into common
   stock (Note 14) .............................................         (75,000)            (750)              --              --
   Issuance of Series C Preferred Stock, net of expenses
     (Note 14) .................................................              --               --               --              --
   Issuance of Series D Preferred Stock (Note 14) ..............              --               --               --              --
   Issuance of common stock (Note 14) ..........................              --               --               --              --
   Issuance of warrants (Note 14) ..............................              --               --               --              --
   Warrants exercised (Note 14) ................................              --               --               --              --
   Warrants forfeited (Note 14) ................................              --               --               --              --
   Warrants expired (Note 14) ..................................              --               --               --              --
   Options exercised (Note 14) .................................              --               --               --              --
   Restructuring option charge (Note 8) ........................              --               --               --              --
   Interest on note receivable from officer (Note 14) ..........              --               --               --              --
   Note receivable repayment from officer (Note 14) ............              --               --               --              --
   Net loss ....................................................              --               --               --              --
   Other comprehensive loss ....................................              --               --               --              --
                                                                      ----------       ----------       ----------      ----------
BALANCE, DECEMBER 31, 1999 .....................................       3,472,068       $   34,721       11,000,000      $  110,000
                                                                      ==========       ==========       ==========      ==========

                                                                             SERIES C                     SERIES D
                                                                            CONVERTIBLE                 CONVERTIBLE
                                                                           PREFERRED STOCK             PREFERRED STOCK
                                                                        SHARES        AMOUNTS        SHARES         AMOUNTS
                                                                      ---------      ---------      ---------      ---------
BALANCE, JANUARY 1, 1997 .......................................             --             --             --             --
   Issuance of common stock (Note 14) ..........................             --             --             --             --
   Purchase of treasury stock (Note 14) ........................             --             --             --             --
Issuance of Series A preferred stock, net of expenses
   (Note 14) ...................................................             --             --             --             --
   Issuance of warrants (Note 14) ..............................             --             --             --             --
   Warrants exercised, net of expenses (Note 14) ...............             --             --             --             --
   Net loss ....................................................             --             --             --             --
                                                                      ---------      ---------      ---------      ---------
BALANCE, DECEMBER 31, 1997 .....................................             --             --             --             --
   Issuance of common stock (Note 14) ..........................             --             --             --             --
   Repurchase of Series A preferred treasury stock (Note 14) ...             --             --             --             --
   Sale of common treasury stock (Note 14) .....................             --             --             --             --
   Issuance of Series B preferred stock, and warrants,
     net of expenses (Note 14) .................................             --             --             --             --
   Issuance of warrants (Note 14) ..............................             --             --             --             --
   Warrants exercised (Note 14) ................................             --             --             --             --
   Warrants forfeited (Note 14) ................................             --             --             --             --
   Options exercised (Note 15) .................................             --             --             --             --
Conversion of common stock to nonvoting common
   stock (Note 14) .............................................             --             --             --             --
                                                                      ---------      ---------      ---------      ---------
Value assigned to warrants issued as compensation
   (Note 14) ...................................................             --             --             --             --
   Note receivable from officer, plus interest (Notes 14 and 15)             --             --             --             --
   Net loss ....................................................             --             --             --             --
                                                                      ---------      ---------      ---------      ---------
BALANCE, DECEMBER 31, 1998 .....................................             --             --             --             --
Conversion of Series A Preferred Stock into common
   stock (Note 14) .............................................             --             --             --             --
Issuance of Series C Preferred Stock, net of expenses
   (Note 14) ...................................................      8,250,000      $  82,500             --             --
   Issuance of Series D Preferred Stock (Note 14) ..............             --             --        250,000      $   2,500
   Issuance of common stock (Note 14) ..........................             --             --             --             --
   Issuance of warrants (Note 14) ..............................             --             --             --             --
   Warrants exercised (Note 14) ................................             --             --             --             --
   Warrants forfeited (Note 14) ................................             --             --             --             --
   Warrants expired (Note 14) ..................................             --             --             --             --
   Options exercised (Note 14) .................................             --             --             --             --
   Restructuring option charge (Note 8) ........................             --             --             --             --
   Interest on note receivable from officer (Note 14) ..........             --             --             --             --
   Note receivable repayment from officer (Note 14) ............             --             --             --             --
   Net loss ....................................................             --             --             --             --
   Other comprehensive loss ....................................             --             --             --             --
                                                                      ---------      ---------      ---------      ---------
BALANCE, DECEMBER 31, 1999 .....................................      8,250,000      $  82,500        250,000      $   2,500
                                                                      =========      =========      =========      =========

                                                                          COMMON STOCK
                                                                              VOTING                            NONVOTING
                                                                   -----------------------------       ----------------------------
                                                                     SHARES            AMOUNTS            SHARES         AMOUNTS
                                                                   -----------       -----------       -----------      -----------
BALANCE, JANUARY 1, 1997 .....................................      26,753,732       $   267,536                --               --
   Issuance of common stock (Note 14) ........................         818,552             8,186                --               --
   Purchase of treasury stock (Note 14) ......................              --                --                --               --
Issuance of Series A preferred stock, net of expenses
   (Note 14) .................................................              --                --                --               --
   Issuance of warrants (Note 14) ............................              --                --                --               --
   Warrants exercised, net of expenses (Note 14) .............         207,284             2,073                --               --
   Net loss ..................................................              --                --                --               --
                                                                   -----------       -----------       -----------      -----------
BALANCE, DECEMBER 31, 1997 ...................................      27,779,568           277,795                --               --
   Issuance of common stock (Note 14) ........................         167,000             1,670                --               --
   Repurchase of Series A preferred treasury stock (Note 14) .              --                --                --               --
   Sale of common treasury stock (Note 14) ...................              --                --                --               --
   Issuance of Series B preferred stock, and warrants,
     net of expenses (Note 14) ...............................              --                --                --               --
   Issuance of warrants (Note 14) ............................              --                --                --               --
   Warrants exercised (Note 14) ..............................       3,358,844            33,589                --               --
   Warrants forfeited (Note 14) ..............................              --                --                --               --
   Options exercised (Note 15) ...............................         253,510             2,535                --               --
   Conversion of common stock to nonvoting common
     stock (Note 14) .........................................        (740,000)           (7,400)          740,000      $     7,400
   Value assigned to warrants issued as compensation
     (Note 14) ...............................................              --                --                --               --
     Note receivable from officer, plus interest
       (Notes 14 and 15) .....................................              --                --                --               --
     Net loss ................................................              --                --                --               --
                                                                   -----------       -----------       -----------      -----------
BALANCE, DECEMBER 31, 1998 ...................................      30,818,922           308,189           740,000            7,400
Conversion of Series A Preferred Stock into common
   stock (Note 14) ...........................................         300,000             3,000                --               --
Issuance of Series C Preferred Stock, net of expenses
   (Note 14) .................................................              --                --                --               --
   Issuance of Series D Preferred Stock (Note 14) ............              --                --                --               --
   Issuance of common stock (Note 14) ........................       2,004,167            20,042                --               --
   Issuance of warrants (Note 14) ............................              --                --                --               --
   Warrants exercised (Note 14) ..............................       2,198,764            21,988                --               --
   Warrants forfeited (Note 14) ..............................              --                --                --               --
   Warrants expired (Note 14) ................................              --                --                --               --
   Options exercised (Note 14) ...............................         434,204             4,342                --               --
   Restructuring option charge (Note 8) ......................              --                --                --               --
   Interest on note receivable from officer (Note 14) ........              --                --                --               --
   Note receivable repayment from officer (Note 14) ..........              --                --                --               --
   Net loss ..................................................              --                --                --               --
   Other comprehensive loss ..................................              --                --                --               --
                                                                   -----------       -----------       -----------      -----------
BALANCE, DECEMBER 31, 1999 ...................................      35,756,057       $   357,561           740,000      $     7,400
                                                                   ===========       ===========       ===========      ===========

                                                                                  TOTAL
                                                                      --------------------------
                                                                        SHARES          AMOUNTS
                                                                      ----------      ----------
BALANCE, JANUARY 1, 1997 .......................................      26,753,732      $  267,536
   Issuance of common stock (Note 14)...........................         818,552           8,186
   Purchase of treasury stock (Note 14) ........................              --              --
Issuance of Series A preferred stock, net of expenses
   (Note 14) ...................................................              --              --
   Issuance of warrants (Note 14) ..............................              --              --
   Warrants exercised, net of expenses (Note 14) ...............         207,284           2,073
   Net loss ....................................................              --              --
                                                                      ----------      ----------
BALANCE, DECEMBER 31, 1997 .....................................      27,779,568         277,795
   Issuance of common stock (Note 14) ..........................         167,000           1,670
   Repurchase of Series A preferred treasury stock (Note 14) ...              --              --
   Sale of common treasury stock (Note 14) .....................              --              --
   Issuance of Series B preferred stock, and warrants,
     net of expenses (Note 14) .................................              --              --
   Issuance of warrants (Note 14) ..............................              --              --
   Warrants exercised (Note 14) ................................       3,358,844          33,589
   Warrants forfeited (Note 14) ................................              --              --
   Options exercised (Note 15) .................................         253,510           2,535
Conversion of common stock to nonvoting common
   stock (Note 14) .............................................              --              --
Value assigned to warrants issued as compensation
   (Note 14) ...................................................              --              --
   Note receivable from officer, plus interest (Notes 14 and 15)              --              --
   Net loss ....................................................              --              --
                                                                      ----------      ----------
BALANCE, DECEMBER 31, 1998 .....................................      31,558,922         315,589
Conversion of Series A Preferred Stock into common
   stock (Note 14) .............................................         300,000           3,000
Issuance of Series C Preferred Stock, net of expenses
   (Note 14) ...................................................              --              --
   Issuance of Series D Preferred Stock (Note 14) ..............              --              --
   Issuance of common stock (Note 14) ..........................       2,004,167          20,042
   Issuance of warrants (Note 14) ..............................              --              --
   Warrants exercised (Note 14) ................................       2,198,764          21,988
   Warrants forfeited (Note 14) ................................              --              --
   Warrants expired (Note 14) ..................................              --              --
   Options exercised (Note 14) .................................         434,204           4,342
   Restructuring option charge (Note 8) ........................              --              --
   Interest on note receivable from officer (Note 14) ..........              --              --
   Note receivable repayment from officer (Note 14) ............              --              --
   Net loss ....................................................              --              --
   Other comprehensive loss ....................................              --              --
                                                                      ----------      ----------
BALANCE, DECEMBER 31, 1999 .....................................      36,496,057      $  364,961
                                                                      ==========      ==========

                                                                                                             ADDITIONAL
                                                                          COMMON STOCK             ------------------------------
                                                                            WARRANTS                 PAID-IN        ACCUMULATED
                                                                     SHARES          AMOUNTS         CAPITAL          DEFICIT
                                                                 -------------    -------------    -------------    -------------
BALANCE, JANUARY 1, 1997 .....................................       3,464,000    $     384,000    $  19,811,359    $ (16,555,173)
   Issuance of common stock (Note 14) ........................              --               --        1,491,814               --
   Purchase of treasury stock (Note 14) ......................              --               --               --               --
Issuance of Series A preferred stock, net of expenses
   (Note 14) .................................................              --               --       21,169,075               --
   Issuance of warrants (Note 14) ............................       5,611,692               --               --               --
Warrants exercised, net of expenses (Note 14) ................        (207,284)              --          377,775               --
   Net loss ..................................................              --               --               --      (20,443,546)
                                                                 -------------    -------------    -------------    -------------
BALANCE, DECEMBER 31, 1997 ...................................       8,868,408          384,000       42,850,023      (36,998,719)
   Issuance of common stock (Note 14) ........................              --               --        1,668,330               --
   Repurchase of Series A preferred treasury stock (Note 14) .              --               --               --               --
   Sale of common treasury stock (Note 14) ...................              --               --        1,547,520               --
   Issuance of Series B preferred stock, and warrants,
     net of expenses (Note 14) ...............................         500,000          914,861      108,006,651               --
   Issuance of warrants (Note 14) ............................      11,250,000               --               --               --
   Warrants exercised (Note 14) ..............................      (3,358,844)              --        7,443,310               --
   Warrants forfeited (Note 14) ..............................         (40,800)              --               --               --
   Options exercised (Note 15) ...............................              --               --          705,958               --
Conversion of common stock to nonvoting common
   stock (Note 14) ...........................................              --               --               --               --
Value assigned to warrants issued as compensation
   (Note 14) .................................................         315,328          546,606               --               --
Note receivable from officer, plus interest (Notes 14 and 15)               --               --               --               --
   Net loss ..................................................              --               --               --      (57,207,095)
                                                                 -------------    -------------    -------------    -------------
BALANCE, DECEMBER 31, 1998 ...................................      17,534,092        1,845,467      162,221,792      (94,205,814)
Conversion of Series A Preferred Stock into common
   stock (Note 14) ...........................................              --               --           (2,250)              --
Issuance of Series C Preferred Stock, net of expenses
   (Note 14) .................................................              --               --       96,906,621               --
   Issuance of Series D Preferred Stock (Note 14) ............              --               --        2,997,500               --
   Issuance of common stock (Note 14) ........................              --               --       28,029,963               --
   Issuance of warrants (Note 14) ............................      32,729,158       40,631,364               --               --
   Warrants exercised (Note 14) ..............................      (2,198,764)          (4,002)       5,966,498               --
   Warrants forfeited (Note 14) ..............................          (8,000)              --               --               --
   Warrants expired (Note 14) ................................      (1,666,667)      (6,786,306)       6,786,306               --
   Options exercised (Note 14) ...............................              --               --          847,519               --
   Restructuring option charge (Note 8) ......................              --               --        5,810,840               --
   Interest on note receivable from officer (Note 14) ........              --               --               --               --
   Note receivable repayment from officer (Note 14) ..........              --               --               --               --
   Net loss ..................................................              --               --               --     (135,078,509)
   Other comprehensive loss ..................................              --               --               --               --
                                                                 -------------    -------------    -------------    -------------
BALANCE, DECEMBER 31, 1999 ...................................      46,389,819    $  35,686,523    $ 309,564,789    $(229,284,323)
                                                                 =============    =============    =============    =============

                                                                                        TREASURY STOCK
                                                                                  ----------------------------
                                                                      NOTES        SERIES A         SERIES A
                                                                   RECEIVABLE--    PREFERRED        PREFERRED        COMMON
                                                                    OFFICER         SHARES            AMOUNT          SHARES
                                                                 ------------     ------------     ------------     ------------
BALANCE, JANUARY 1, 1997 ....................................              --               --               --               --
   Issuance of common stock (Note 14) .......................              --               --               --               --
   Purchase of treasury stock (Note 14) .....................              --               --               --         (208,000)
Issuance of Series A preferred stock, net of expenses
   (Note 14) ................................................              --               --               --               --
   Issuance of warrants (Note 14) ...........................              --               --               --               --
Warrants exercised, net of expenses (Note 14) ...............              --               --               --               --
   Net loss .................................................              --               --               --               --
                                                                 ------------     ------------     ------------     ------------
BALANCE, DECEMBER 31, 1997 ..................................              --               --               --         (208,000)
   Issuance of common stock (Note 14) .......................              --               --               --               --
   Repurchase of Series A preferred treasury stock
     (Note 14) ..............................................              --         (250,000)    $(10,000,000)              --
   Sale of common treasury stock (Note 14) ..................              --               --               --          208,000
   Issuance of Series B preferred stock, and warrants,
     net of expenses (Note 14) ..............................              --               --               --               --
   Issuance of warrants (Note 14) ...........................              --               --               --               --
   Warrants exercised (Note 14) .............................              --               --               --               --
   Warrants forfeited (Note 14) .............................              --               --               --               --
   Options exercised (Note 15) ..............................              --               --               --               --
Conversion of common stock to nonvoting common
   stock (Note 14) ..........................................              --               --               --               --
Value assigned to warrants issued as compensation
   (Note 14) ................................................              --               --               --               --
Note receivable from officer, plus interest (Notes 14 and 15)      (1,003,678)              --               --               --
   Net loss .................................................              --               --               --               --
                                                                 ------------     ------------     ------------     ------------
BALANCE, DECEMBER 31, 1998 ..................................      (1,003,678)        (250,000)     (10,000,000)              --
Conversion of Series A Preferred Stock into common
   stock (Note 14) ..........................................              --               --               --               --
Issuance of Series C Preferred Stock, net of expenses
   (Note 14) ................................................              --               --               --               --
   Issuance of Series D Preferred Stock (Note 14) ...........              --               --               --               --
   Issuance of common stock (Note 14) .......................              --               --               --               --
   Issuance of warrants (Note 14) ...........................              --               --               --               --
   Warrants exercised (Note 14) .............................              --               --               --               --
   Warrants forfeited (Note 14) .............................              --               --               --               --
   Warrants expired (Note 14) ...............................              --               --               --               --
   Options exercised (Note 14) ..............................              --               --               --               --
   Restructuring option charge (Note 8) .....................              --               --               --               --
   Interest on note receivable from officer (Note 14) .......         (36,064)              --               --               --
   Note receivable repayment from officer (Note 14) .........       1,039,742               --               --               --
   Net loss .................................................              --               --               --               --
   Other comprehensive loss .................................              --               --               --               --
                                                                 ------------     ------------     ------------     ------------
BALANCE, DECEMBER 31, 1999 ..................................              --         (250,000)     (10,000,000)              --
                                                                 ------------     ------------     ------------     ------------

                                                                                            ACCUMULATED
                                                                                               OTHER                TOTAL
                                                                         COMMON            COMPREHENSIVE        STOCKHOLDERS'
                                                                         AMOUNT                 LOSS                EQUITY
                                                                     -------------         -------------         -------------
BALANCE, JANUARY 1, 1997 ....................................                   --                    --         $   3,914,270
   Issuance of common stock (Note 14) .......................                   --                    --             1,500,000
   Purchase of treasury stock (Note 14) .....................        $    (532,480)                   --              (532,480)
Issuance of Series A preferred stock, net of expenses
   (Note 14) ................................................                   --                    --            21,197,998
   Issuance of warrants (Note 14) ...........................                   --                    --                    --
Warrants exercised, net of expenses (Note 14) ...............                   --                    --               379,848
   Net loss .................................................                   --                    --           (20,443,546)
                                                                     -------------         -------------         -------------
BALANCE, DECEMBER 31, 1997 ..................................             (532,480)                   --             6,016,090
   Issuance of common stock (Note 14) .......................                   --                    --             1,670,000
   Repurchase of Series A preferred treasury stock (Note 14)                    --                    --           (10,000,000)
   Sale of common treasury stock (Note 14) ..................              532,480                    --             2,080,000
   Issuance of Series B preferred stock, and warrants,
     net of expenses (Note 14) ..............................                   --                    --           109,031,512
   Issuance of warrants (Note 14) ...........................                   --                    --                    --
   Warrants exercised (Note 14) .............................                   --                    --             7,476,899
   Warrants forfeited (Note 14) .............................                   --                    --                    --
   Options exercised (Note 15) ..............................                   --                    --               708,493
Conversion of common stock to nonvoting common
   stock (Note 14) ..........................................                   --                    --                    --
Value assigned to warrants issued as compensation
   (Note 14) ................................................                   --                    --               546,606
Note receivable from officer, plus interest (Notes 14 and 15)                   --                    --            (1,003,678)
   Net loss .................................................                   --                    --           (57,207,095)
                                                                     -------------         -------------         -------------
BALANCE, DECEMBER 31, 1998 ..................................                   --                    --            59,318,827
Conversion of Series A Preferred Stock into common
   stock (Note 14) ..........................................                   --                    --                    --
Issuance of Series C Preferred Stock, net of expenses
   (Note 14) ................................................                   --                    --            96,989,121
   Issuance of Series D Preferred Stock (Note 14) ...........                   --                    --             3,000,000
   Issuance of common stock (Note 14) .......................                   --                    --            28,050,005
   Issuance of warrants (Note 14) ...........................                   --                    --            40,631,364
   Warrants exercised (Note 14) .............................                   --                    --             5,984,484
   Warrants forfeited (Note 14) .............................                   --                    --                    --
   Warrants expired (Note 14) ...............................                   --                    --                    --
   Options exercised (Note 14) ..............................                   --                    --               851,861
   Restructuring option charge (Note 8) .....................                   --                    --             5,810,840
   Interest on note receivable from officer (Note 14) .......                   --                    --               (36,064)
   Note receivable repayment from officer (Note 14) .........                   --                    --             1,039,742
   Net loss .................................................                   --                    --          (135,078,509)
   Other comprehensive loss .................................                   --         $     (36,911)              (36,911)
                                                                     -------------         -------------         -------------
BALANCE, DECEMBER 31, 1999 ..................................        $          --         $     (36,911)        $ 106,524,760
                                                                     =============         =============         =============


See notes to consolidated financial statements.

OPTIMARK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                     1999                 1998                 1997
                                                                -------------         ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ............................................        $(135,078,509)        $(57,207,095)        $(20,443,546)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
     Interest on note receivable .......................              (36,064)              (3,678)                  --
     Write-off of intangibles ..........................                   --                   --               96,436
     Value assigned to warrants issued as compensation .           40,616,822              546,606                   --
     Value assigned to options in connection with
       restructuring ...................................            5,810,840                   --                   --
     Depreciation and amortization .....................            9,334,424            1,584,339              242,274
     Gain on recovery of receivable ....................             (700,000)                  --                   --
     Loss from investment in joint venture .............               69,112                   --                   --
     Loss on disposal of assets ........................                  980                   --                   --
     Changes in operating assets and liabilities:
       Receivables .....................................             (672,882)                  --                   --
       Other assets ....................................           (4,799,180)          (1,385,749)          (1,169,231)
       Accounts payable and accrued liabilities ........            2,402,135            6,597,004            3,526,121
       Other liabilities ...............................              487,856               57,433               59,147
                                                                -------------         ------------         ------------
         Net cash used in operating activities .........          (82,564,466)         (49,811,140)         (17,688,799)
                                                                -------------         ------------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment .................          (11,148,195)          (5,697,274)          (1,539,972)
   Purchases of software licenses ......................           (1,619,039)                  --                   --
   Payments on capitalized software costs ..............          (12,298,155)                  --                   --
   Investment in joint venture .........................                   --              (69,112)                  --
   Proceeds from disposal of assets ....................                4,826                   --                   --
                                                                -------------         ------------         ------------
         Net cash used in investing activities .........          (25,060,563)          (5,766,386)          (1,539,972)
                                                                -------------         ------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from issuance of common stock ........                 50,005              670,000            1,500,000
   Net proceeds from issuance of preferred stock .....             99,989,121          108,116,651           21,197,998
   Net proceeds from issuance of warrants ............                     --              914,861                   --
   Net proceeds from recovery of receivable ..........                700,000                   --                   --
   Proceeds from exercise of warrants for common stock              5,984,484            7,476,899              379,848
   Proceeds from exercise of options for common stock                 851,861              708,493                   --
   Proceeds from sale and leaseback ..................                     --            2,575,560                   --
   Proceeds from term loan ...........................                999,653                   --                   --
   Proceeds from officer loan ........................              1,039,742                   --                   --
   Payments on capital leases ........................             (3,191,697)            (542,428)                  --
   Purchase of treasury stock, common ................                     --                   --             (532,480)
   Purchase of treasury stock, Series A ..............                     --          (10,000,000)                  --
   Proceeds from sale of treasury stock, common ......                     --            2,080,000                   --
                                                                -------------        -------------         ------------
     Net cash provided by financing activities .......            106,423,169          112,000,036           22,545,366
                                                                -------------        -------------         ------------
NET (DECREASE) INCREASE IN CASH AND CASH
   EQUIVALENTS .......................................             (1,201,860)          56,422,510            3,316,595
CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR .................................             63,839,270            7,416,760            4,100,165
                                                                -------------        -------------         ------------

CASH AND CASH EQUIVALENTS, END OF YEAR ...............          $  62,637,410        $  63,839,270         $  7,416,760
                                                                =============        =============         ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
   Cash payments for interest ........................          $   1,079,554        $     201,555         $         --
                                                                =============        =============         ============
SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES:
   Common stock issued for note ......................          $          --        $   1,000,000         $         --
                                                                =============        =============         ============
   Increase in capital leases ........................          $   6,359,303        $   2,800,921         $         --
                                                                =============        =============         ============
   Acquisition of license ............................          $  28,000,000        $          --         $         --
                                                                =============        =============         ============


See notes to consolidated financial statements.

OPTIMARK TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1.       BASIS OF PRESENTATION AND REORGANIZATION

         OptiMark Technologies, Inc. (formerly MJT Holdings, Inc.) (the "Company" or "OptiMark") was formed in July 1996 in order to effect the reorganization of MJT Holdings, Inc. ("Holdings"). On August 1, 1996, Holdings was merged with and into the Company (the "Merger"). The Merger was a transaction among companies under common control and, accordingly, has been accounted for in a manner similar to a pooling of interests.

2.       GENERAL INFORMATION AND SUMMARY OF ACCOUNTING POLICIES

         General - The Company has been engaged in two business segments, the U.S. Equities Business and the Electronic Markets Business. The U.S. Equities Business is comprised of the development, operation and marketing of the OptiMark(TM) Equity Trading System (the "System"), an innovative securities trading service based on the Company's patented market restructuring technology (the "OptiMark Technology"). The OptiMark Technology, as adapted for the System, allows the anonymous and nondisclosed representation of an investor's willingness to buy or sell securities over a continuous range of prices and sizes, and provides a means of optimizing the sequential allocation of trades between buyers and sellers at different prices and sizes based on a measure of mutual satisfaction. The Company presents the System to potential users as a facility of securities exchanges, and the exchange remits to OptiMark a fee per share for trades completed through the System. As of December 31, 1998, the System entered the final testing stage, and the Company had not realized any revenues from its use. In January and October 1999, the Company began to realize revenue for the trades executed through both the Pacific Exchange, Inc. (the "PCX") and the Nasdaq Stock Market, Inc. (the "Nasdaq") Systems, respectively.

         The Electronic Markets Business is comprised of the development and operation of trading platforms and environments for existing and emerging electronic market places through a combination of consulting, servicing, licensing and equity agreements, focused on both the securities and non-securities market places. The Company commenced these activities after termination of the license agreement with High Performance Markets, Ltd. ("HPM") (Note 6). The OptiMark Technology, as adapted for these marketplaces, allows a broad array of auction and exchange activities, including the trading of goods and services whose value is determined by more than size and price; trading among many buyers and many sellers; and broker facilitated trading. In July 1999, the Company began to realize revenues from the consulting and development services to a joint venture in Japan for the trading of equity securities ("Japan Joint Venture").

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered recurring net losses from operations each year since inception. The Company's current cash and cash equivalents, plus the expected cash flows for 2000, are not expected to be sufficient to meet its 2000 operating and financial commitments. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The Company anticipates that it will be able to meet its cash requirements through September 2000.

         The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary, should the Company be unable to continue as a going concern. The Companies continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, or refinancing as may be required, and ultimately to attain successful operations. The Company re-evaluated its organization and cost structure in the light of its business trajectory, resulting in significant cost reductions during 1999. The Company is continuing to re-evaluate its cost structure and implement cost savings where possible. Management also has been executing its strategy to increase usage of the System in use at the PCX and Nasdaq, but has not been successful to date. The Company will seek additional financing but there is no guarantee such financing will be obtained.

         Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Companies in which OptiMark has equity investments of 50% or less and has the ability to exercise significant influence are accounted for using the equity method. Intercompany accounts and transactions have been eliminated in consolidation.

         Cash and Cash Equivalents - The Company considers highly liquid investments with an original maturity of three months or less, to be cash equivalents.

         Foreign Currency Translation - Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at fiscal year-end exchange rates, and revenues and expenses are translated at weighted average exchange rates for the year. Gains and losses arising from translation are recorded as a cumulative translation adjustment within accumulated other comprehensive loss, a component of stockholders' equity.

         Property and Equipment - Property and equipment are recorded at cost. For financial reporting purposes, depreciation is provided for using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized over the lesser of the life of the asset or the life of the lease.

         Intangible Assets - Intangible assets are primarily comprised of non-securities industry rights and product and software licenses. Amortization is provided for using the straight-line method over a period of 3 to 15 years (Note 6).

         Income Taxes - The Company files a consolidated Federal income tax return, which includes all eligible United States subsidiary companies. Foreign subsidiaries are taxed according to regulations existing in the countries in which they do business. Deferred income taxes are provided for temporary differences between income tax bases and financial reporting bases of the Company's assets and liabilities utilizing currently enacted tax laws and rates.

         Revenue Recognition - Transaction revenue is recorded on a trade date basis and recognized when securities are traded through the System based on a fee per share contractual agreement with both the PCX and the Nasdaq. Consulting revenue is recorded as services are performed. The Company records transaction and consulting revenue net of its revenue sharing agreements with both the PCX and Chicago Board Options Exchange, Inc. ("CBOE") (Note 13).

         Long-Lived Assets - The Company accounts for the impairment of long-lived assets and for long-lived assets to be disposed of by evaluating the carrying value of its long-lived assets in relation to the operating performance and future undiscounted cash flows of the underlying businesses when indications of impairment are present. Long-lived assets to be disposed of, if any, are evaluated in relation to the net realizable value. The Company determined that, as of December 31, 1999 and 1998, there had been no impairment in the carrying value of the long-lived assets.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Recent Accounting Pronouncements - During 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company is currently evaluating the impact, if any, of this standard, which will be applicable to the Company's December 31, 2001 consolidated financial statements.

         During 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement is applicable to and has been adopted in the Company's 1999 consolidated financial statements and requires the Company to capitalize certain payroll and payroll related costs and other costs that are directly related to the development of certain systems of the Company. At December 31, 1999, net capitalized software costs were approximately $10,816,000. The Company is amortizing these costs over three years. The current year amortization expense totaled approximately $1,482,000.

         Segment Reporting - The Company operates in two industry segments, the U.S. Equity Business and the Electronic Markets Business. At December 31, 1998, the Company's U.S. Equity Business had not generated any revenues as the Company was engaged in the development and testing of the System. At December 31, 1998, the Electronic Markets Business had not generated any revenues as no consulting services had been performed for licensees, nor were any royalties earned from licensees. In 1999, the System was launched, consulting services were performed and revenue began to be realized.

3.       RELATED PARTY TRANSACTIONS

         At December 31, 1998, the Company had two notes receivable from affiliates aggregating $2,550,000 which were fully reserved and bear interest at 5.45% per annum. As these notes were deemed to be uncollectible, no interest income had been accrued on these notes. In 1999, the Company received in aggregate, payments of approximately $827,000 on these notes. This amount represented full repayment of one note, partial repayment on the other note and interest income of approximately $127,000. Due to the uncertainty of the remaining balance being collected, the Company has continued to record a valuation allowance against the note and has not recorded any additional interest. The Company recorded the return of principal on both notes as a gain on the recovery of bad debt.

         Included in stockholders' equity at December 31, 1998 is a loan to an officer of the Company of approximately $1,004,000, including interest. This note was repaid during 1999 (Note 14).

         In September 1998, the Company entered into the Japan Joint Venture to develop and implement the System for the trading of equity securities in Japan. As of December 31, 1998, OptiMark had made its capital contribution of approximately $69,000 for a 15% interest (which is reflected as "Investment in Joint Venture" in the consolidated balance sheets). It is management's belief that the Company has the ability to exercise significant influence over the Japan Joint Venture through veto power and membership on the board and therefore accounts for its investment in the Japan Joint Venture using the equity method. At December 31, 1999, the Company, in accordance with the equity method of accounting, realized losses up to its capital contribution. In connection with the Japan Joint Venture, the Company entered into a development agreement in principle, whereby the Company provides services on a time and material basis and is reimbursed at fully allocated cost (Note 10).

         Included in Receivables at December 31, 1999 is approximately $522,000 due from the Japan Joint Venture in connection with consulting services performed by the Company.

         Included in other assets at December 31, 1999 is a loan to an officer of approximately $212,000 (Note 4).

4.       OTHER CURRENT ASSETS AND OTHER ASSETS

         Other current assets and other assets consist of the following as of December 31, 1999 and 1998:

                                                    OTHER
                                                CURRENT ASSETS                 OTHER ASSETS
                                             1999           1998           1999            1998
                                             ----           ----           ----            ----

         Prepaid expenses...........     $ 3,127,165    $ 1,004,554    $         -    $          -
         Security deposits..........          32,723        497,013      2,283,748         702,564
         Restricted cash............       1,470,095        496,966              -               -
         Interest receivable........         262,552              -              -               -
         Other......................         248,027         16,016        100,000               -
         Loan to officer............               -              -        212,000         209,435
                                         -----------    -----------    -----------    ------------
                                         $ 5,140,562    $ 2,014,549    $ 2,595,748    $    911,999
                                         ===========    ===========    ===========    ============

+

         Prepaid expenses as of December 31, 1999 and 1998, consists primarily of warranty, support and service agreements for purchased hardware and software. Security deposits consist primarily of deposits with respect to rental property and operating leases. Included in restricted cash at December 31, 1999 and 1998 are letters of credit of approximately $338,000 and $377,000, respectively, a guarantee of two employee loans of approximately $120,000 in both years and approximately $1,012,000 held in an escrow account at December 31, 1999. Interest receivable relates to interest earned, but not yet received, on the Company's commercial paper. The loan to the officer incurs interest at 6% and expires on March 31, 2003 or within 30 days of termination of employment.

5.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following as of December 31, 1999 and 1998:

                                                                     1999           1998
                                                                     ----           ----

         Computer equipment...............................       $ 18,562,737   $  6,957,193
         Furniture and fixtures...........................          1,483,588      1,034,003
         Software.........................................          4,573,767      1,407,025
         Leasehold improvements...........................          3,251,821      1,058,910
                                                                 ------------   ------------
         Total............................................         27,871,913     10,457,131
         Less accumulated depreciation and
           amortization...................................          7,904,549      1,833,700
                                                                 ------------   ------------
         Net property and equipment.......................       $ 19,967,364   $  8,623,431
                                                                 ============   ============

         Depreciation expense was approximately $6,083,000, $1,584,000 and $242,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

6.       INTANGIBLE ASSETS

         Intangible assets consist of the following as of December 31, 1999:

         Nonsecurities industry rights........................     $  28,000,000
         Software licenses....................................         1,619,039
                                                                   -------------
         Total................................................        29,619,039
         Less accumulated amortization........................         1,769,287
                                                                   -------------
         Intangible assets, net...............................     $  27,849,752
                                                                   =============

         In May 1996, the Company sold to HPM, a newly formed limited partnership controlled by the then stockholders of the Company, a royalty-free, perpetual, worldwide license to make, have made, use, sell and distribute products, systems and services, outside of the securities industry field, under the issued OptiMark patent and one other patent application (the "HPM License"), in exchange for a nonrecourse subordinated promissory note in the amount of $650,000 (which was fully reserved for in 1996). In March 1999, the Company entered into a license termination agreement with HPM to terminate the HPM License. In consideration for the termination of the license, the Company issued to HPM 2,000,000 shares of common stock of the Company at $14 per share (fair market value at date of issuance) (Note 14). In connection with the issuance of common stock, the Company recorded an intangible asset in the amount of $28,000,000. During 1999 HPM paid the Company an aggregate of $767,700 representing full repayment on the note (which represents a portion of amounts previously written off (Note 3)) and interest income of $117,700.

         During 1999, the Company also purchased certain software licenses from a subcontractor for outsourced software development services for the PCX and Nasdaq applications aggregating $1,300,000. Such licenses are being amortized over three years and are included in the $1,619,039 above.

7.       ACCRUED COMPENSATION

         Accrued compensation includes $250,000 and $750,000 of employee bonuses for 1999 and 1998, respectively, and accrued vacation of approximately $1,363,000 and $859,000 for 1999 and 1998, respectively. These bonuses are granted at the discretion of the Board of Directors.

8.       ACCRUED RESTRUCTURING

         The Company recorded approximately $7,693,000 of restructuring charges in the fourth quarter of 1999 associated with a workforce reduction of 72 employees (mainly in the technology areas of the Company). Included in this amount is approximately $5,811,000, representing the charge associated with the revaluation of employee options and the remaining balance of approximately $1,882,000 includes notice period salaries of approximately $876,000, severance of approximately $706,000 and vacation pay and other related employee costs of approximately $300,000. As of December 31, 1999, approximately $522,000 of such amount has been paid and the Company anticipates that the remaining accrued restructuring costs will be paid in 2000.

         In November 1999, the Company entered into an agreement with an officer of the Company in connection with that officer's termination as an officer and director of the Company. The agreement calls for cash payments of $450,000 between November 1999 and June 2000, the vesting of 50% of any nonvested options as of November 1999 and the extension of the date on which all vested options can be exercised until November 2002. These costs, approximating $2,355,000, are included in the amounts above.

9.       LEASE COMMITMENTS

         Operating Leases - The Company has operating lease obligations for office space, office equipment and computer equipment which expire at various dates through 2014. Included in such operating leases are certain informal mirror leases with a third party who is providing services to the Company. The future minimum rental payments under operating leases at December 31, 1999 are as follows:

 YEAR ENDING DECEMBER 31,                                           AMOUNT

         2000...............................................    $    13,621,873
         2001...............................................         10,570,332
         2002...............................................          4,695,372
         2003...............................................          1,526,294
         2004...............................................          1,412,890
         Thereafter.........................................         11,495,641
                                                                ---------------
         Total..............................................    $    43,322,402
                                                                ===============

         Total rent expense for real estate amounted to approximately $1,844,000; $735,000 and $206,000 (net of sublease income of approximately $7,600; $46,800 and $13,200) for the years ended December 31, 1999, 1998 and 1997, respectively.

         Total rent expense for equipment amounted to approximately $9,267,000; $2,881,000 and $442,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

         In December 1998, the Company entered into a master lease agreement with a third party, which provided for equipment leases up to $15,000,000. In January 1999, the Company entered into two master lease agreements with two other third parties, which provided for equipment leases up to $7,000,000 and $20,000,000 of aggregate equipment value, respectively. During 1999 and 1998, the Company leased an aggregate of approximately $22,615,000 and $0, respectively, of equipment under these master lease agreements. The unused available credit under these master lease agreements expired during 1999.

         Capital Leases - In June 1998, the Company entered into a master lease agreement with a third party which provided for equipment purchases up to $5,000,000. In January 1999, the agreement was amended to increase the line of credit by $7,000,000 to a total of $12,000,000.

         In connection with obtaining the lease line of credit, the Company granted a warrant to purchase up to 42,500 shares of its common stock at an exercise price of $10 per share (fair market value at date of grant) (Note 14). During 1999 and 1998, the Company leased an aggregate of approximately $7,187,000 and $4,683,000, respectively, under the lease line of credit. Included in the 1999 amount is a three-year term loan for approximately $999,700. Included in the 1998 amount was a sale-leaseback transaction for approximately $2,576,000, whereby the Company sold and leased back new and existing computer hardware located within the United States. The sale resulted in a gain of approximately $235,000 for the Company, which was deferred and is being amortized over the three-year lease term. The Company entered into additional lease agreements for telephone and office equipment during 1999 and 1998 with terms of 36 months. Property and equipment purchased under these leases for the years ended December 31, 1999 and 1998 were approximately $173,000 and $694,000, respectively.

         The net book value of equipment held under capital leases was approximately $7,910,000 and $4,605,000 at December 31, 1999 and 1998
         respectively.

         Future lease payments under capital leases as of December 31, 1999 are as follows:

YEAR ENDING DECEMBER 31,

2000..........................................................   $     5,083,967
2001..........................................................         4,376,078
2002..........................................................           817,288
                                                                 ---------------
Total.........................................................        10,277,333
Less amounts representing interest............................         1,276,013
                                                                 ---------------
Present value of future lease payments........................         9,001,320
Less current portion..........................................         4,186,624
                                                                 ---------------
Noncurrent portion............................................   $     4,814,696
                                                                 ===============

10.      SEGMENTS

         As of December 31, 1998, the Company operated in one industry segment, the Equity Business. As of December 31, 1999, the Company operated in two industry segments, the U.S. Equity Business and the Electronic Markets Business (Note 2). As of December 31, 1999, the Japan Joint Venture was the only joint venture the Electronic Markets Business was engaged in. Revenue from the Japan Joint Venture for 1999 was $1,620,454 (see table below). The accounting policies of each segment are the same as those described in the summary of significant accounting policies (Note 2). The operations by industry segment for the year ended December 31, 1999 are as follows:

                                                                       ELECTRONIC
                                                      US EQUITY         MARKETS
                                                       BUSINESS         BUSINESS       CONSOLIDATED
                                                       --------         --------       ------------

Revenue.........................................    $    1,391,790    $  1,620,454    $    3,012,244
Operating expense excluding depreciation
  and amortization .............................      (129,448,628)     (2,174,699)     (131,623,327)
Depreciation and amortization ..................        (8,220,620)     (1,113,804)       (9,334,424)
Total expenses .................................      (137,669,248)     (3,288,503)     (140,957,751)
Net non-operating income (expense).............          2,936,110         (69,112)       (2,866,998)
Net loss........................................      (133,341,348)     (1,737,161)     (135,078,509)
Total assets....................................       102,527,244      27,152,863       129,680,107

11.      INCOME TAXES

         The tax effected components of deferred income tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                                                                       1999             1998
                                                                                       ----             ----
Deferred tax assets:
   Net operating loss carryforwards...........................................    $  69,946,000    $  30,657,000
   Capitalized research and development costs.................................          386,000        4,151,000
   Reserve for note receivable to related parties.............................          721,500        1,267,000
   Vacation accruals and other reserves.......................................        1,535,421          346,000
   Warrants expense...........................................................       15,391,990                -
   Other......................................................................          532,000                -
                                                                                  -------------    -------------
        Total deferred tax asset..............................................       88,512,911       36,421,000
                                                                                  -------------    -------------
Deferred tax liabilities:
   Tax depreciation in excess of book depreciation............................          265,000          208,000
   Deferred gain on sale of assets............................................          750,000          762,000
                                                                                  -------------    -------------
        Total deferred tax liability..........................................        1,015,000          970,000
                                                                                  -------------    -------------
Net deferred tax assets.......................................................       87,497,911       35,451,000
Less valuation allowance......................................................      (87,497,911)     (35,451,000)
                                                                                  -------------    -------------
                                                                                  $           -    $           -
                                                                                  =============    =============

         Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes.

         The Company has net operating loss carryforwards of approximately $173,911,000 and research and development credit carryforwards of $2,121,000 at December 31, 1999. Both the net operating loss carryforwards and research and development credit carryforwards will begin to expire in 2004 through 2018.

         Based on the issuance of additional shares of stock, the Company incurred a change in ownership for tax purposes, which may limit future use of the net operating loss and research and development credit carryforwards.

12.      401(K) EMPLOYEE BENEFIT PLAN

         OptiMark has a 401(k) defined contribution plan (the "Plan"), which covers all full-time employees over the age of 21 as of their initial date of employment. The Plan has no matching requirement. Any future matching will be at the discretion of the Board of Directors. The amounts charged to expense related to the administration of the Plan was approximately $9,200; $9,100 and $9,800 for the years ended December 31, 1999, 1998 and 1997, respectively.

13.      COMMITMENTS AND CONTINGENCIES

         In August 1996, OptiMark entered into a revenue sharing agreement (the "PCX Revenue Agreement") with PCX. The PCX Revenue Agreement requires the Company to pay 1.5% of its consolidated gross revenues, as defined, to PCX, up to a maximum of $3,855,580. The timing and the amount of the payments is based on PCX's attainment of certain milestones with respect to the deployment of the System at PCX as specified in the PCX Revenue Agreement, which expires on December 31, 2005. Based on gross revenues, as defined, for the year ended December 31, 1999, the PCX was entitled to approximately $46,600 under this agreement, of which approximately $16,000 had been paid. The PCX was not entitled to any amounts or payments in 1998 or earlier.

         In December 1996, OptiMark entered into a revenue sharing agreement (the "CBOE Revenue Agreement") with the CBOE. The CBOE Revenue Agreement requires the Company to pay 1.5% of its consolidated gross revenues, as defined, to CBOE, up to a maximum amount of $2,250,000. The timing and the amount of the payments are based on CBOE's attainment of certain milestones with respect to the deployment of the System at the national securities exchange operated by CBOE, as specified in the CBOE Revenue Agreement, which expires on December 31, 2005. At December 31, 1999, no System exists for the CBOE and thus no payments are required to be made prior to commencement of this system. Based on gross revenues, as defined, for the year ended December 31, 1999, the Company has accrued approximately $46,600 under this agreement. The CBOE was not entitled to any amounts or payments in 1998 or earlier.

         OptiMark also entered into separate warrant agreements with PCX and CBOE (Note 14).

         In November 1998, the Company entered into an employment agreement (the "Agreement") with an officer of the Company which provides for annual compensation of $425,000, a $1,000,000 sign on bonus and a $1,000,000 bonus paid in November 1999, the first anniversary of his employment. The Agreement also provides that the officer will be paid a one-time $1,000,000 bonus if the Company achieves pre-tax income in a fiscal year of at least $10,000,000. See Note 15 regarding options granted in accordance with the Agreement.

         In August 1999, the Company entered into an employment agreement with an officer of the Company which provides for annual compensation of $225,000 and a guaranteed bonus of $350,000, half of which was paid at the time of hire and half of which is payable on the first anniversary of employment.

         The Company receives network services from a supplier of international and domestic long-distance enhanced network telecommunications services (the "Network Provider"). The contractual agreement with the Network Provider has a minimum annual fee of approximately $4,800,000 for such services. Additionally, under certain circumstances, the Company will be required to make cancellation payments in the event that the Company terminates any or all of these services. The agreement contains provisions allowing the Company to purchase infrastructure equipment used by the Network Provider in providing service to the Company.

         In September 1998, OptiMark entered into an agreement with the Nasdaq to offer, as a facility of the Nasdaq, a securities trading application based on the OptiMark Technology to be known as the "Nasdaq Application." The agreement with Nasdaq may be terminated by either of the parties in certain circumstances, which include denial of regulatory approval, persistent low trading volumes or if a change of control, as defined, has occurred with respect to either party. The agreement provides for each party to provide, at its own expense, certain requisite hardware, software and other equipment, necessary to develop and implement the Nasdaq Application. As of December 31, 1999, the Company received regulatory approval and has commenced operations of the Nasdaq system.

         OptiMark also entered into a separate warrant agreement with the Nasdaq (Note 14).

14.      EQUITY

         Stock Split - On May 22, 1997, the Company declared a 4-for-1 stock split of its common stock. All share data has been shown retroactively in the financial statements and in the accompanying footnotes for all years presented, to reflect the stock split.

         Authorized Stock - During 1998, the Board of Directors and the stockholders of the Company increased the authorized shares of common stock and preferred stock of the Company by 70,000,000 and 30,000,000 shares, respectively. The Board of Directors have designated 3,547,068 shares of preferred stock as Series A Convertible Participating Preferred Stock, 11,000,000 shares of preferred stock as Series B Convertible Participating Preferred Stock, 8,250,000 shares of preferred stock as Series C Convertible Preferred Stock and 250,000 shares of preferred stock as Series D Convertible Preferred Stock. As of December 31, 1999 and 1998, the Company had 16,952,932 and 25,452,932 undesignated shares of preferred stock respectively, authorized for issuance.

         Common Stock - During 1997, the Company issued 818,552 shares of common stock to an investor at approximately $1.83 per share (fair market value at date of issuance) raising $1,500,000. The investor was elected to the Board of Directors. During 1998, the Company issued 350,000 shares of common stock to an officer at $10 per share (fair market value at date of issuance) of which 183,000 shares were issued out of treasury stock. The Company received cash of $2,500,000 and received a 4.33% interest-bearing note receivable for $1,000,000 which is presented as a contra amount in the stockholders' equity section at December 31, 1998. On November 1, 1999, the principal amount plus interest of $39,742 on the note was repaid to the Company.

         During 1999, the Company issued 2,000,000 shares of common stock to HPM (Note 6) at $14 per share (fair market value at date of issuance) in exchange for the termination of the non-securities industry licenses previously granted to HPM and 4,167 shares of common stock to a consultant at $12 (fair market value at date of issuance) in exchange for approximately $50,000 in cash.

         Common Stock (Non-Voting) - During 1998, the Company created a new class of non-voting common stock. 1,500,000 shares were authorized and 740,000 shares were issued during 1998, to an investor who exchanged 740,000 shares of voting common stock for them. Such amounts are included in common stock.

         Series A Convertible Participating Preferred Stock - During 1996, OptiMark entered into a stock purchase agreement (the "Purchase Agreement") with three investors whereby the investors committed to purchase an aggregate of 2,182,812 shares of OptiMark's Series A Convertible Participating Preferred Stock (the "Series A Preferred Stock") at a price of $7.33 per share (fair market value at date of the agreement). The transaction closed in two stages. In 1996, OptiMark sold 654,844 shares of Series A Preferred Stock for approximately $4,800,000. At the second closing which took place in March 1997, OptiMark sold 1,527,968 shares of Series A Preferred Stock for approximately $11,200,000.

         In May 1997, the Company and the holders of the Series A Preferred Stock amended the Purchase Agreement to provide for the purchase by two of the three abovementioned investors an aggregate of an additional 1,364,256 shares of Series A Preferred Stock at a price of $7.33 per share (fair market value at date of the amendment) for $10,000,000.

         Each share of Series A Preferred Stock is currently convertible into four shares of common stock, subject to certain adjustments.

         In March 1999, a Series A Preferred Stockholder converted 75,000 shares of Series A Preferred Stock into 300,000 shares of the Company's common stock.

         Series B Convertible Preferred Stock - Between April and December 1998, in a series of closings, the Company issued 11,000,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") at a price of $10 per share (fair market value at date of issuance) to investors. In connection therewith, the Company issued 25,000 shares of Series B Preferred Stock (included in the 11,000,000 shares above) and paid a $150,000 fee to an investor who served as a placement agent on behalf of the Company. The Company also granted to the initial investor in the Series B Preferred Stock a warrant to purchase 500,000 shares of common stock at $10 per share (fair market value at date of grant) and granted that investor a license to use, sell and distribute products, systems and services using the OptiMark Technology within the insurance industry field (see "Warrants" below). In advance of granting this license, the Company purchased the rights to the OptiMark Technology in the insurance industry field from HPM for $500,000 in cash. HPM had a license to the rights to the OptiMark Technology in all non-securities industry markets (Note 6). Legal and other costs of approximately $68,000 were incurred in connection with these transactions.

         Each share of Series B Preferred Stock is currently convertible into one share of common stock, subject to certain adjustments.

         Series C Convertible Preferred Stock - In July 1999, the Company issued 8,250,000 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") at a price of approximately $11.76 per share (fair market value at date of issuance) to two investors. Legal and other costs of approximately $11,000 were incurred in connection with this transaction.

         Each share of Series C Preferred Stock is currently convertible into one share of common stock, subject to certain adjustments.

         Series D Convertible Preferred Stock - In July 1999, the Company issued 250,000 shares of Series D Convertible Preferred Stock (the "Series D Preferred Stock") at a price of $12 per share (fair market value at date of issuance) to an investor.

         Each share of Series D Preferred Stock is currently convertible into one share of common stock, subject to certain adjustments.

         The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to a liquidation preference equal to $7.33 per share, $10 per share, approximately $11.76 per share and $12 per share, respectively, (aggregating approximately $226 million) plus all declared and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up. Holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to receive dividends equal to any dividends received by the holders of the Company's common stock, as if the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock had been converted into common stock.

         Pursuant to agreements between the holders of the Series A Preferred Stock, one of the holders of Series B Preferred Stock, certain officers and directors of the Company, and the Company, these stockholders have certain preemptive rights, rights of first refusal and tag-along rights. Pursuant to four separate registration rights agreements, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have certain rights, subject to certain restrictions and limitations, to have the Company register their shares with the Securities Exchange Commission for resale.

         Warrants - During 1996, the Company granted a warrant to purchase 2,104,000 shares of its common stock in connection with the Company's agreement with PCX to implement the System (Note 13). The warrant is exercisable in tranches based upon the achievement of certain milestones set forth in the warrant agreement. As of December 31, 1999 the warrant was exercisable for 841,600 shares. The exercise price of the warrant is approximately $1.83 per share (fair market value at date of grant), subject to certain adjustments. The effect of the warrant was an expense of approximately $384,000 (the value using the Black-Scholes Model) in 1996.

         During 1996, the Company also granted a warrant to purchase 1,000,000 shares of common stock in connection with an anticipated agreement with CBOE to implement the System (Note 13). The warrant is exercisable in tranches based upon the achievement of certain milestones set forth in the warrant agreement. As of December 31, 1999, no shares were exercisable under this warrant. The exercise price of the warrant was $2.25 per share, subject to certain adjustments. Subsequent to the issuance of this warrant, as a result of certain adjustments, the number of shares under this warrant increased by 227,828 and the exercise price was reduced to approximately $1.83 per share. In connection with these adjustments, the Company recorded an expense of approximately $438,000 in 1998.

         During 1997, the Company granted warrants to purchase 5,611,692 shares of common stock in conjunction with the Series A Preferred Stock financing mentioned above. The exercise prices, (subject to certain adjustments), ranged from approximately $1.83 (fair market value at date of grant) to $2.75 per share based on the Company meeting certain objectives. Based on the Black-Scholes Model, there was no value associated with these warrants. During 1997, 207,284 of these warrants were exercised at approximately $1.83 per share and during 1998 an additional 3,242,644 were exercised at $2.25 per share. As a result of certain adjustments, the exercise prices of certain of these warrants were reduced from $2.25 to approximately $2.22 and from $2.75 to approximately $2.72. During 1999, the remaining warrant to purchase 2,161,764 shares of common stock at approximately $2.72 per share was exercised.

         At December 31, 1997, the Company had outstanding warrants to purchase 360,000 shares of common stock, of which 340,000 were granted at $1.50 per share (fair market value at date of grant) to employees of Holdings who did not become employees of the Company in connection with the restructuring (Note 1) and 20,000 granted at approximately

         $1.83 per share (fair market value at the date of grant) to a consultant of the Company. The services provided or goods received under the granting of such warrants by the Company were not significant. During 1996, warrants to purchase 200,000 shares of common stock had been exercised at $1.50 per share. During 1999 and 1998, warrants to purchase an additional 32,000 and 96,200 shares, respectively, had been exercised at $1.50 per share and 20,000 at approximately $1.83 per share, were exercised in 1998.

         During 1998, the Company issued warrants to purchase up to 11,837,500 shares of its common stock. In September 1998, in connection with the Company's agreement with the Nasdaq to implement the Nasdaq Application (Note 13), the Company entered into a warrant agreement with the Nasdaq whereby the Nasdaq has the ability to earn warrants to purchase up to 11,250,000 shares of the Company's common stock (the "Nasdaq Warrants"). The Nasdaq Warrants are exercisable in tranches based upon the achievement of certain milestones, as defined by the Nasdaq Warrant agreement. In connection with the launch of the Nasdaq Application in October 1999, an aggregate of 4,500,000 warrants were earned. Of the 4,500,000 warrants, 2,250,000 are exercisable at $5 per share and the remaining 2,250,000 are exercisable at $7 per share. The exercise price of the remaining 6,750,000 Nasdaq Warrants is $7 per share. The Nasdaq Warrants expire the earlier of: (i) October 2004, or (ii) the last day the Nasdaq Application is available to Nasdaq users. In connection with the above 4,500,000 warrants, the Company recorded an expense of $33,800,000 in 1999 (the value using the Black Scholes Model). In accordance with the Emerging Issues Task Force 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services ("EITF 96-18"), as the measurement date is at some time in the future, no value can be determined on the remaining 6,750,000 Nasdaq warrants until the Nasdaq has achieved certain conditions.

         As discussed above, a warrant to acquire 500,000 shares of common stock was issued in connection with the Series B Preferred Stock financing and expires in June 2003. The effect of the above warrant in 1998 was a debit to additional paid in capital of approximately $915,000 (the value using the Black-Scholes Model).

         In 1998, a warrant to acquire 42,500 shares of common stock was issued in connection with a master equipment lease agreement with a third party (Note 9) and expires in June 2003. The remaining warrants to acquire 45,000 shares of common stock were granted to two consultants of the Company and have an exercise price of $10 (fair market value at date of grant). Of these warrants, 40,000 expire in August 2003 and the remaining 5,000 were exercised in August 1999. The effect of the above warrants in 1998 was an expense of approximately $109,000 (the value using the Black-Scholes Model).

         During 1999, the Company issued to five holders of Series B Preferred Stock, warrants to acquire 1,666,667 shares of its common stock at $10 per share. In connection with such issuance, the Company recorded an expense of approximately $6,786,300 (the value using the Black-Scholes Model) in 1999. All of these warrants expired unexercised in June 1999. Additionally, warrants to acquire 25,000 shares of common stock were granted to two consultants of the Company. Of these warrants, 5,000 were issued at $10 and expire in January 2002 or by termination by the Company. The effect of this warrant in 1999 was an expense of approximately $6,300 (the value using the Black-Scholes Model). The remaining 20,000, granted to a former board member, were issued at $14 and expire in February 2009. The charge associated with this warrant (utilizing the Black-Scholes Model) was approximately $38,800, to be amortized over the life of the contract. The amount expensed in 1999 was approximately $24,200.

         Additionally, in October 1999, the Company entered into a strategic alliance with Knight/Trimark Group, Inc. ("Knight") under which Knight can earn warrants to acquire common stock of up to a maximum of 25% of the Company, but not in excess of 31,037,491 common shares. The warrants are earned in tranches based on the number of shares traded by Knight in the OptiMark System, with progressively larger amounts of trades required to earn each tranche. The warrants, if earned, have exercise prices ranging from $2 to $9 per share, contingent upon the time frame in which the warrants are earned as well as the percentage of Knight trades of total trades in the OptiMark System. At progressively earlier satisfaction of the trades required, the exercise prices are progressively lower. Also, at progressively smaller percentages of Knight trades of total trades in the OptiMark system, the exercise prices are progressively lower. In accordance with the Emerging Issues Task Force 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services ("EITF

         96-18"), as the measurement date is at some time in the future, no value can be determined on the 31,037,491 warrants until Knight has achieved certain conditions.

         Treasury Stock - During 1997, the Company purchased 208,000 shares of common stock at $2.56 per share from an individual investor and held these shares as treasury shares. In 1998, these shares were sold to two consultants and an officer of the Company at $10 per share (fair market value at date of sale).

         Additionally, during 1998, the Company purchased 250,000 shares of Series A Preferred Stock at $40 per share from an investor and held these shares as treasury shares at December 31, 1998 and 1999. In January 2000, the Company's Board of Directors retired these Series A Preferred shares and the shares were returned to the unauthorized preferred shares.

15.      STOCK OPTION PLAN

         Prior to November 1999, the Company maintained a stock option plan (the "1996 Plan"), which provided for the issuance of stock options to employees. Under the 1996 Plan, options that were intended to be incentive stock options were granted at prices not less than fair market value per share on the date of grant, as determined by the Board of Directors. The options granted were exercisable in accordance with the vesting schedule not to exceed ten years. No further stock options may be granted under the 1996 Plan.

         In November 1999, the Company adopted the 1999 Stock Plan (the "1999 Plan"), which made 14,669,224 shares available for issuance. This amount included 8,669,224 shares under the 1996 Plan and an additional 6,000,000 shares under the 1999 Plan. All options outstanding under the 1996 Plan, as of the date of adoption of the 1999 Plan, continue in effect under their original terms. The 1999 Plan provides for the issuance of non-statutory and incentive stock options (as defined in the Internal Revenue Code of 1986, as amended), restricted stock and stock equivalent rights to employees, directors and consultants. Options granted under the 1999 Plan that are intended to be incentive stock options are granted at prices not less than fair market value per share on the date of grant. Non-Statutory stock options granted under the 1999 Plan are granted at prices not less than 85% of fair market value per share on the date of grant. No portion of the option may be exercised beyond 10 years from the grant date.

         On voluntary termination an employee has thirty days in which to exercise his or her vested options.

         During 1998, the Company provided for the granting of 1,200,000 options to an officer of the Company with an exercise price of $10 (fair market value at the date of grant), and an exercise period of 10 years from the date of grant under the Plan. Of the 1,200,000 options, 200,000 vested immediately and the remaining 1,000,000 options vest ratably over a five-year period on the anniversary of the date of hire.

         At December 31, 1999, 1998 and 1997, the components of the Plan consisted of the following:

                                                                                                  WEIGHTED-
                                                                                                  AVERAGE
                                                                                                  EXERCISE
                                                                                  SHARES           PRICE
                                                                                  ------           -----

Options outstanding at January 1, 1997.....................................       2,060,000       $   1.68
Options granted during 1997................................................       1,901,500           1.97
                                                                               ------------
Options outstanding at December 31, 1997...................................       3,961,500       $   1.82

Options granted during 1998................................................       3,131,750           6.80
Options exercised during 1998..............................................        (253,510)          2.79
Options canceled during 1998...............................................        (122,100)          2.95
                                                                               ------------

Options outstanding at December 31, 1998...................................       6,717,640       $   4.08

Options granted during 1999................................................       2,074,450          12.60
Options exercised during 1999..............................................        (434,204)          1.96
Options canceled during 1999...............................................      (1,411,826)          6.27
                                                                               ------------

Options outstanding at December 31, 1999...................................       6,946,060       $   6.32
                                                                               ------------

Weighted-average fair value of options granted during the year 1999........    $       1.97

Weighted-average fair value of options granted during the year 1998........    $       0.99

Weighted-average fair value of options granted during the year 1997........    $       0.43

Number of options exercisable at December 31, 1997.........................         748,797       $   1.69

Number of options exercisable at December 31, 1998.........................       1,548,655       $   2.81

         The following table summarizes information about stock options outstanding at December 31, 1999:

                                      OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                      -------------------              -------------------
                                                  WEIGHTED-
                                                   AVERAGE     WEIGHTED-                 WEIGHTED-
              RANGE OF              NUMBER OF     REMAINING     AVERAGE     NUMBER OF     AVERAGE
              EXERCISE               SHARES      CONTRACTUAL   EXERCISE      SHARES      EXERCISE
               PRICES              OUTSTANDING      LIFE         PRICE     OUTSTANDING     PRICE
               ------              -----------      ----         -----     -----------     -----

$ 1.50 - $ 1.83.................    2,490,700       5.29       $   1.73     1,673,286    $   1.71
$ 2.56 - $ 4.00.................    1,274,500       6.84           3.32       427,700        3.32
$ 7.50 - $10.00.................    1,627,400       8.63           9.70       499,350        9.70
$ 12.00 - $14.00................    1,553,460       9.60          12.58        10,860       13.63
$ 1.50 - $14.00.................    6,946,060       7.32       $   6.32     2,611,196    $   3.55

         SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Had compensation cost for the Plan been determined at the fair value on the grant dates under the method of SFAS No. 123, the Company's net loss for the years ended December

         31, 1999, 1998 and 1997, would have increased to approximately $135,747,000, $57,830,000 and $20,661,000, respectively.

         Options held by an optionee will generally become exercisable as to 20% of the shares covered by such options on the first anniversary of the date of hire for initial grants and 20% of the shares on the first anniversary date of the grant date for subsequent issues and with an additional 20% of the shares covered by such options on each of the four succeeding anniversaries of the date of the hire or grant date if the optionee continues to be employed by the Company, on each such date.

         The fair value of each option grant in 1999, 1998 and 1997 was estimated on the date of grant using the Black-Scholes option-pricing model, with the following assumptions: weighted-average risk-free interest rates of 5.51%, 5.08% and 6.32% in 1999, 1998 and 1997, respectively; no dividend yield, expected life of between two and five years in 1999 and 1998 and between three and five years in 1997, and volatility of 0%. All options were granted at fair market value.

16.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         In the opinion of management, the carrying value of cash and cash equivalents, receivables, notes, other assets, current liabilities and capital leases payable are a reasonable estimate of their fair value.

17.      EARNINGS (LOSS) PER SHARE ("EPS")

         Basic EPS for 1999, 1998 and 1997 was calculated using 35,193,208, 31,067,059 and 27,199,653 weighted-average shares outstanding for the years ended December 31, 1999, 1998 and 1997, respectively. Due to the net losses incurred during 1999, 1998 and 1997 all options and convertible preferred stock were anti-dilutive and were thus excluded from the basic and diluted earnings per share calculation.

18.      SUBSEQUENT EVENTS

         On April 19, 2000, the Company entered into an agreement to form a 50/50 joint venture with a third party to provide the OptiMark matching engine technology for the trading of non-exchange (private) equity securities of certain overseas companies in defined international markets. OptiMark will license certain technology to the joint venture for a royalty. The third party will contribute cash to the joint venture covering front- and back-end development, operations and maintenance.

         On April 19, 2000, the Company also entered into an agreement with a third party to provide the OptiMark matching engine technology in a wide variety of vertical markets in financial and derivative products. OptiMark will license certain technology to the third party for a royalty and will also receive 20% of the equity of the third party on a fully-diluted basis, as well as an option on 10% of the common equity of the third party.

         On April 19, 2000, the Company also entered into an agreement with a third-party to provide the OptiMark matching engine technology for trading of certain capacity-related services in a web-market trading environment and vertical site. OptiMark will receive 20% carried interest in the third party company and be remunerated for any trading engine customization.

19.      LOSS PER SHARE RESTATEMENT

         Subsequent to the issuance of the Company's consolidated financial statements for the year ended December 31, 1999, the Company's management determined that the consolidated financial statements contained an error in the determination of the number of shares included in the calculation of basic and diluted loss per share. Previously, the weighted average number of shares outstanding included the outstanding shares of preferred stock (Series A, Series B, Series
         C and Series D). However, the preferred stock has certain liquidation preferences which causes it to be materially different from the common stock and therefore should have been excluded from the calculation of the weighted average shares used in calculating the Company's basic and diluted loss per share.

         The basic and diluted loss per common share, as previously reported and as restated are as follows:

                                              Years Ended December 31
                                         1999           1998           1997
         As previously reported        ($2.12)        ($1.13)        ($0.54)
         As restated                   ($3.84)        ($1.84)        ($0.75)

         The weighted average number of shares outstanding, as previously reported and as restated are as follows:

                                              Years Ended December 31
                                         1999           1998           1997
         As previously reported     63,790,247     50,417,641     37,848,932
         As restated                35,193,208     31,067,059     27,199,653

                                  * * * * * *
                                      F-22

 OPTIMARK HOLDINGS, INC. (FORMERLY OPTIMARK TECHNOLOGIES, INC.) AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                       March 31,               December 31,
                                                                         2000                     1999
                                                                         ----                     ----
                                                                      (unaudited)
ASSETS

  CURRENT ASSETS:
    Cash and cash equivalents                                       $  39,576,288              $  62,637,410
    Short term investments                                              1,373,750                         --
    Receivable from affiliate                                           3,436,048                    521,880
    Receivables                                                           103,775                    151,002
    Other current assets                                                4,437,962                  5,140,562
                                                                    -------------              -------------

            Total current assets                                       48,927,823                 68,450,854

  PROPERTY AND EQUIPMENT - Net                                         17,889,443                 19,967,364

  CAPITALIZED SOFTWARE COSTS  - Net                                     9,791,544                 10,816,389

  INTANGIBLE ASSETS - Net                                              27,198,201                 27,849,752

  OTHER ASSETS                                                          2,715,838                  2,595,748
                                                                    -------------              -------------

  TOTAL                                                             $ 106,522,849              $ 129,680,107
                                                                    =============              =============


  LIABILITIES AND STOCKHOLDERS' EQUITY

  LIABILITIES:
    Current liabilities:
      Accounts payable and accrued liabilities                      $   8,696,010              $  10,453,825
      Accrued compensation                                              2,280,270                  1,613,613
      Current portion of capital leases payable                         4,319,255                  4,186,624
      Short term borrowings from broker                                 1,142,145                         --
      Accrued restructuring                                               263,424                  1,360,761
      Other current liabilities                                           322,550                    601,937
                                                                    -------------              -------------

            Total current liabilities                                  17,023,654                 18,216,760

  CAPITAL LEASES PAYABLE, LESS CURRENT
    PORTION                                                             3,683,847                  4,814,696

  OTHER LIABILITIES                                                       122,895                    123,891
                                                                    -------------              -------------

             Total liabilities                                         20,830,396                 23,155,347
                                                                    -------------              -------------

  COMMITMENTS AND CONTINGENCIES

  STOCKHOLDERS' EQUITY:
    Preferred stock, authorized and
      unissued 17,277,932 and 16,952,932 at
      March  31, 2000 and December 31, 1999,
      respectively
    Series A preferred stock, convertible and
      participating, $0.01 par value;
      3,222,068 and 3,547,068 shares authorized;
      3,222,068 and 3,472,068 shares issued and
      outstanding at March 31, 2000 and December
      31, 1999, respectively                                               32,221                     34,721
    Series B preferred stock, convertible,
      $0.01 par value; 11,000,000 shares authorized,
      issued and outstanding at March 31, 2000
      and December 31, 1999                                               110,000                    110,000
    Series C preferred stock, convertible,
      $0.01 par value; 8,250,000 shares authorized,
      issued and outstanding at March 31, 2000
      and December 31, 1999                                                82,500                     82,500
    Series D preferred stock, convertible,
      $0.01 par value; 250,000 shares authorized,
      issued and outstanding at March 31, 2000 and
      December 31, 1999.                                                    2,500                      2,500
    Common stock, $0.01 par value; 150,000,000 shares
      authorized; 36,604,657 and 36,496,057 shares
      issued and outstanding at March 31, 2000
      and December 31, 1999, respectively                                 366,047                    364,961
    Warrants, common stock                                             35,686,523                 35,686,523
    Additional paid-in capital                                        301,577,454                309,564,789
    Accumulated deficit                                              (252,118,999)              (229,284,323)
    Accumulated other comprehensive loss                                  (45,793)                   (36,911)
    Treasury stock, Series A preferred; 250,000 shares,
      at cost                                                                  --                (10,000,000)
                                                                    -------------              -------------

            Total stockholders' equity                                 85,692,453                106,524,760
                                                                    -------------              -------------

  TOTAL                                                             $ 106,522,849              $ 129,680,107
                                                                    =============              =============

See notes to unaudited financial statements

 OPTIMARK HOLDINGS, INC. (FORMERLY OPTIMARK TECHNOLOGIES, INC.) AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                               2000                     1999
                                                           (unaudited)              (unaudited)

  REVENUE:
    Revenue from affiliate                                $  2,905,189              $         --
    Revenue, other                                             173,583                  340,418
                                                          ------------              ------------

            Total revenue                                    3,078,772                   340,418

  EXPENSES:
    Research and development                                 8,778,409                 5,408,595
    Communications and data center                           7,445,858                 5,283,982
    US Equities business development                         2,276,540                 2,985,475
    General and administrative                               2,100,322                 2,521,969
    Depreciation and amortization                            3,764,494                   964,885
    Restructuring expense                                    2,024,385                        --
    Warrant compensation expense                                 7,271                     2,424
                                                          ------------              ------------

            Total expenses                                  26,397,279                17,167,330
                                                          ------------              ------------

  OTHER (INCOME)/EXPENSES:
    Interest income                                           (756,928)                 (651,467)
    Interest expense                                           273,097                   191,971
                                                          ------------              ------------

                                                              (483,831)                 (459,496)
                                                          ------------              ------------

  NET LOSS                                                 (22,834,676)              (16,367,416)
                                                          ------------              ------------

  OTHER COMPREHENSIVE LOSS:
    Foreign currency translation adjustments                   (45,793)                   (3,516)
                                                          ------------              ------------

  COMPREHENSIVE LOSS                                      $(22,880,469)             $(16,370,932)
                                                          ============              ============

  EARNINGS PER SHARE:
    Basic and diluted (As restated -- See Note 11)        $      (0.62)             $      (0.51)
                                                          ============              ============

    Weighted average number of common
       shares outstanding - basic and diluted
       (As restated -- See Note 11)                         36,585,057                32,091,978

See notes to unaudited financial statements

 OPTIMARK HOLDINGS, INC. (FORMERLY OPTIMARK TECHNOLOGIES, INC.) AND SUBSIDIARIES
                 Consolidated Statement of Stockholders' Equity
                           Period ended March 31, 2000


                                   (unaudited)

                                Series A                     Series B                     Series C                    Series D
                               Convertible                  Convertible                  Convertible                 Convertible
                             Preferred Stock              Preferred Stock              Preferred Stock             Preferred Stock
                           Shares        Amount        Shares          Amount        Shares        Amount         Shares      Amount

BALANCE, JANUARY 1, 2000 3,472,068      $34,721      11,000,000       $110,000      8,250,000      $82,500        250,000     $2,500


Options exercised               --           --              --             --             --           --             --         --

Warrants forfeited              --           --              --             --             --           --             --         --

Retirement of
treasury stock            (250,000)      (2,500)             --             --             --           --             --         --

Restructuring option
charge                          --           --              --             --             --           --             --         --

Net loss                        --           --              --             --             --           --             --         --

Other comprehensive
loss                            --           --              --             --             --           --             --         --

                         ---------      -------      ----------       --------      ---------      -------        -------     ------
BALANCE, MARCH 31, 2000  3,222,068      $32,221      11,000,000       $110,000      8,250,000      $82,500        250,000     $2,500
                         =========      =======      ==========       ========      =========      =======        =======     ======

                                                             Common Stock
                                      Voting                   Non-Voting                    Total
                               Shares         Amount        Shares     Amount        Shares         Amount

BALANCE, JANUARY 1, 2000      35,756,057      $357,561      740,000    $7,400       36,496,057   $364,961


Options exercised                108,600         1,086           --        --          108,600      1,086

Warrants forfeited                    --            --           --        --               --         --

Retirement of
treasury stock                        --            --           --        --               --         --

Restructuring option
charge                                --            --           --        --               --         --

Net loss                              --            --           --        --               --         --

Other comprehensive
loss                                  --            --           --        --               --         --

                              ----------      --------      -------    ------       ----------    --------
BALANCE, MARCH 31, 2000       35,864,657      $358,647      740,000    $7,400       36,604,657    $366,047
                              ==========      ========      =======    ======       ==========    ========


 OPTIMARK HOLDINGS, INC. (FORMERLY OPTIMARK TECHNOLOGIES, INC.) AND SUBSIDIARIES
                 Consolidated Statement of Stockholders' Equity
                           Period ended March 31, 2000
                                   (unaudited)


                                         Common Stock                  Additional
                                           Warrants                     Paid-In           Accumulated
                                   Shares            Amount             Capital             Deficit

BALANCE, JANUARY 1, 2000         46,389,819       $35,686,523         $309,564,789       ($229,284,323)

Options exercised                        --                --              175,649                  --

Warrants forfeited                 (124,000)               --                   --                  --

Retirement of treasury stock             --                --           (9,997,500)                 --

Restructuring option charge              --                --            1,834,515                  --

Net loss                                 --                --                   --         (22,834,676)

Other comprehensive loss                 --                --                   --                  --

                                 ----------       -----------         ------------       -------------
BALANCE, MARCH 31, 2000          46,265,819       $35,686,523         $301,577,454       ($252,118,999)
                                 ==========       ===========         ============       =============


                                           Treasury Stock              Accumulated
                                             Series A                      Other              Total
                                             Preferred                 Comprehensive       Stockholders'
                                      Shares             Amount            Loss               Equity

BALANCE, JANUARY 1, 2000             (250,000)       ($10,000,000)       ($36,911)         $106,524,760

Options exercised                          --                  --              --               176,735

Warrants forfeited                         --                  --              --                    --

Retirement of treasury stock          250,000          10,000,000              --                    --

Restructuring option charge                --                  --              --             1,834,515

Net loss                                   --                  --              --           (22,834,676)

Other comprehensive loss                   --                  --          (8,882)               (8,882)

                                    ---------        ------------        --------          ------------
BALANCE, MARCH 31, 2000                     0         $         0        ($45,793)          $85,692,453
                                    =========        ============        ========          ============


See notes to unaudited financial statements

 OPTIMARK HOLDINGS, INC. (FORMERLY OPTIMARK TECHNOLOGIES, INC.) AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Three months ended
                                                                                    March 31,
                                                                          2000                      1999
                                                                       (unaudited)               (unaudited)

  CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                          $(22,834,676)             $(16,367,416)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
      Interest on note receivable                                               --                   (10,676)
      Value assigned to warrants issued as compensation                      7,271                     2,424
      Value assigned to options in connection with
        restructuring                                                    1,834,515                        --
      Depreciation and amortization                                      3,764,494                   964,885
      Loss on disposal of assets                                           148,399                        --
      Changes in operating assets and liabilities:
        Receivables                                                     (2,866,941)                 (388,194)
        Other assets                                                       575,239                (2,417,865)
        Accounts payable and accrued liabilities                        (2,197,377)                2,851,890
        Other liabilities                                                 (260,796)                   86,078
                                                                      ------------              ------------

            Net cash used in operating activities                      (21,829,872)              (15,278,874)
                                                                      ------------              ------------

  CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                                   (194,755)               (2,262,852)
    Payments on capitalized software costs                                      --                (3,988,805)
    Purchase of short term investments                                  (1,373,750)                       --
    Proceeds from brokerage borrowings                                   1,142,145                        --
    Proceeds from disposal of assets                                        16,593                        --
                                                                      ------------              ------------

            Net cash used in investing activities                         (409,767)               (6,251,657)
                                                                      ------------              ------------

  CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from exercise of options for common stock                     176,735                   664,337
    Proceeds from term loan                                                     --                   999,653
    Payments on capital leases                                            (998,218)                 (500,559)
                                                                      ------------              ------------

            Net cash (used in) provided by financing activities           (821,483)                1,163,431
                                                                      ------------              ------------


  NET DECREASE IN CASH AND CASH EQUIVALENTS                            (23,061,122)              (20,367,100)

  CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                        62,637,410                63,839,270
                                                                      ------------              ------------

  CASH AND CASH EQUIVALENTS, END OF PERIOD                            $ 39,576,288              $ 43,472,170
                                                                      ============              ============
  SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:
     Cash payments for interest                                       $    272,774              $    191,971

  SUPPLEMENTAL SCHEDULE OF NONCASH
    INVESTING AND FINANCING ACTIVITIES:
     Increase in capital leases                                       $          -              $    759,093

     Acquisition of license                                           $          -              $ 28,000,000

See notes to unaudited financial statements

OPTIMARK HOLDINGS, INC (FORMERLY OPTIMARK TECHNOLOGIES, INC.) AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED MARCH 31, 2000 AND 1999

1.       GENERAL INFORMATION

OptiMark was formed in 1996 as the successor to a company that had begun developing the OptiMark equities trading system in 1994. The Company operates in two business segments, the Electronic Markets Business and the U.S. Equity Business.

Continuation As A Going Concern - The Company's financial statements disclose that while the financial statements have been prepared assuming it will continue to operate as a going concern, there is substantial doubt as to its ability to do so. To date, the Company has generated insufficient revenue to meet its operating expenses and have met its cash needs through equity financing and equipment leasing.

At May 31, 2000, the Company had about $30 million of cash. At current rates of expenditure, the Company believes this cash would suffice to allow it to continue operations through the middle of October 2000. In order to be able to continue operations beyond that point, the Company is pursuing the following initiatives:

Reduce expenses. The major focus of the Company's plan is to reduce expenses, chiefly in its US equities business. The Company is currently in discussion with IXnet, its network services provider, to renegotiate the terms of its arrangement to reduce monthly cash requirements. The Company believes it can achieve substantial further savings in the near term through renegotiation of data equipment contracts. In addition, through efforts currently underway to consolidate, or possibly sell, the US equities business, the Company believes it can substantially reduce operating expenses. With these measures the Company expects to be able to reduce operating costs enough to allow it to continue operations with existing cash into the first quarter of 2001.

Additional capital. The Company has commenced discussions with several parties, including major existing stockholders, with a view to raising additional equity capital, and believes that it could obtain significant funds in this manner. However, the Company believes that the terms on which such financing would be available will improve substantially as it makes progress in reducing expenses and pursuing its current business strategy. Accordingly, at this point the Company does not plan to seek firm financing commitments before late in the third quarter of 2000.

Pursue business strategy. As discussed elsewhere in this registration statement, the Company is actively pursuing applications of its technology through strategic alliances in electronic business-to-business markets, and have recently announced several such alliances. In addition, it expects that its system will be operational as a facility of the Osaka Stock Exchange by the end of the third quarter. While any short-term revenue impact of these initiatives is likely to be modest, the Company believes they are nonetheless important in the near term in convincing potential sources of additional financing to invest on the most favorable terms.

         The Company believes these steps will enable it to continue operations beyond March 31, 2001.

         The Company is still generating losses and expects to do so for the foreseeable future. Presently the Company has cash to fund operations through the middle of October 2000. Expense reductions and additional equity financing will be required during 2000 to meet its operating and investing cash requirements. There is no assurance that the Company will be successful in achieving these expense reductions and in raising this money on acceptable terms or at all. If it does not succeed, it will be unable to continue as a going concern.


2.       PRESENTATION AND RECENT ACCOUNTING PRONOUNCEMENTS

Presentation - The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. Companies in which OptiMark has equity investments of 50% or less and has the ability to exercise significant influence are accounted for using the equity method. All significant intercompany transactions and balances have been eliminated. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The nature of the Company's business is such that the results of an interim period are not necessarily indicative of the results for the full year. These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's audited financial statements as of December 31, 1999 included elsewhere in this registration statement.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements - During March 2000, the Financial Accounting Standards Board issued Interpretation 44, Accounting for Certain Transactions Involving Stock Compensation. This interpretation will be applicable to the Company's third quarter consolidated financial statements. Management of the Company does not expect the adoption of such interpretation to have a material effect on the Company's consolidated financial statements.

3.       ACCRUED RESTRUCTURING

The Company recorded approximately $2,024,000 of restructuring charges in the first quarter of 2000 associated with a workforce reduction of seven employees. Included in this amount is approximately $1,835,000 representing the charge associated with the revaluation of options of these terminated employees, the remaining balance of approximately $189,000 includes notice period salaries of approximately $121,000, severance of approximately $41,000 and vacation pay and other employee related costs of approximately $27,000. As of March 31, 2000 approximately $36,000 of such amount has been paid and approximately $1,250,000 of the approximately $1,361,000 of accrued restructuring costs at December 31, 1999 has been paid. The Company anticipates that the remaining accrued restructuring costs will be paid in the second quarter of 2000.

4.       SEGMENTS

As of March 31, 1999, the Company operated in one industry segment, the U.S. Equity Business. As of March 31, 2000, the Company operated in two industry segments, the U.S. Equity Business and the Electronic Markets Business. As of March 31, 2000, costs incurred and revenues earned in connection with the Pacific Exchange and Nasdaq facilities comprised the U.S. Equity Business and costs incurred and revenue earned in connection with the Japan Joint Venture and costs incurred in connection with new business development comprised the Electronic Markets Business.

                                        US EQUITY      ELECTRONIC MARKETS
                                         BUSINESS          BUSINESS             CONSOLIDATED
  Revenue                           $     173,583      $   2,905,189           $   3,078,772
  Operating expenses excluding
    depreciation and amortization     (19,314,196)        (3,318,589)            (22,632,785)
  Depreciation and amortization        (3,273,070)          (491,424)             (3,764,494)
  Total expenses                      (22,587,266)        (3,810,013)            (26,397,279)
  Net non-operating expenses              483,831              -                     483,831
  Net loss                            (21,929,852)          (904,824)            (22,834,676)
  Total assets                         76,929,085         29,593,764             106,522,849


5.       INCOME TAXES

The Company has not generated any taxable income to date and therefore has not paid any federal income taxes since inception. Utilization of the Company's net operating loss carryforwards, which begin to expire in 2004, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Due to uncertainties regarding realizability of the deferred tax assets, the Company has provided a valuation allowance on the deferred tax asset in an amount necessary to reduce the net deferred tax asset to zero.


6.       SHORT-TERM INVESTMENTS/BORROWINGS

The Company's short-term investments consisted of short-term equity investments. The Company classifies all uninvested funds on deposit with investment managers as short-term investments. The Company reflects the related cash flows as investing cash flows in the Consolidated Statements of Cash Flows. As a result of the classification of highly liquid investments within short-term investments and short-term borrowings, a significant portion of the Company's gross short-term investment purchases and maturities disclosed as investing cash flows is related to highly liquid investments. The Company's short-term borrowings relate to equity investments purchased on margin.

At March 31, 2000, the cost of the Company's short-term investments approximated fair value.

7.       COMPREHENSIVE LOSS

Comprehensive loss is comprised of net loss and foreign currency translation adjustments. Comprehensive loss for the three months ending March 31, 2000 was $22,880,469.


8.       EQUITY

In January 2000, the Company retired 250,000 shares of Series A Participating Preferred Stock that was held in treasury.

In March 2000, in connection with a workforce reduction of seven employees, approximately $1,835,000 was recorded to Additional Paid-In Capital, representing the charge associated with the revaluation of these employee stock options.

9.       STOCK OPTIONS

  Options outstanding at January 1, 2000                      6,946,060
  Options granted during first quarter, 2000                  2,941,100
  Options exercised during first quarter, 2000                 (108,600)
  Options canceled during first quarter, 2000                (1,235,050)
                                                             ----------
  Options outstanding at March 31, 2000                       8,543,510
                                                             ==========

10.      EARNINGS (LOSS) PER SHARE ("EPS")

Basic EPS for March 31, 2000 and 1999 was calculated using 36,585,057 and 32,091,978 weighted-average shares outstanding for the three months ended March 31, 2000 and 1999, respectively. Due to the net losses incurred during the three months ended March 31, 2000 and 1999 all options and convertible preferred stock were anti-dilutive and were thus excluded from the basic and diluted earnings per share calculation.

11.      SUBSEQUENT EVENTS

On June 12, 2000 the Company established a holding company and placed its Electronic Markets Business and U.S. Equity Business in two separate operating subsidiaries.


12.      LOSS PER SHARE RESTATEMENT

Subsequent to the issuance of the Company's unaudited consolidated financial statements for the three months ended March 31, 2000 the Company's management determined that the consolidated financial statements contained an error in the determination of the number of shares included in the calculation of loss per share. Previously, the weighted average number of shares outstanding included the outstanding shares of preferred stock (Series A, Series B, Series C and Series D). However, the preferred stock has certain liquidation preferences which causes it to be materially different from the common stock and therefore should have been excluded from the calculation of the weighted average shares used in calculating the Company's basic and diluted loss per share.

The basic and diluted loss per common share, as previously reported and as restated are as follows:


                                 Three Months Ended March 31
                                     2000           1999
As previously reported             ($0.33)         ($0.29)
As restated                        ($0.62)         ($0.51)

The weighted average number of shares outstanding, as previously reported and as restated are as follows:

                                 Three Months Ended March 31
                                     2000           1999
As previously reported           68,545,051      56,581,566
As restated                      36,585,057      32,091,978

      INDEX TO EXHIBITS


         These Exhibits are numbered in accordance with the Exhibit Table of
Item 601 of Regulation S-K.

         The following documents are filed as part of this report:

                                INDEX TO EXHIBITS

These Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K:

(b)      The following documents are filed as part of this report:

EXHIBIT NO.        DESCRIPTION
-----------        -----------
2.1**              Agreement and Plan of Merger dated June 12, 2000
3.1**              Certificate of Incorporation of OptiMark Holdings
3.2**              By-Laws of OptiMark Holdings
4.1*               Specimen Common Stock Certificate
4.2*               Specimen Preferred Stock Certificate
4.3*               Series A Stock Purchase Agreement dated August 27, 1996 by and among OptiMark and the parties named therein
4.4*               Registration Rights Agreement dated August 27, 1996 by and among OptiMark and the parties names therein
4.5*               Amendment to Stock Purchase Agreement and Registration Rights
                   Agreement dated March 19, 1997 by and among OptiMark and the parties named therein
4.6*               Amendment to Stock Purchase Agreement, Stockholders Agreement
                   and Registration Rights Agreement dated May 29, 1997 by and among OptiMark and the parties named therein
4.7*               Amendment to Series A Registration Rights Agreement dated
                   January 1999 by and among OptiMark and the parties named
                   therein
4.8*               Series B Stock Purchase Agreement dated December 22, 1998 by and among OptiMark and the parties named therein
4.9*               Registration Rights Agreement dated April 23, 1998 by and
                   among OptiMark and the parties named therein
4.10*              Series C Stock Purchase Agreement dated June 11, 1999 by and among OptiMark and the parties named therein
4.11*              Registration Rights Agreement dated July 26, 1999 by and
                   among OptiMark and the parties named therein
4.12*              Series D Stock Purchase Agreement dated July 30, 1999 by and between OptiMark and BancBoston Capital Inc.
4.13*              Registration Rights Agreement dated July 30, 1999 by and
                   between OptiMark and BancBoston Capital Inc.
4.14*              Registration Rights Agreement dated September 19, 1998 by and between OptiMark and The NASDAQ Stock Market, Inc.
4.15*              Amended and Restated Stockholders Agreement dated April 23,
                   1998 by and among OptiMark and the parties named therein
10.1*              Revenue Sharing Agreement dated August 27, 1996 by and
                   between OptiMark and The Pacific Exchange, Inc.
10.2*              Revenue Sharing Agreement dated December 31, 1996 by and
                   between OptiMark and the Chicago Board Options Exchange, Inc.
10.3*              PSE-OptiMark Agreement dated August 27, 1996 between OptiMark and The Pacific Exchange, Inc.

10.4*              NASDAQ/OptiMark Agreement dated September 1, 1998 by and
                   between OptiMark and The NASDAQ Stock Market, Inc.
10.5(a)*           OptiMark  1999 Stock Plan (adopted November 29, 1999)
10.5(b)**          Amendment No. 1 to the OptiMark 1999 Stock Plan
10.6*              OptiMark  Stock Option Plan (Amended & Restated January 27,
                   1999)
10.7*              Form of Stock Option Agreement (1999 Stock Plan)
10.8*              Form of Stock Option Agreement (Amended and Restated Stock
                   Option Plan)
10.9*              Form of Non-Employee Director Option Agreement
10.10*             Employment Agreement dated November 1, 1998 by and between
                   OptiMark and Phillip J. Riese
10.11*             Employment, Trade Secret and Non-Competition Agreement dated
                   August 27, 1996 by and between OptiMark and William A. Lupien
10.12*             Employment, Trade Secret and Non-Competition Agreement dated
                   August 27, 1996 by and between OptiMark and John T. Rickard
10.13*             Letter Agreement dated November 15, 1999 by and between
                   OptiMark and William F. Adiletta
10.14*             Restricted Stock Purchase Agreement dated December 1, 1998 by and between OptiMark and Phillip J. Riese
10.15*             Stock Purchase Agreement dated December 18, 1998 by and
                   between OptiMark and Phillip J. Riese
10.16*             Stock Option Agreement dated November 1, 1998 by and between
                   OptiMark and Phillip J. Riese
10.17*             Stock Option Agreement dated November 1, 1998 by and between
                   OptiMark and Phillip J. Riese
10.18+**           Services Agreement dated January 1, 1999 by and between
                   OptiMark and ISM Information Systems Management Corporation
10.19+**           OptiMark/IBM Ops Agreement dated February 2, 1999 by and
                   between OptiMark and the parties named therein
10.20+**           Agreement for Information Technology Services dated May 6,
                   1999 by and between OptiMark and IBM Canada Limited
10.21*             License Termination Agreement dated March 19, 1999 by and
                   between OptiMark and High Performance Markets, Ltd.
10.22*             Common Stock Purchase Warrant dated August 27, 1996 in favor of The Pacific Exchange, Inc.
10.23*             Common Stock Purchase Warrant dated December 31, 1996 in
                   favor of The Chicago Board Options Exchange, Inc.
10.24*             Common Stock Purchase Warrant dated April 23, 1998 in favor of Virginia Surety Company, Inc.
10.25*             Common Stock Purchase Warrant dated June 19, 1998 in favor of
                   Transamerica Business Credit Corporation
10.26*             Common Stock Purchase Warrant dated August 24, 1998 by and between OptiMark and Francis X. Egan
10.27*             NASDAQ Warrant Agreement dated September 1, 1998 by and
                   between OptiMark and The NASDAQ Stock Market, Inc.
10.28*             Common Stock Purchase Warrant dated January 27, 1999 by and between OptiMark and BIOS Group LP
10.29*             Warrant Agreement dated October 27, 1999 by and between
                   OptiMark and Knight/Trimark Group, Inc.
21.1**             Subsidiaries of OptiMark Holdings
27.1**             Financial Data Schedule

         * Previously filed as an exhibit to the Registrant's Registration Statement on Form 10 (No. 000-30527) and incorporated by reference thereto.

         ** Previously filed as an exhibit to the Registrant's Registration Statement on Form 10/A-1 (No. 000-30527) and incorporated by reference thereto.

         + Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Commission.